    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 2004
                                                     REGISTRATION NO. 333-116639
================================================================================


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                              LINCOLN PARK BANCORP
                 (Name of Small Business Issuer in Its Charter)


             FEDERAL                                         6712
 (State or Other Jurisdiction of                 (Primary Standard Industrial
 Incorporation or Organization)                   Classification Code Number)


                               (TO BE APPLIED FOR)
                                (I.R.S. Employer
                             Identification Number)

                               31 BOONTON TURNPIKE
                         LINCOLN PARK, NEW JERSEY 07035
                                 (973) 694-0330
          (Address and Telephone Number of Principal Executive Offices)

                               31 BOONTON TURNPIKE
                         LINCOLN PARK, NEW JERSEY 07035
                    (Address of Principal Place of Business)

                                  DONALD S. HOM
                               31 BOONTON TURNPIKE
                         LINCOLN PARK, NEW JERSEY 07035
                                 (973) 694-0330
            (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:
                             ROBERT I. LIPSHER, ESQ.
                                 ERIC LUSE, ESQ.
                       LUSE GORMAN POMERENK & SCHICK, P.C.
                     5335 WISCONSIN AVENUE, N.W., SUITE 400
                             WASHINGTON, D.C. 20015
                                 (202) 274-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]


                                                    CALCULATION OF REGISTRATION FEE
======================================== =================== ==================== ==================== =====================

                                                              PROPOSED MAXIMUM     PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO BE       OFFERING PRICE          AGGREGATE            AMOUNT OF
      SECURITIES TO BE REGISTERED            REGISTERED           PER SHARE          OFFERING PRICE      REGISTRATION FEE
---------------------------------------- ------------------- -------------------- -------------------- ---------------------
Common Stock, $0.01 par value per share    851,690 shares          $10.00           $8,516,900 (1)         $ 1,100 (2)
---------------------------------------- ------------------- -------------------- -------------------- ---------------------
(1)   Estimated solely for the purpose of calculating the registration fee.
(2)   Includes $950 registration fee previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              Lincoln Park Bancorp
             Proposed Holding Company for Lincoln Park Savings Bank

                         740,600 Shares of common stock


         Lincoln Park Bancorp is offering shares of its common stock for sale in connection with the reorganization of Lincoln Park Savings Bank into the mutual holding company form of ownership. On October 1, 2004, Lincoln Park Savings Bank completed its conversion from a New Jersey chartered savings and loan association under the name Lincoln Park Savings and Loan Association to a New Jersey chartered savings bank under the name Lincoln Park Savings Bank. Lincoln Park Bancorp will be the holding company for Lincoln Park Savings Bank. After the offering, 54% of Lincoln Park Bancorp's outstanding common stock will be owned by Lincoln Park Bancorp, MHC, our federally chartered mutual holding company parent. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in the common stock, but is under no obligation to do so. We expect that the common stock of Lincoln Park Bancorp will be quoted on the OTC Electronic Bulletin Board.


         We are offering 740,600 shares of the common stock on a best efforts basis. The shares being offered represent 46% of the shares of common stock of Lincoln Park Bancorp that will be outstanding following the reorganization. We must sell a minimum of 547,400 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to 851,690 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate on November__, 2004. We may extend the termination date without notice to you, until January ___, 2005, unless the Office of Thrift Supervision approves a later date, which may not be beyond November___, 2006.


         The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is 7,500 shares, and no person by himself, or with an associate or group of persons acting in concert may purchase more than 15,000 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond January ___, 2005. If the offering is extended beyond January ___, 2005, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in an account at Lincoln Park Savings Bank and will bear interest at our passbook savings rate, which is currently ____% per annum. If the offering is terminated, subscribers will have their funds returned promptly, with interest.

         Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in selling our common stock, but is not obligated to purchase any of the common stock that is being offered for sale. In addition, officers and directors may participate in the solicitation of offers to purchase common stock in reliance upon Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Subscribers will not pay any commissions to purchase shares of common stock in the offering.

    This investment involves risk, including the possible loss of principal.


              Please read the "Risk Factors" beginning on page 23.


                                OFFERING SUMMARY
                             Price: $10.00 per share


                                                              Minimum              Maximum        Adjusted Maximum
                                                       -------------------  -------------------  ------------------
Number of shares.....................................         547,400              740,600              851,690
Estimated offering expenses excluding
 underwriting commissions and expenses...............  $      425,400       $      425,400       $      425,400
Underwriting commissions and expenses (1)............  $      137,400       $      174,500       $      195,900
Net proceeds.........................................  $    4,911,200       $    6,806,100       $    7,895,700
Net proceeds per share...............................  $         8.97       $         9.19       $         9.27


-------------------------

(1) See "The Reorganization and the Stock Offering--Plan of Distribution and Marketing Arrangements" at page 136 for a discussion of Sandler & O'Neill & Partners, L.P.'s compensation for this offering.


         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither the Securities and Exchange Commission, the Commissioner of Banking and Insurance of the State of New Jersey, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                        SANDLER O'NEILL & PARTNERS, L.P.

                The date of this prospectus is October ___, 2004

                                      [MAP]

                                TABLE OF CONTENTS


SUMMARY.....................................................................   5
RISK FACTORS................................................................  23
SELECTED FINANCIAL AND OTHER DATA...........................................  30
RECENT DEVELOPMENTS.........................................................  32
FORWARD LOOKING STATEMENTS..................................................  38
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING.........................  38
OUR POLICY REGARDING DIVIDENDS..............................................  40
MARKET FOR THE COMMON STOCK.................................................  41
REGULATORY CAPITAL COMPLIANCE...............................................  42
CAPITALIZATION..............................................................  43
PRO FORMA DATA..............................................................  44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS......................................................  49
BUSINESS OF LINCOLN PARK BANCORP............................................  67
BUSINESS OF LINCOLN PARK SAVINGS............................................  67
FEDERAL AND STATE TAXATION..................................................  89
REGULATION..................................................................  91
MANAGEMENT.................................................................. 111
THE REORGANIZATION AND THE STOCK OFFERING................................... 119
RESTRICTIONS ON THE ACQUISITION OF LINCOLN PARK BANCORP AND LINCOLN
 PARK SAVINGS............................................................... 144
DESCRIPTION OF CAPITAL STOCK OF LINCOLN PARK BANCORP........................ 147
TRANSFER AGENT AND REGISTRAR................................................ 149
LEGAL AND TAX MATTERS....................................................... 149
EXPERTS..................................................................... 149
WHERE YOU CAN FIND MORE INFORMATION......................................... 149
REGISTRATION REQUIREMENTS................................................... 150
INDEX TO FINANCIAL STATEMENTS............................................... F-1

                                     SUMMARY

         The following summary explains selected information regarding the reorganization, the offering of common stock by Lincoln Park Bancorp and the business of Lincoln Park Savings Bank. The summary may not contain all the information that is important to you. For additional information, you should read this prospectus carefully, including the financial statements and the notes to the financial statements of Lincoln Park Savings and Loan Association.

The Companies

Lincoln Park Bancorp, MHC

         Upon completion of the reorganization and offering, Lincoln Park Bancorp, MHC will become the federally chartered mutual holding company parent of Lincoln Park Bancorp. Lincoln Park Bancorp, MHC is not currently an operating company and has not engaged in any business to date. Lincoln Park Bancorp, MHC will be formed upon completion of the reorganization. So long as Lincoln Park Bancorp, MHC exists, it will own a majority of the voting stock of Lincoln Park Bancorp. The executive office of Lincoln Park Bancorp, MHC, will be located at 31 Boonton Turnpike, Lincoln Park, New Jersey 07035, and its telephone number will be (973) 694-0330. Lincoln Park Bancorp, MHC will be subject to comprehensive regulation and examination by the Office of Thrift Supervision.

Lincoln Park Bancorp

         Lincoln Park Bancorp will be the mid-tier stock holding company of Lincoln Park Savings Bank upon completion of the reorganization and stock offering. Lincoln Park Bancorp is not currently an operating company. Lincoln Park Bancorp will be formed upon completion of the reorganization. Lincoln Park Bancorp will be chartered under Federal law and will own 100% of the common stock of Lincoln Park Savings Bank. The executive office of Lincoln Park Bancorp will be located at 31 Boonton Turnpike, Lincoln Park, New Jersey 07035, and its telephone number will be (973) 694-0330. Lincoln Park Bancorp will be subject to comprehensive regulation and examination by the Office of Thrift Supervision.

Lincoln Park Savings Bank

         Lincoln Park Savings Bank is a New Jersey chartered savings bank headquartered in Lincoln Park, New Jersey. Lincoln Park Savings was originally founded in 1923. In connection with the mutual holding company reorganization, Lincoln Park Savings Bank recently completed its conversion from a New Jersey chartered savings and loan association to a New Jersey chartered savings bank. Lincoln Park Savings conducts business from its main office located at 31 Boonton Turnpike in Lincoln Park, New Jersey. The telephone number at its main office is (973) 694-0330.

         At June 30, 2004, Lincoln Park Savings had total assets of $78.7 million, total deposits of $57.8 million and retained earnings of $5.3 million. Our net income for the six months ended June 30, 2004 and the year ended December 31, 2003 was $266,000 and $371,000, respectively. Our principal business activity is the origination of mortgage loans secured by one- to four-family residential real estate and consumer loans consisting primarily of home equity loans and home equity lines of credit. We also originate loans secured by multi-family and commercial real estate and, to a lesser extent, construction loans. We also invest in mortgage-backed and investment securities. We offer a variety of deposit accounts, including demand deposits, savings and club accounts and certificates of deposit. We emphasize personal and efficient service for our customers. Lincoln Park Savings is subject to comprehensive regulation and examination by the Commissioner of Banking and Insurance of the State of New Jersey and the Federal Deposit Insurance Corporation, and we are a member of the Federal Home Loan Bank system.

Our Reorganization into a Mutual Holding Company and the Stock Offering

         We do not have stockholders in our current mutual form of ownership. Our depositors currently have the right to vote on certain matters such as the mutual holding company reorganization. The reorganization is a series of transactions by which we will convert our corporate structure from our current status as a mutual savings institution to the mutual holding company form of ownership. Following the reorganization, Lincoln Park Savings will become a New Jersey stock savings bank subsidiary of Lincoln Park Bancorp. Lincoln Park Bancorp will be a majority-owned subsidiary of Lincoln Park Bancorp, MHC. Our depositors will continue to have the same liquidation and other rights in Lincoln Park Bancorp, MHC as they have in Lincoln Park Savings Bank. As a New Jersey stock savings bank, we will continue to be subject to the regulation and supervision of the Commissioner of Banking and Insurance of the State of New Jersey and the Federal Deposit Insurance Corporation. Upon consummation of the reorganization and offering, Lincoln Park Bancorp, MHC and Lincoln Park Bancorp will be registered with the Office of Thrift Supervision as savings and loan holding companies, and will be subject to Office of Thrift Supervision regulations, supervision and reporting requirements.


         As part of the stock offering, we are offering between 547,400 and 740,600 shares of Lincoln Park Bancorp common stock. The purchase price will be $10.00 per share. All investors will pay the same price per share in the offering. We may increase the amount of stock to be sold to 851,690 shares without any further notice to you.


         The primary reasons for our decision to reorganize into a mutual holding company and conduct the offering are to establish an organizational structure that will enable us to (1) compete more effectively in the financial services marketplace, (2) offer our depositors, employees, management and directors an equity ownership interest in Lincoln Park Bancorp and thereby obtain an economic interest in its future success, and (3) increase our capital to support future growth and profitability. Our new structure will permit us to issue capital stock, which is a source of capital not available to a mutual savings bank.

         The reorganization and the capital raised in the offering are expected to:

         o increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

         o    support the introduction of new financial products and services;

         o increase our capital base and allow us to grow and enhance our profitability; and

         o improve our ability to manage capital, including paying cash dividends and repurchasing shares of our common stock.

The reorganization and offering also will allow us to establish stock benefit plans for management and employees which will permit us to attract and retain qualified personnel.

         Unlike a standard conversion transaction in which all of the common stock issued by the converting savings institution is sold to the public, in a mutual holding company reorganization only a minority of the converting institution's stock is sold to the public. A majority of the outstanding common stock must be held by the mutual holding company. Consequently, the shares that we are permitted to sell in the offering represent a minority of our outstanding shares. Based on these restrictions, our board of directors has decided to offer 46% of our outstanding shares of common stock for sale in the offering, and 54% of our shares will be retained by Lincoln Park Bancorp, MHC.

         The following chart shows our corporate structure following the reorganization and offering:

-------------------------------------------------------------
    Lincoln Park Bancorp, MHC         Public Stockholders
-------------------------------------------------------------

              54%                           46%
              of                            of
            common                        common
            stock                         stock
-------------------------------------------------------------

                    Lincoln Park Bancorp

-------------------------------------------------------------

                    100% of common stock
-------------------------------------------------------------

                 Lincoln Park Savings Bank

-------------------------------------------------------------

Business Strategy

         Our business strategy is to grow and improve our profitability by:

            o Emphasizing one- to four-family residential real estate lending, while continuing to originate multi-family and commercial real estate loans and consumer loans;

            o  Increasing our assets and deposits;

            o Utilizing effective asset/liability management to improve our profitability while managing our interest rate risk;

            o  Offering new products and services to our customers; and

            o  Maintaining high asset quality.

A full description of our products and services begins on page 67 of this prospectus.

Terms of the Offering


         We are offering between 547,400 and 740,600 shares of common stock of Lincoln Park Bancorp to qualified depositors, tax-qualified employee plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the offering may increase by up to 15%, to 851,690 shares, as a result of regulatory considerations, strong demand for the shares of common stock in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless the pro forma market value of Lincoln Park Bancorp decreases below $11,900,000 or increases above $18,515,000, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. Sandler O'Neill & Partners, L.P., our marketing advisor in connection with the reorganization and offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering.


Persons Who May Order Stock in the Offering

We are offering the shares of common stock of Lincoln Park Bancorp in a "subscription offering" in the following descending order of priority:

         (1) Depositors who had accounts at Lincoln Park Savings with aggregate balances of at least $50 on March 31, 2003;

         (2) The tax-qualified employee benefit plans of Lincoln Park Savings (including our employee stock ownership plan);

         (3) Depositors who had accounts at Lincoln Park Savings with aggregate balances of at least $50 on September 30, 2004; and

         (4) Depositors of Lincoln Park Savings on ____________, 2004 who do not already have subscription rights in the above priorities.

         If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the Borough of Lincoln Park, Pequannock Township, Montville Township and Wayne Township, New Jersey will have a purchase preference in any community offering. Shares also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O'Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering and the syndicated community offering.


How We Determined to Offer Between 547,400 Shares and 740,600 Shares and the $10.00 Price Per Share

         The decision to offer between 547,400 shares and 740,600 shares, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by RP Financial, LC., a firm experienced in appraisals of financial institutions. RP Financial, LC. is of the opinion that as of October 15, 2004, the estimated pro forma market value of the common stock of Lincoln Park Bancorp on a fully converted basis was between $11,900,000 and $16,100,000, with a midpoint of $14,000,000. The pro forma market value takes into account

Lincoln Park Bancorp's historical financial data, including its assets, equity and earnings and adjusts these for the impact of the capital raised in the offering.

         In accordance with the regulations and policies of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Commissioner of Banking and Insurance of the State of New Jersey, the offering range is based upon the appraised pro forma market value of our common stock, as determined on the basis of an independent valuation. We retained RP Financial to provide us with such valuation. Our Board of Directors carefully reviewed the information contained in the appraisal prepared by RP Financial, including the price-to-earnings and price-to-book information summarized in the tables on the following pages, and approved the appraisal of RP Financial and the 46% minority stock issuance.

         In preparing its appraisal, RP Financial, LC. considered the information contained in this prospectus, including Lincoln Park Savings' consolidated financial statements. RP Financial, LC. also considered the following factors, among others:

         o the present and projected operating results and financial condition of Lincoln Park Bancorp and Lincoln Park Savings, and the economic and demographic conditions in Lincoln Park Savings' existing marketing areas;

         o certain historical, financial and other information relating to Lincoln Park Savings;

         o a comparative evaluation of the operating and financial statistics of Lincoln Park Savings with those of other similarly situated publicly traded thrifts and mutual holding companies;

         o    the aggregate size of the common stock offering;

         o the impact of the stock offering on Lincoln Park Bancorp's consolidated net worth and earnings potential; and

         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

         In reviewing the appraisal prepared by RP Financial, LC., the board of directors considered the methodologies and the appropriateness of the assumptions used by RP Financial, LC. in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.


         The board of directors determined that the common stock should be sold at $10.00 per share and that 46% of the shares of Lincoln Park Bancorp common stock should be offered for sale in the offering, and 54% should be held by Lincoln Park Bancorp, MHC. Based on the estimated valuation range and the purchase price, the number of shares of Lincoln Park Bancorp common stock that will be outstanding upon completion of the stock offering will range from 1,190,000 to 1,610,000, and the number of shares of Lincoln Park Bancorp common stock that will be sold in the stock offering will range from 547,400 shares to 740,600 shares, with a midpoint of 644,000 shares. The number of shares that Lincoln Park Bancorp, MHC will own after the offering will range from 642,600 to 869,400. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and the Commissioner of Banking and Insurance of the State of New Jersey, as applicable, or if necessitated by subsequent developments in the financial condition of Lincoln Park Savings or market conditions generally, or if permitted, to fill the order of the employee stock ownership plan. We may be required to increase the amount of common stock offered for sale by up to 15%, up to a total of 851,690 shares.

         The appraisal will be updated before we complete the reorganization and stock offering. If the pro forma market value of the common stock at that time is either below $11,900,000 or above $18,515,000, then Lincoln Park Bancorp, after consulting with the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Commissioner of Banking and Insurance of the State of New Jersey, as applicable, may terminate the plan of reorganization and return all funds promptly; extend or hold a new subscription or community offering, or both; establish a new offering range and commence a resolicitation of subscribers; or take such other actions as may be permitted by regulatory authorities. Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order.


         Two measures investors use to analyze an issuer's stock are the ratio of the offering price to the issuer's book value and the ratio of the offering price to the issuer's annual net income. RP Financial, LC. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The following table presents the ratio of the offering price to Lincoln Park Bancorp's pro forma book value and earnings per share for the periods indicated. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.


                                                       At and For the Six Months Ended June 30, 2004
                                                ----------------------------------------------------------
                                                   547,400        644,000        740,600        851,690
                                                 Shares Sold    Shares Sold    Shares Sold    Shares Sold
                                                  at $10.00      at $10.00      at $10.00      at $10.00
                                                  Per Share      Per Share      Per Share      Per Share
                                                -------------  -------------  -------------  -------------

Pro forma price to book value ratio.............   122.40%        132.28%        140.45%        148.59%
                                                   ======         ======         ======         ======
Pro forma price to earnings ratio...............    20.83x         25.00x         27.78x         31.25x
                                                   ======         ======         ======         ======



                                                        At and For the Year Ended December 31, 2003
                                                 ----------------------------------------------------------
                                                    547,400        644,000        740,600        851,690
                                                  Shares Sold    Shares Sold    Shares Sold    Shares Sold
                                                   at $10.00      at $10.00      at $10.00      at $10.00
                                                   Per Share      Per Share      Per Share      Per Share
                                                 -------------  -------------  -------------  -------------

Pro forma price to book value ratio.............    125.16%        134.95%        143.27%        151.29%
                                                    ======         ======         ======         ======
Pro forma price to earnings ratio...............     29.41x         34.48x         40.00x         45.45x
                                                    ======         ======         ======         ======


         RP Financial has advised Lincoln Park Bancorp that the appraisal was prepared in conformance with the regulatory appraisal methodology. That methodology requires a valuation based on an analysis of the trading prices of comparable public mutual holding companies whose stock have traded for at least one year prior to the valuation date. Companies which have been traded in the public markets for at least one year are employed for valuation purposes as they have a history of trading which investors can readily identify, have track records of operating as public companies, and have had the benefit of reinvestment of their offering proceeds for a full one year period. For these reasons, the view of management of Lincoln Park Bancorp and RP Financial is consistent with regulatory guidelines that seasoned public companies form the most reliable basis for the valuation of a new issue. Consistent with regulatory guidelines, RP Financial's updated appraisal was based on the trading prices of a peer group of seasoned mutual holding company institutions that have at least one year of trading history.

         The peer group analysis conducted by RP Financial included a total of 10 publicly-traded mutual holding companies with total assets of less than $1.0 billion. The analysis of comparable publicly-traded institutions included an evaluation of the average and median price-to-earnings, price-to-book value and price-to-tangible book value ratios indicated by the market prices of the peer companies.


         The following tables present a summary of selected pricing ratios from the appraisal for the peer group companies and the resulting pricing ratios for Lincoln Park Bancorp. The first table reflects the ratios for Lincoln Park Bancorp and the peer group adjusted to their fully converted equivalent basis (i.e., the pro forma market value of Lincoln Park Bancorp assuming that 100% of the shares of Lincoln Park Bancorp were sold in a public offering) while the second table reflects the pricing ratios on a reported basis for the peer group and a pro forma reported basis for Lincoln Park Bancorp.

         Compared to the average reported pricing ratios of the peer group, Lincoln Park Bancorp's pro forma reported pricing ratios at the maximum of the offering range indicates a discount of 10% on a price-to-earnings basis and a discount of 37% on a price-to-book basis. At the minimum and maximum of the valuation range a share of common stock is priced at 23.69 times and 31.41 times Lincoln Park Bancorp's earnings. By comparison, the peer group companies traded on average at 34.99 times earnings as of October 15, 2004. The median trading price of the peer group common stock was at 40.28 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 122.40% and 140.45%, respectively, of Lincoln Park Bancorp's pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of October 15, 2004 averaged 224.37% on a reported basis. As of October 15, 2004, the median trading price of peer group companies was 202.43% of the book value of these companies.

         Compared to the average fully converted pricing ratios of the peer group, Lincoln Park Bancorp's pro forma fully converted pricing ratios at the maximum of the offering range indicates a discount of 7% on a price-to-earnings basis and a discount of 17% on a price-to-book basis. At the minimum and maximum of the valuation range a share of common stock is priced at 22.20 times and
28.95 times Lincoln Park Bancorp's earnings. By comparison, the peer group companies traded on average at 31.03 times earnings as of October 15, 2004. The median trading price of the peer group common stock was at 32.83 times earnings. At the minimum and maximum of the valuation range, the common stock is valued at 76.87% and 84.33%, respectively, of Lincoln Park Bancorp's pro forma book value. This represents a discount to the average trading price to book value of peer group companies, which as of October 15, 2004 averaged 101.64% on a pro forma fully converted basis. As of October 15, 2004, the median trading price of peer group companies was 100.59% of the book value of these companies.

                                                    Pro Forma Reported        Pro Forma Reported
                                                         Price to                Price to Book
                                                  Earnings Multiple (1)           Value Ratio
                                                  ---------------------           -----------
Lincoln Park Bancorp
Maximum                                                   31.41x                   140.45%
Minimum                                                   23.69                    122.40

Valuation of peer group companies
as of October 15, 2004
Averages                                                  34.99x                   224.37%
Medians                                                   40.28                    202.43



                                                     Fully Converted           Fully Converted
                                                   Equivalent Pro Forma      Equivalent Pro Forma
                                                        Price to                Price to Book
                                                 Earnings Multiple (1)(2)      Value Ratio (2)
                                                 ------------------------      ---------------
Lincoln Park Bancorp
Maximum                                                   28.95x                    84.33%
Minimum                                                   22.20                     76.87

Valuation of peer group companies
as of October 15, 2004
Averages                                                  31.03x                   101.64%
Medians                                                   32.83                    100.59



(1) Price-to-earnings multiples as presented in the appraisal report are based upon pro forma earnings for the twelve months ended June 30, 2004.
(2) The fully converted calculations are imputed based upon the assumptions noted below.


         The price to book value ratios are higher on a reported basis than on a fully converted basis for both Lincoln Park Bancorp and the peer group as the gross proceeds pursuant to the minority stock offering reflect the sale of a minority ownership interest to the public (46% for Lincoln Park Bancorp and varying minority ownership ratios for the peer group) rather than all the shares as is the case with a full stock conversion, resulting in a higher pro forma book value per share.

         It is customary that stock offerings of newly converting savings institutions are offered at some discount to their pro forma book value per share. This is due in part to the fact that federal regulations require that the shares be offered and sold at their independently appraised fair value and that such institutions usually already have significant equity.


         RP Financial's calculation of the fully-converted pricing multiples for the peer group companies assumed the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of the October 15, 2004 valuation date. The pro forma fully-converted calculation for the peer group assumed that 8.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over ten years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 2.0% of the gross proceeds raised on the sale of the mutual holding company shares. RP Financial's calculation of the fully-converted pricing multiples for Lincoln Park Bancorp assumed the pro forma impact of selling all of the shares to the public at $10.00 per share. Lincoln Park Bancorp's pro forma fully-converted calculation assumed that 4.0% of the shares sold would be purchased by an employee stock ownership plan and 4.0% of the shares sold would be purchased by a restricted stock plan. The expense of the employee stock ownership plan was assumed to be amortized over 20 years and the expense of the restricted stock plan was assumed to be amortized over five years. Offering expenses were assumed to equal 6.0% of the gross proceeds.


         The updated appraisal report of RP Financial indicated that, in comparing Lincoln Park Bancorp to the peer group, certain adjustments to their pricing multiples should be made including slight upward adjustments due to our comparatively favorable market area, a slight upward adjustment to account for favorable conditions in the new issue market and a slight downward adjustment for the expected limited liquidity of our shares.

         Additionally, RP Financial considered four recent minority stock issuances by mutual holding companies which were considered in RP Financial's updated appraisal as of October 15, 2004 in its evaluation of the new issue market. These companies were not included in the peer group of seasoned mutual holding companies forming the basis of the valuation. Instead, RP Financial advised Lincoln Park Bancorp that the after-market trading experience of these recent stock issuances provides an indication of the attractiveness to investors of stock offerings similar to that being pursued by Lincoln Park Bancorp. The four recent minority stock offerings were completed in the three months prior to October 15, 2004, and had appreciated in a range of 6.3 percent to 28.5 percent, with an average and median increase of 13.2 percent and 9.0 percent through October 15, 2004. The aftermarket trading of these four recent transactions was considered as an indication of recent market trends that might affect the stock offering and RP Financial applied a slight upward adjustment for the valuation parameter of marketing of the issue.


         The Board did not consider one valuation approach to be more important than any other, but approved the valuation upon consideration of the totality of the information included in RP Financial's report.

         The independent appraisal does not indicate market value. Do not assume or expect that Lincoln Park Bancorp's valuation as indicated above means that the common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information


         The following table presents information for all mutual holding company reorganizations with a minority stock issuance completed between January 1, 2002 and October 15, 2004. The information shows the average and median after-market performance of the trading price of minority stock issued by mutual holding companies at certain points after the completion of the minority stock issuance.

              Minority Stock Offerings by Mutual Holding Companies Closing Dates From January 1, 2002, through October 15, 2004


I. Transaction Average



                                                               Average Price Appreciation From Initial Trading Date
                                                         -------------------------------------------------------------------
                                          Initial Pro
                                         Forma Fully-
                                           Converted                                                                 All
                            Number of      Price-to-                                                            Transactions
                           Transactions  Tangible Book    One      One     Three      Six      One      Two     Through Oct.
                               (1)           Ratio        Day     Month    Months    Months    Year    Years    15, 2004 (3)
                           -------------------------------------------------------------------------------------------------

Transactions Completed
   in 2002                        4            64.4%      28.6%    29.7%     41.2%     76.5%   97.8%   138.2%       88.0%
Transactions Completed
   in 2003                        2            78.8%      62.9%    65.6%     69.9%     54.0%   55.0      N/A        42.5%
Transactions Completed
   in 2004                       12            86.1%      18.8%    18.1%     21.7%     22.7%    N/A      N/A        18.8%
                           -------------------------------------------------------------------------------------------------
   Total/Weighted Average        18            80.4%      25.8%    28.2%     34.2%     45.9%   89.3%   138.2%       30.4%
   Number of
     Transactions
     Included in
     Weighted Average (2)                                   18       14        14        12       5        3          16
                           -------------------------------------------------------------------------------------------------


II. Transaction Median



                                                                Median Price Appreciation From Initial Trading Date
                                                        ---------------------------------------------------------------------
                                          Initial Pro
                                         Forma Fully-
                                           Converted                                                                 All
                            Number of      Price-to-                                                            Transactions
                           Transactions  Tangible Book    One      One     Three      Six      One      Two     Through Oct.
                               (1)           Ratio        Day     Month    Months    Months    Year    Years    15, 2004 (3)
                           -------------------------------------------------------------------------------------------------

Transactions Completed
   in 2002                        4            65.0%      26.2%    25.3%     41.4%     64.2%   67.7%    97.5%       88.0%
Transactions Completed
   in 2003                        2            78.8%      62.9%    65.6%     69.9%     55.0%    N/A      N/A        42.5%
Transactions Completed
   in 2004                       12            87.8%      18.8%    17.0%     25.0%     19.2%    N/A      N/A        15.7%
                           -------------------------------------------------------------------------------------------------
   Total/Weighted Average        18            83.1%      22.8%    24.5%     27.3%     32.5%   63.0%    97.5%       23.8%
   Number of
     Transactions
     Included in
     Weighted Average (2)                                   18       14        14        12       5        3          16
                           -------------------------------------------------------------------------------------------------


---------------------------

(1) None of the transactions contained in the table involved issuers that are part of the "peer group" of ten publicly-traded mutual holding companies employed by RP Financial in its appraisal for valuation purposes.

(2) Includes data for companies only to the extent they completed their minority stock offerings over the entire indicated time period.

(3) Includes only twelve companies and excludes two companies which completed second-step conversions in the intervening period.


         The Board did not consider the data shown regarding the eighteen recent minority stock offerings included in the table above to be particularly relevant to Lincoln Park Bancorp's appraisal given that the information relates to stock appreciation experienced by other companies that reorganized in somewhat different market conditions, and the limited size of the comparative data (eighteen companies). In addition, the companies may have limited similarities to Lincoln Park Bancorp with regard to the market pricing ratios at which the respective offerings were closed and trading initiated. There are also potential differences in regards to the market areas in which Lincoln Park Bancorp competes, earnings quality, business strategies and growth potential, among other factors. Finally, the mutual holding company offering amounts, as a percent of the total shares issued in these other offerings is, on average, different from that of Lincoln Park Bancorp's offering, and therefore such data is not directly comparable. These differences could have a negative effect on our stock price performance.

         This table is not intended to be indicative of how our stock may perform. Stock appreciation is affected by many factors, including, but not limited to, the factors set forth below. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the "Risk Factors" beginning on page 23.


         The independent appraisal will be updated before we complete the stock offering. Any changes in the appraisal would be subject to approval by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the Commissioner of Banking and Insurance of the State of New Jersey, as applicable.


         Data presented in the table was calculated on a small sample. The data, therefore, may not be meaningful for investors. For example, since January 1, 2002, until October 15, 2004, only 18 minority stock issuances were completed. While stock prices of reorganizing institutions have, on average, increased for the periods presented, there can be no assurance that our stock price will appreciate the same amount, if at all. There can also be no assurance that our stock price will not trade below $10.00 per share, as has been the case for some reorganized thrift institutions. In addition, the transactions from which the data is derived occurred primarily during a low interest rate environment, during which the market for financial institutions typically increases. If interest rates rise, our net interest income and the value of our assets likely would be reduced, negatively affecting our stock price. See "Risk Factors-Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition."


         The increase in any particular company's stock price is subject to various factors, including the amount of proceeds a company raises (see "Risk Factors - Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock."), the quality of management and management's ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, the interest rate environment, the market for financial institutions and merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily in the control of management.

Lincoln Park Bancorp Does Not Initially Intend to Pay Cash Dividends on its Common Stock

         We do not initially intend to pay dividends on the common stock. Any future payment of dividends will depend upon the board of directors' consideration of a number of factors, including the amount of net proceeds retained by us in the offering, investment opportunities available to us, capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. No assurances can be given that any dividends will be paid, or that if paid, they will not be reduced or eliminated in future periods.

Limits on Your Purchase of Shares of Common Stock

         The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $75,000 (7,500 shares of common stock). If any of the following persons purchase shares of common stock, their purchases when combined with your purchases cannot exceed $150,000 (15,000 shares):

         o your spouse, or relatives of you or your spouse living in your house;

         o companies, trusts or other entities in which you have an interest or hold a position; or

         o    other persons who may be acting together with you.

         A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption "The Reorganization and the Stock Offering--Limitations on Purchase of Shares."


         Subject to applicable regulatory approval, we may increase or decrease the purchase limitations in the offering at any time. Our employee stock ownership plan is authorized to purchase up to 8% of the shares sold in the offering without regard to these purchase limitations, although it is expected that our employee stock ownership plan will purchase 4% of the shares sold in the offering. Therefore, our employee stock ownership plan expects to purchase up to 21,896 and 29,624 shares of common stock, respectively, at the minimum and maximum of the offering range.


How You May Pay for Your Shares

         In the subscription offering and the community offering you may pay for your shares only by:

         (1)  personal check, bank check or money order; or

         (2) authorizing us to withdraw money from your deposit account(s) maintained with Lincoln Park Savings.

         If you wish to use your Lincoln Park Savings individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Lincoln Park Savings. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible. Also, please be aware that Lincoln Park Savings is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

         You can subscribe for shares of common stock in the offering by delivering to Lincoln Park Savings a signed and completed original stock order form, together with full payment, provided we receive the stock order form before the end of the offering. Funds received during the offering will be held in a segregated account at Lincoln Park Savings, or at our discretion, another insured depository institution. We will pay interest at Lincoln Park Savings' passbook rate from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at Lincoln Park Savings for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Lincoln Park Savings must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

You May Not Sell or Transfer Your Subscription Rights

         If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified account is so registered.

Deadline for Orders of Common Stock

         If you wish to purchase shares of common stock, we must receive your properly completed stock order form, together with payment for the shares, no later than ___:___ p.m., New Jersey time, on November __, 2004, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our main office. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond January ___, 2005.

Termination of the Offering

         The subscription offering will terminate at ___:___ p.m., New Jersey time, on November __, 2004. We expect that the community offering would terminate at the same time. We may extend this expiration date without notice to you, until January ___, 2005, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond January ___, 2005, we will be required to resolicit subscriptions before proceeding with the offering. All further extensions, in the aggregate, may not last beyond November ___, 2006, which is two years after the special meeting of members of Lincoln Park Savings to be held on November ___, 2004 to vote on the Plan of Reorganization.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares


         If we do not receive orders for at least 547,400 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the offering range. Specifically, we may increase the purchase limitations and/or seek regulatory approval to extend the offering beyond the January ___, 2005 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering.

Market for the Common Stock

         We anticipate that the common stock sold in the offering will be traded and quoted on the OTC Electronic Bulletin Board. Sandler O'Neill & Partners, L.P. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Offering


         Assuming we sell 740,600 shares of common stock in the offering, and we have net proceeds of $6.8 million, we intend to distribute the net proceeds as follows:

         o $3.4 million (50% of the net proceeds) will be contributed to Lincoln Park Savings;

         o $296,000 (4.4% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of shares of common stock; and

         o    $3.1 million (45.6% of the net proceeds) will be retained by us.


         We may use the net proceeds of the offering to invest in securities, to finance the possible acquisition of other financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Lincoln Park Savings may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally, through branching or through acquisitions, and for general corporate purposes. See "How We Intend to Use the Proceeds from the Offering." Neither Lincoln Park Savings nor Lincoln Park Bancorp is considering any specific acquisition transaction at this time.

Tax Consequences of the Reorganization and the Stock Offering

         As a general matter, the reorganization and minority stock issuance will not be a taxable transaction for purposes of federal or state income taxes to Lincoln Park, MHC, Lincoln Park Bancorp, Lincoln Park Savings Bank, or persons eligible to subscribe in the subscription and community offering. Pursuant to the plan of reorganization, certain depositors of Lincoln Park Savings Bank will be granted nontransferable subscription rights to purchase shares of stock of Lincoln Park Bancorp following the reorganization. We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick P.C., that it is more likely than not that the fair market value of such subscription rights to purchase common stock is zero, and that the tax basis of Lincoln Park Bancorp common stock to its minority stockholders will be equal to the purchase price thereof. Our special counsel's opinion regarding the fair market value of subscription rights and the tax basis of Lincoln Park Bancorp common stock is based on the position that the subscription rights to purchase shares of Lincoln Park Bancorp common stock have no economic value at the time of distribution or at the time such subscription rights are exercised because the subscription rights will be granted at no cost to recipients, are non-transferable and of short duration, and will provide the recipients the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The opinion of our special counsel is not binding on the Internal Revenue Service, which has not in the past concluded that non-transferable subscription rights have value. However, such a determination is based on all the facts and circumstances. If the subscription rights are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the subscription rights, and Lincoln Park Bancorp could recognize gain on the distribution of such subscription rights.

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Programs After the Reorganization and Offering

         We intend to establish an employee stock ownership plan, and we may implement a stock option plan and a recognition and retention plan, each of which will use our shares of common stock as compensation. The board of directors of Lincoln Park Savings intends to adopt an employee stock ownership plan. The board of directors of Lincoln Park Bancorp will, at the completion of the reorganization and offering, ratify the action to make the employee stock ownership plan loan and to issue the common stock to the employee stock ownership plan. The employee stock ownership plan may purchase up to 8% of the shares sold in the offering. It is expected that our employee stock ownership plan will purchase 4% of the shares sold in the offering, unless additional purchases are required to complete the stock offering at the minimum of the offering range. Moreover, in addition to shares purchased by the employee stock ownership plan, under the plan of reorganization we may grant awards under one or more stock benefit plans, including stock option plans and recognition and retention plans, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Lincoln Park Bancorp, MHC. The recognition and retention plan and stock option plan cannot be established sooner than six months after the reorganization and offering and would require the approval of our stockholders. The number of options granted or shares awarded under any initial stock option plan or recognition and retention plan may not exceed 10% and 4%, respectively, of the shares sold in the offering, if such plans are adopted within one year from the date of completion of the offering. If adopted within one year, the stock option plan and the recognition and retention plan would be subject to such other limitations as may be imposed by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, including a potential reduction in the recognition and retention plan to 3% of the shares sold in the offering if Lincoln Park Savings' tangible capital level is not 10% or more following the offering. If the stock option plan or recognition and retention plan is adopted after one year from the date of the completion of the reorganization and offering, such plans may be permitted to grant or award a greater number of options and shares of common stock, subject to any required regulatory approval, stockholder approval and the overall limitations provided for in the plan of reorganization.

         The employee stock ownership plan and the recognition and retention plan will increase our future compensation costs, thereby reducing our earnings. The Financial Accounting Standards Board, ("FASB"), has proposed that beginning in 2005 it will require companies to expense the cost of stock options granted to officers, directors and employees. Based upon FASB's final rules for the accounting of stock options, we may have to expense the cost of stock options, and this will increase our compensation costs. Additionally, stockholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and the recognition and retention plan. See "Risk Factors--Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income" and "Management--Future Stock Benefit Plans."

         The following table summarizes the stock benefits that our officers, directors and employees may receive following the reorganization and offering, at the maximum of the offering range and assuming that we initially implement a stock option plan granting options to purchase 10% of the shares sold in the offering and a recognition and retention plan awarding shares of common stock equal to 4% of the shares sold in the offering. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of the common stock increases. For additional information assuming different market values of our common stock, see the tables below.


                                                                         Value of Benefits
                                   Individuals Eligible        % of      Based on Maximum
         Plan                      to Receive Awards       Shares Sold   of Offering Range
-------------------------------------------------------------------------------------------

Employee stock ownership plan      All employees                4%        $    296,240

Recognition and retention plan     Directors, officers          4%        $    296,240
                                   and employees

Stock option plan                  Directors, officers         10%                --(1)
                                   and employees


-----------------

(1) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant.

         The value of the shares obtained for the recognition and retention plan will be based on the price of Lincoln Park Bancorp's common stock at the time those shares are purchased or issued, which, subject to stockholder approval, cannot be implemented until at least six months after the offering. The following table presents the total value of all shares to be available for award and issuance under the recognition and retention plan, assuming 4% of the shares sold in the offering are available under the plan and further assuming the shares for the plan are purchased or issued in a range of market prices from $8.00 per share to $14.00 per share.


                                                                                              34,068 Shares Awarded
                         21,896 Shares Awarded  25,760 Shares Awarded  29,624 Shares Awarded   at Maximum of Range,
      Share Price         at Minimum of Range   at Midpoint of Range    at Maximum of Range        As Adjusted
-------------------------------------------------------------------------------------------------------------------
                                                 (Dollars in Thousands, Except Share Price)

        $ 8.00           $          175         $           206        $       237            $          273
        $10.00                      219                     258                296                       341
        $12.00                      263                     309                355                       409
        $14.00                      307                     361                415                       477
-------------------------------------------------------------------------------------------------------------------


         The following table presents the aggregate net realizable value of all options available for award and issuance assuming options to purchase 10% of the shares sold in the offering are available under the plan, assuming an exercise price of $10.00 per share and further assuming a range of values for our common stock as indicated.

                            54,740 Options         64,400 Options         74,060 Options          85,169 Options
                          Awarded at Minimum     Awarded at Midpoint     Awarded at Maximum     Awarded at Maximum
      Share Price              of Range               of Range               of Range         of Range, As Adjusted
-------------------------------------------------------------------------------------------------------------------
                                                 (Dollars in Thousands, Except Share Price)

        $ 8.00           $           --         $            --        $        --            $           --
        $10.00                       --                      --                 --                        --
        $12.00                      109                     129                148                       170
        $14.00                      219                     258                296                       341
-------------------------------------------------------------------------------------------------------------------


Once Submitted, Your Purchase Order May Not Be Revoked Unless the Offering is Terminated or Extended Beyond January ___, 2005.

         Funds that you use to purchase shares of our common stock in the offering will be held in an interest bearing account until the termination or completion of the offering, including any extension of the expiration date. Regulatory approval of the reorganization was received on October ___, 2005; however, because completion of the reorganization and offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the reorganization. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond January ___, 2005.

How You May Obtain Additional Information Regarding the Reorganization and Offering

         If you have any questions regarding the reorganization and offering, please call the Stock Information Center at (____) ____-_______, Monday through Friday between 10:00 a.m. and 4:00 p.m., New Jersey time.

Restrictions on the Acquisition of Lincoln Park Bancorp and Lincoln Park Savings

         Federal regulations, as well as provisions contained in the charter and bylaws of Lincoln Park Savings, restrict the ability of any person, firm or entity to acquire Lincoln Park Bancorp, Lincoln Park Savings, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% or 25% of the voting stock of Lincoln Park Bancorp or Lincoln Park Savings. In addition, the charter of Lincoln Park Savings includes a provision that would, for a period of five years from the completion of the stock issuance, restrict the ability of any person other than Lincoln Park Bancorp, MHC or Lincoln Park Bancorp from acquiring or offering to acquire, directly or indirectly, the beneficial ownership of more than 10% of any class of equity security of Lincoln Park Savings. Because a majority of the shares of outstanding common stock of Lincoln Park Bancorp must be owned by Lincoln Park Bancorp, MHC, any acquisition of Lincoln Park Bancorp must be approved by Lincoln Park Bancorp, MHC, and Lincoln Park Bancorp, MHC would not be required to pursue or approve a sale of Lincoln Park Bancorp even if such sale were favored by a majority of Lincoln Park Bancorp's public stockholders.

Possible Conversion of Lincoln Park Bancorp, MHC to Stock Form

         In the future, Lincoln Park Bancorp, MHC may convert from the mutual to capital stock form in a transaction commonly known as a "second-step conversion." In a second-step conversion, the eligible depositors of Lincoln Park Savings would have subscription rights to purchase common stock of Lincoln Park Bancorp or its successor, and the public stockholders of

Lincoln Park Bancorp would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted stockholding company, subject only to any adjustments, if required by federal or state law, regulation or policy, to reflect the cumulative effect of the aggregate amount of any dividends waived by Lincoln Park Bancorp, MHC and the market value of assets of Lincoln Park Bancorp, MHC (other than the common stock of Lincoln Park Bancorp). The board of directors has no current plan to undertake a second-step conversion transaction.

                                  RISK FACTORS

--------------------------------------------------------------------------------

    You should consider carefully the following risk factors in evaluating an investment in the common stock.
--------------------------------------------------------------------------------

Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition.

         Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are affected substantially by our net interest income, which is the difference between the interest income we earn on our interest-earning assets and the interest expense we pay on our interest-bearing liabilities. Changes in interest rates could have an adverse affect on our net interest income because, as a general matter, our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets. An increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income, which would have a negative effect on our profitability. In the event of an immediate and sustained 200 basis point increase in interest rates, we are projecting that our net portfolio value would decrease by approximately $2.9 million, or 33%.

         Our policy is to originate for retention in our portfolio fixed-rate mortgage loans with maturities of up to 30 years. At June 30, 2004, $37.3 million, or 71.0% of our total loan portfolio, consisted of fixed-rate mortgage loans and home equity loans with original maturities of 15 years or more. This investment in fixed rate mortgage loans exposes Lincoln Park Savings to increased levels of interest rate risk, and could result in decreased net interest income during periods of rising interest rates.

         Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2004, our available for sale securities portfolio totaled $5.0 million and had an unrealized loss of $40,000. Unrealized gains and losses on securities available for sale are reported as a separate component of equity. Decreases in the fair value of securities available for sale resulting from increases in interest rates, therefore, would have an adverse effect on stockholders' equity. For additional information, see "Business of Lincoln Park Savings--Investments." At June 30, 2004, our held to maturity securities totaled $14.9 million and had an unrealized loss of $344,000.

         We are also subject to prepayment and reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest such prepayments at rates that are comparable to the rates on existing loans or securities.

Commercial Real Estate and Consumer Loans Carry Greater Risk of Credit Loss than One-To Four-Family Residential Loans.

         Although we strive to maintain high asset quality and follow policies that are consistent with safe and sound practices of the industry, there are inherent risks associated with certain types of loans we originate. In particular, a significant portion of our loan portfolio consists of commercial real estate loans and consumer loans, consisting primarily of home equity loans and lines of credit. At June 30, 2004, commercial real estate loans totaled $2.1 million, or 4.1% of total loans, and consumer loans totaled $14.3 million, or 27.3% of total loans. Commercial real estate and consumer loans generally have greater credit risks than loans secured by first liens on one- to four-family real estate. Should the local real estate market or economy weaken, we may begin to experience higher levels of non-performing loans. For additional information see "Business of Lincoln Park Savings--Lending Activities."

Strong Competition Within Our Market Area May Limit Our Growth and
Profitability.

         Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Most of these competitors have substantially greater resources and lending limits than we have and offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our interest earning assets. For additional information see "Business of Lincoln Park Savings--Competition."

The Future Price of the Common Stock May Be Less Than the Purchase Price in the Offering.

         We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the purchase price in the offering. The final aggregate purchase price of the shares of common stock in the offering will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. In addition, Office of Thrift Supervision regulations permit mutual institutions to acquire mutual holding companies in so-called "remutualization" transactions. The possibility of such a transaction has resulted in some takeover speculation which may be reflected in the market price of mutual holding companies' common stock. The Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members. The Office of Thrift Supervision intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the Office of Thrift Supervision's concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future our per share stock price may be adversely affected.

There Will be a Limited Trading Market in Our Common Stock, Which Will Hinder Your Ability to Sell Our Common Stock and May Lower the Market Price of the Stock.

         Lincoln Park Bancorp has never issued stock and, therefore, there is no current trading market for the shares of common stock. We expect that our common stock will trade in the over the counter market with quotations available through the OTC Electronic Bulletin Board. Because of the small size of the offering, it is not likely that an active and liquid trading market in shares of our common stock will develop. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the initial purchase price of $10.00 per share even if a liquid trading market develops. This limited trading market for our common stock may reduce the market value of the common stock and make it difficult to buy or sell our shares on short notice. For additional information see "Market for the Common Stock."

If Economic Conditions Deteriorate, Our Results of Operations and Financial Condition Could Be Adversely Affected as Borrowers' Ability to Repay Loans Declines and the Value of the Collateral Securing Our Loans Decreases.

         Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral for these loans. At June 30, 2004, loans secured by real estate, including home equity loans and lines of credit, represented 99.3% of our total loans. Adverse changes in the economy also may have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. As of March 2004, the unemployment rate in Morris County, New Jersey was 3.8%, which is lower than the national average, while the unemployment rate in Passaic County was 7.1%, which is above the national average.

We Are Dependent on the Viability of the Regional Economy.

         Substantially all of our loans are to individuals and businesses located in Morris and Passaic Counties, New Jersey. Consequently, any decline in the regional economy could have an adverse impact on our earnings.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

         We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.22% of total loans at June 30, 2004, significantly lower than the 0.97% ratio for all publicly traded savings institutions. Material additions to our allowance would materially decrease our net income.

         In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Our Return on Equity Will Be Low Compared to Other Financial Institutions. This Could Negatively Affect the Trading Price of Our Common Stock.


         Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to remain below the industry average until we are able to leverage our increased equity from the offering. Our return on equity will be reduced by the capital raised in the offering, higher expenses from the costs of being a public company, and added expenses associated with our employee stock ownership plan and any recognition and retention plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may reduce the value of our common stock. For the six months ended June 30, 2004, our return on average equity was 10.19%. This compares to a return on average equity of 8.58% for all publicly traded savings institutions. Following the offering we expect our consolidated equity to increase from between $4.4 million at the minimum and $7.1 million at the adjusted maximum of the offering range. Our annualized return on average equity on a pro forma basis at the minimum and the adjusted maximum of the offering range for the six months ended June 30, 2004 was 5.69% and 4.57%, respectively.


Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income.


         We anticipate that our employee stock ownership plan will purchase 4% of the shares of common stock sold in the offering with funds borrowed from Lincoln Park Bancorp. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $218,960 at the minimum of the offering range and $340,680 at the adjusted maximum of the offering range. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.


         We also intend to adopt a recognition and retention plan and a stock option plan after the reorganization and offering. Under the plan of reorganization we are authorized to grant awards under one or more stock benefit plans, including the recognition and retention plan and stock option plan, in an amount up to 25% of the number of shares of common stock held by persons other than Lincoln Park Bancorp, MHC. The recognition and retention plan and stock option plan cannot be implemented until at least six months after the reorganization and offering, and if they are adopted within twelve months after the reorganization, they will be subject to certain Office of Thrift Supervision and Federal Deposit Insurance Corporation regulations regarding vesting, allocation of awards and size of plans, including that the stock option plan and recognition and retention plan may not exceed 10% and 4%, respectively, of the shares sold in the offering. In the event that a portion of the shares used to
(i) fund the recognition and retention plan or (ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

         We intend to adopt a stock option plan and recognition and retention plan following the reorganization and offering. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Lincoln Park Bancorp, MHC) totaling 6.1% in the event newly issued shares are used to fund stock options under the stock option plan and awards made under the recognition and retention plan in an amount equal to 10% and 4%, respectively, of the shares sold in the offering.

We Have Broad Discretion in Allocating the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Hurt Our Profits.

         Lincoln Park Bancorp intends to contribute 50% of the net proceeds from the offering to Lincoln Park Savings and retain the remainder of the net proceeds of the offering. Lincoln Park Bancorp will use a portion of the net proceeds to fund the employee stock ownership plan and may use the remaining net proceeds to pay dividends to stockholders, repurchase shares of common stock, purchase investment securities, acquire other financial services companies or for other general corporate purposes. Lincoln Park Savings may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

Persons who Purchase Stock in the Offering Will Own a Minority of Lincoln Park Bancorp's Common Stock and Will Not be Able to Exercise Voting Control Over Most Matters Put to a Vote of Stockholders.

         Public stockholders will own a minority of the outstanding shares of Lincoln Park Bancorp's common stock. As a result, stockholders other than Lincoln Park Bancorp, MHC will not be able to exercise voting control over most matters put to a vote of stockholders. Lincoln Park Bancorp, MHC, will own a majority of Lincoln Park Bancorp's common stock after the offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of stockholders. The same directors and officers who manage Lincoln Park Bancorp and Lincoln Park Savings also manage Lincoln Park Bancorp, MHC. The only matters as to which stockholders other than Lincoln Park Bancorp, MHC will be able to exercise voting control include any proposal to implement a stock recognition and retention plan or stock option plan after the completion of the offering or for a second-step stock conversion. In addition, Lincoln Park Bancorp, MHC may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

We Operate in a Highly Regulated Environment and May Be Adversely Affected by Changes in Laws and Regulations; We Recently Entered Into a Stipulation and Consent With and Paid a Civil Money Penalty To the Office of Thrift Supervision.

         We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and the New Jersey

Commissioner of Banking and Insurance of the State of New Jersey. Such regulation and supervision govern the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

         On July 30, 2004, we entered into a Stipulation and Consent to Issuance of an Order of Assessment of Civil Money Penalties with the Office of Thrift Supervision. The Stipulation was based upon findings by the Office of Thrift Supervision of certain weaknesses by Lincoln Park Savings in implementing policies and procedures relating to Bank Secrecy Act compliance. Specifically, the Office of Thrift Supervision advised that we failed to implement the independent testing component of the Bank Secrecy Act compliance program required by Office of Thrift Supervision regulations. Pursuant to the Stipulation and the related Order of Assessment of Civil Money Penalties, we paid to the Office of Thrift Supervision a penalty in the amount of $10,000. We also retained an independent accounting firm to perform a compliance consulting review. That firm has presented its report of such review to our Board of Directors, and the Board has adopted certain changes to our compliance program as recommended in the report. For additional information see "Regulation--Recent Regulatory Developments."

Dividend Waivers by Lincoln Park Bancorp, MHC - Impact on Minority Stockholders in the Event of a Conversion to Stock Form

         It has been the policy of most federally-chartered mutual holding companies to waive the receipt of dividends declared by their subsidiaries. In connection with its approval of Lincoln Park Savings' mutual holding company reorganization it is expected that the Federal Deposit Insurance Corporation will impose certain conditions on the waiver by Lincoln Park Bancorp, MHC of dividends paid by Lincoln Park Bancorp. In particular, the Federal Deposit Insurance Corporation is expected to require that the cumulative amount of waived dividends, if any, be maintained in a restricted capital account which would be added to any liquidation account established in connection with a second-step conversion of Lincoln Park Bancorp, MHC to stock form, and would not be available for distribution as dividends or otherwise to minority stockholders. The plan of reorganization also provides that if Lincoln Park Bancorp, MHC converts to stock form in the future, if required by applicable federal or state law, regulation or policy, any cash dividends waived by the mutual holding company would reduce the percentage of the converted stock holding company's shares of common stock issued to minority stockholders in connection with such a transaction. See "Regulation--Holding Company Regulation."

Our Stock Value May be Negatively Affected by Federal Regulations Restricting Takeovers and our Mutual Holding Company Structure.

         Federal Regulations Restricting Takeovers. For three years following the offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift

Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See "Restrictions on the Acquisition of Lincoln Park Bancorp and Lincoln Park Savings" on page 144 for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

         Mutual Holding Company Structure May Impede Takeovers. Lincoln Park Bancorp, MHC, as the majority stockholder of Lincoln Park Bancorp, will be able to control the outcome of virtually all matters presented to stockholders for their approval, including a proposal to acquire Lincoln Park Bancorp. Accordingly, Lincoln Park Bancorp, MHC may prevent the sale of control or merger of Lincoln Park Bancorp or its subsidiaries even if such a transaction were favored by a majority of the public stockholders of Lincoln Park Bancorp.

                        SELECTED FINANCIAL AND OTHER DATA

         The summary information presented below at or for each of the periods presented is derived in part from the financial statements of Lincoln Park Savings. The information at December 31, 2003 and 2002, and for the years then ended is derived from the audited financial statements of Lincoln Park Savings. The information at June 30, 2004 and for the six months ended June 30, 2004 and 2003 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation, consisting only of normal recurring adjustments, have been included in the information at and for the six months ended June 30, 2004 and 2003. The following information is only a summary, and should be read in conjunction with our financial statements and notes beginning on page F-1 of this prospectus.



                                                                      At December 31,
                                                   At June 30,   --------------------------
                                                      2004           2003         2002
                                                  ------------   ------------   -----------
                                                                (In Thousands)
Selected Financial Condition Data:                (Unaudited)
-----------------------------------------------
Total assets...................................   $     78,743   $     74,281   $    62,560
Loans receivable, net (1)......................         52,307         48,913        34,410
Cash and cash equivalents......................          3,833          3,082         3,561
Term deposits..................................            372          1,060         2,838
Securities available for sale..................          5,024          5,811         3,652
Securities held to maturity....................         14,865         13,507        16,378
Deposits.......................................         57,794         57,290        53,365
FHLB advances..................................         15,090         11,389         4,000
Retained earnings - substantially restricted...          5,346          5,130         4,776

---------------------

(1) Net of loans in process, allowance for loan losses and deferred loan fees.



                                                          Six Months
                                                        Ended June 30,             Years Ended December 31,
                                                ------------------------------  ------------------------------

                                                     2004            2003            2003            2002
                                                --------------  --------------  --------------  --------------

Selected Operations Data:                                                (In Thousands)
---------------------------------------------             (Unaudited)
Total interest income........................   $      1,786    $      1,592    $      3,262    $      3,230
Total interest expense.......................            635             620           1,215           1,311
                                                ------------    ------------    ------------    ------------
   Net interest income.......................          1,151             972           2,047           1,919
Provision for (recovery of) loan losses......            (13)             10              35               9
                                                ------------    ------------    ------------    ------------
Net interest income after provision for
   (recovery of) loan losses.................          1,164             962           2,012           1,910
Non-interest income..........................             58              56             156             (14)
Non-interest expenses........................            785             756           1,549           1,447
Income taxes.................................            171             104             248             173
                                                ------------    ------------    ------------    ------------
Net income...................................   $        266    $        158    $        371    $        276
                                                ============    ============    ============    ============


                                                   At or for the Six Months          At or for the Years
                                                      Ended June 30,(1)               Ended December 31,
                                                ------------------------------  ------------------------------
                                                     2004            2003            2003            2002
                                                --------------  --------------  --------------  --------------
Selected Financial Ratios and Other Data:                (Unaudited)
---------------------------------------------
Performance Ratios:
Return on average assets (2).................           0.71%             0.49%         0.55%             0.50%
Return on average retained earnings (3)......          10.19              6.55          7.53              6.13
Average retained earnings to average assets..           6.94              7.45          7.27              8.08
Net interest rate spread (4).................           3.06              3.03          3.04              3.48
Net interest margin (5)......................           3.17              3.15          3.15              3.62
Average interest-earning assets to average
   interest-bearing liabilities..............         105.83            105.83        105.77            105.75
Non-interest expense to average assets.......           2.09              2.34          2.28              2.60
Efficiency ratio (6).........................          64.93             73.54         70.31             75.96

Capital Ratios:
Tier 1 leverage ratio........................           6.81              7.12          6.88              7.58
Tier 1 risk-based ratio......................          12.69             12.93         12.53             14.33
Total risk-based capital ratio...............          12.96             13.20         12.84             14.61

Asset Quality Ratios:
Net charge-offs to average nonperforming
   assets....................................           0.00              0.00          0.00              0.00
Net charge-offs to average loans outstanding.           0.00              0.00          0.00              0.00
Allowance for loan losses to gross loans
   outstanding...............................           0.22              0.23          0.26              0.26
Nonperforming loans to total assets..........           0.11              0.27          0.48              0.41
Nonperforming assets to total assets.........           0.11              0.27          0.48              0.41

Other Data:
Number of full-service offices...............              1                 1             1                 1



(1)  Ratios for the six-month periods have been annualized.
(2)  Net income divided by average assets.
(3)  Net income divided by average retained earnings.
(4) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)  Net interest income as a percentage of interest-earning assets.
(6) The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.

                               RECENT DEVELOPMENTS

         The selected financial condition and operating data presented below as of September 30, 2004 and for the three and nine months ended September 30, 2004 and 2003, is unaudited. In the opinion of management, the unaudited selected data contains all adjustments (none of which were other than normal recurring entries) necessary for a fair presentation of the results of such periods. This information should be read in conjunction with the financial statements and notes beginning on page F-1. The selected data as of December 31, 2003, is derived from the audited financial statements of Lincoln Park Savings.




                                                         At              At
                                                   September 30,    December 31,
                                                        2004            2003
                                                   --------------  --------------
Selected Financial Condition Data:                         (In Thousands)

Total assets....................................   $     81,281    $     74,281
Loans receivable, net (1).......................         56,643          48,913
Cash and cash equivalents.......................          2,832           3,082
Term deposits...................................             80           1,060
Securities available for sale...................          4,356           5,811
Securities held to maturity.....................         14,710          13,507
Deposits........................................         58,053          57,290
FHLB advances...................................         17,265          11,389
Retained earnings - substantially restricted....          5,413           5,130



-----------------
(1)  Net of loans in process, allowance for loan losses and deferred loan fees.




                                                            Three Months                     Nine Months
                                                         Ended September 30,             Ended September 30,
                                                   ------------------------------  ------------------------------
                                                        2004            2003            2004            2003
                                                   --------------  --------------  --------------  --------------
Selected Operations Data:                                                  (In Thousands)

Total interest income...........................   $        930    $        825    $      2,716    $      2,417
Total interest expense..........................            350             293             985             913
                                                   ------------    ------------    ------------    ------------
   Net interest income..........................            580             532           1,731           1,504
Provision for loan losses.......................             24              11              11              21
                                                   ------------    ------------    ------------    ------------
Net interest income after provision for loan
   losses.......................................            556             521           1,720           1,483
Non-interest income.............................             27              29              85              85
Non-interest expenses...........................            540             389           1,325           1,145
Income taxes....................................             15              65             186             169
                                                   ------------    ------------    ------------    ------------
Net income......................................   $         28    $         96    $        294    $        254
                                                   ============    ============    ============    ============


                                                     At or for the Three Months      At or for the Nine Months
                                                       Ended September 30,(1)           Ended September 30,
                                                   ------------------------------  ------------------------------
                                                        2004            2003            2004            2003
                                                   --------------  --------------  --------------  --------------
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (2)....................           0.14%           0.55%           0.51%            0.51%
Return on average retained earnings (3).........           2.09            7.70            7.44             6.94
Average retained earnings to average assets.....           6.72            7.19            6.86             7.36
Net interest rate spread (4)....................           2.92            3.10            3.02             3.05
Net interest margin (5).........................           3.02            3.20            3.12             3.16
Average interest-earning assets to average
   interest-bearing liabilities.................         105.32          105.70          105.66           105.80
Non-interest expense to average assets..........           2.71            2.24            2.30             2.30
Efficiency ratio (6)............................          88.96           69.34           72.96            72.06

Capital Ratios:
Tier 1 leverage ratio...........................           6.64            7.09            6.64             7.09
Tier 1 risk-based ratio.........................          12.09           12.45           12.09            12.45
Total risk-based capital ratio..................          12.40           12.73           12.40            12.73

Asset Quality Ratios:
Net charge-offs to average nonperforming assets.           0.00            0.00            0.00             0.00
Net charge-offs to average loans outstanding....           0.00            0.00            0.00             0.00
Allowance for loan losses to gross loans
   outstanding..................................           0.24            0.23            0.24             0.23
Nonperforming loans to total assets.............           0.30            0.34            0.30             0.34
Nonperforming assets to total assets............           0.30            0.34            0.30             0.34

Other Data:
Number of full-service offices..................              1               1               1                1



--------------------------------------------------------------------------------
(1)  Ratios for the three and nine months have been annualized.
(2)  Net income divided by average assets.
(3)  Net income divided by average retained earnings.
(4) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(5)  Net interest income as a percentage of interest-earning assets.
(6) The efficiency ratio represents the ratio of non-interest expenses divided by the sum of net interest income and non-interest income.

Management's Discussion and Analysis of Recent Developments

Comparison of Financial Condition at September 30, 2004 and December 31, 2003

         Our total assets increased by $7.0 million, or 9.4%, to $81.3 million at September 30, 2004, from $74.3 million at December 31, 2003. During the nine months ended September 30, 2004, the level of cash and cash equivalents decreased by $250,000, or 8.1%, to $2.8 million at September 30, 2004 from $3.1 million at December 31, 2003. Term deposits decreased $980,000, or 92.5%, to $80,000 at September 30, 2004 compared to $1.1 million at December 31, 2003. The decrease in term deposits during the nine months ended September 30, 2004 resulted from maturities and calls of term deposits. Securities available for sale decreased $1.4 million, or 24.1%, to $4.4 million at September 30, 2004 compared to $5.8 million at December 31, 2003. The decrease in securities available for sale during the nine months ended September 30, 2004 resulted primarily from maturities and repayments of $1.4 million. Securities held to maturity increased $1.2 million, or 8.9%, to $14.7 million at September 30, 2004 compared to $13.5 million at December 31, 2003. During the nine months ended September 30, 2004, purchases of securities held to maturity amounted to $3.3 million, which was sufficient to offset maturities and repayments of $2.1 million. Loans receivable amounted to $56.6 million and $48.9 million at September 30, 2004 and December 31, 2003, respectively, representing an increase of $7.7 million, or 15.7%. Our increase in loans resulted primarily from increased one-to four family mortgage loan originations as borrowers continued to take advantage of low market interest rates.

         Total deposits increased $763,000, or 1.3%, to $58.1 million at September 30, 2004 from $57.3 million at December 31, 2003. Advances from the Federal Home Loan Bank of New York ("FHLB") increased $5.9 million, or 51.8%, to $17.3 million at September 30, 2004 compared to $11.4 million at December 31, 2003. The proceeds from new advances were used to fund loan originations.

         Retained earnings totaled $5.4 million and $5.1 million at September 30, 2004 and December 31, 2003, respectively, reflecting net income of $294,000 for the nine months ended September 30, 2004. Lincoln Park Savings exceeded all regulatory capital requirements.

Comparison of Operating Results for the Three Months Ended September 30, 2004 and 2003

         General. Net income decreased $68,000, or 70.8%, to $28,000 for the three months ended September 30, 2004, from $96,000 for the three months ended September 30, 2003. The decrease in net income reflects increases in provision for loan losses and non-interest expenses along with a decrease in non-interest income, sufficient to offset an increase in net interest income and a decrease in income taxes.

         Interest Income. Interest income increased $105,000, or 12.7%, to $930,000 for the three months ended September 30, 2004, from $825,000 for the three months ended September 30, 2003. The increase in interest income is due to increases of $95,000 in interest income from loans and $19,000 in interest income on securities, partially offset by a decrease of $9,000 in interest income from other interest-earning assets.

         Interest income from loans increased by $95,000, or 15.4%, to $712,000 for the three months ended September 30, 2004, from $617,000 for the three months ended September 30, 2003. The increase was due to a $9.0 million or 19.8% increase in the average balance of loans to $54.4 million in the 2004 period from $45.4 million in the 2003 period, sufficient to offset a decrease in the average yield to 5.24% in the 2004 period from 5.43% in the 2003 period. Interest income from securities, including available for sale and held to maturity, increased $19,000, or 9.8%, to $212,000 for the three months ended September 30, 2004, from $193,000 for the three months ended September 30, 2003. The increase in interest income from securities was due to an increase of $3.5 million, or 20.6%, in the average balance of securities to $20.5 million in the 2004 period from $17.0 million in the 2003 period, sufficient to offset a decrease in the average yield to 4.13% in the 2004 period from 4.55% in the 2003 period. Interest income from other interest-earning assets decreased $9,000, or 60.0%, to $6,000 for the three months ended September 30, 2004, from $15,000 for the three months ended September 30, 2003. The decrease in interest income from other interest-earning assets was due to a decline in the average yield to 1.28 % in the 2004 period from 1.46% in the 2003 period, as well as a decrease in the average balance to $1.9 million in the 2004 period from $4.1 million in the 2003 period.

         Interest Expense. Total interest expense increased $57,000, or 19.5%, to $350,000 for the three months ended September 30, 2004, from $293,000 for the three months ended September 30, 2003. The interest expense on interest-bearing deposits decreased by $6,000, or 2.5%, to $234,000 in the 2004 period compared to $240,000 in the comparable 2003 period. The decrease in interest expense on deposits resulted from a decrease in the average cost of interest-bearing deposits to 1.63% from 1.72%, reflecting the lower market interest rates. Partially offsetting this decrease was an increase in the average balance of interest-bearing deposits to $57.4 million in the 2004 period from $55.9 million in the 2003 period. The interest expense on borrowed money increased $63,000, or 118.9%, to $116,000 in the 2004 period from $53,000 in the comparable 2003 period. The increase resulted from an increase of $8.5 million in the average balance of borrowed money to $15.5 million in the 2004 period from $7.0 million in the 2003 period, partially offset by a two basis point decrease in cost of borrowed money to 2.99% in the 2004 period from 3.01% in the 2003 period.

         Net Interest Income. Net interest income increased $48,000, or 9.0%, to $580,000 for the three months ended September 30, 2004 from $532,000 for the three months ended September 30, 2003. Our interest rate spread decreased to 2.92% in the 2004 period from 3.10% in the 2003 period, reflecting a six basis point increase in the cost of our interest-bearing liabilities, along with a decline of twelve basis points in yield on interest-earning assets. Our net interest margin decreased to 3.02% in the 2004 period from 3.20% in the 2003 period. Despite the decline in both net interest spread and margin, net interest income increased due to increases in both total and net interest-earning assets.

         Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management recorded a provision for loan losses of $24,000 for the three months ended September 30, 2004, and a provision of $11,000 for the three months ended September 30, 2003. We had no charge-offs or recoveries during the three month periods ended September 30, 2004 and 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $137,000, or 0.24% of gross loans outstanding at September 30, 2004, as compared with $112,000, or 0.23% of gross loans outstanding at September 30, 2003. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

         Non-interest Income. Non-interest income decreased $2,000, or 6.9%, to $27,000 for the three months ended September 30, 2004, as compared to $29,000 for the three months ended September 30, 2003. The primary reason for the decrease in non-interest income was a decrease in miscellaneous non-interest income of $2,000.

         Non-interest Expenses. Non-interest expenses were $540,000 and $389,000 for the three months ended September 30, 2004 and 2003, respectively, representing an increase of $151,000 or 38.8%. The increase in non-interest expenses is primarily due to increases in salaries and employee benefits of $27,000 and other expenses of $134,000. Salaries and employee benefits increased $27,000 or 14.4% to $215,000 in the 2004 period from $188,000 in the 2003 period due to increased staffing and normal salary increases. The increase in other expenses reflects an increase in legal expenses of $101,000, associated with the consummation of the charter conversion of Lincoln Park Savings from a New Jersey chartered mutual savings and loan association to a New Jersey chartered mutual savings bank, the resolution of the regulatory concerns raised by the Office of Thrift Supervision regarding our Bank Secrecy Act compliance (see "Regulation--Recent Regulatory Developments") and a lawsuit filed against Lincoln Park Savings by a depositor challenging the charter conversion. In September 2004, the lawsuit was settled and dismissed with prejudice.

         Income Tax Expense. The provision for income taxes decreased to $15,000 for the three months ended September 30, 2004 from $65,000 for the three months ended September 30, 2003. The decrease in the provision for income taxes is primarily due to a decrease in income before income taxes of $118,000 to $43,000 for the three months ended September 30, 2004, as compared to $161,000 for the three months ended September 30, 2003.

Comparison of Operating Results for the Nine Months Ended September 30, 2004 and 2003

         General. Net income increased $40,000, or 15.7%, to $294,000 for the nine months ended September 30, 2004, from $254,000 for the nine months ended September 30, 2003. The increase in net income reflects an increase in net interest income along with a decrease in provision for loan losses, sufficient to offset increases in non-interest expenses and income taxes.

         Interest Income. Interest income increased $299,000, or 12.4%, to $2.7 million for the nine months ended September 30, 2004, from $2.4 million for the nine months ended September 30, 2003. The increase in interest income is due to increases of $330,000 in interest income from loans and $15,000 in interest on securities, partially offset by a decrease of $47,000 in interest income from other interest-earning assets.

         Interest income from loans increased by $331,000, or 19.3%, to $2.0 million for the nine months ended September 30, 2004, from $1.7 million for the nine months ended September 30, 2003. The increase was due to a $10.6 million, or 26.0%, increase in the average balance of loans to $51.3 million in the 2004 period from $40.7 million in the 2003 period, sufficient to offset a decrease in the average yield to 5.32% in the 2004 period from 5.62% in the 2003 period. Interest income from securities, including available for sale and held to maturity securities, increased $15,000, or 2.4%, to $647,000 for the nine months ended September 30, 2004, from $632,000 for the nine months ended September 30, 2003. The increase in interest income from securities was due to an increase of $2.8 million, or 15.9%, in the average balance of securities to $20.4 million in the 2004 period and $17.6 million in the 2003 period, sufficient to offset a decrease in the average yield to 4.23% in the 2004 period from 4.79% in the 2003 period. Interest income from other interest-earning assets decreased $47,000, or 69.1% to $21,000 for the nine months ended September 30, 2004, from $68,000 for the nine months ended September 30, 2003. The decrease in interest income from other interest-earning assets was due to a decline in the average yield to 1.19 % in the 2004 period from 1.79% in the 2003 period, as well as a decrease in the average balance to $2.3 million in the 2004 period from $5.1 million in the 2003 period.

         Interest Expense. Total interest expense increased $72,000, or 7.9%, to $985,000 for the nine months ended September 30, 2004, from $913,000 for the nine months ended September 30, 2003. The interest expense on interest-bearing deposits decreased by $76,000, or 10.1%, to $680,000 in the 2004 period when compared with $756,000 in the comparable 2003 period. The decrease in interest expense resulted from a decrease in the average cost of interest-bearing deposits to 1.61% in the 2004 period from 1.85% in the 2003 period, reflecting the lower market interest rates. Partially offsetting this decrease was an increase in the average balance of interest-bearing deposits to $56.3 million in the 2004 period from $54.5 million in the 2003 period. The interest expense on borrowed money increased $148,000, or 94.3%, to $305,000 in the 2004 period from $157,000 in the comparable 2003 period. The increase resulted from an increase of $8.4 million in the average balance of borrowed money to $13.8 million in the 2004 period from $5.4 million in the 2003 period, partially offset by a ninety-four basis point decrease in the cost of borrowed money to 2.95% in the 2004 period from 3.89% in the 2003 period.

         Net Interest Income. Net interest income increased $227,000, or 15.1%, to $1.7 million for the nine months ended September 30, 2004 from $1.5 million for the nine months ended September 30, 2003. Our interest rate spread decreased to 3.02% in the 2004 period from 3.05% in the 2003 period, reflecting a decline of nineteen basis points in the yield on interest-earning assets, partially offset by a decrease of sixteen basis points in the cost of our interest-bearing liabilities. Our net interest margin decreased to 3.12% in the 2004 period from 3.16% in the 2003 period.

         Provision for Loan Losses. Management recorded a provision for loan losses of $11,000 for the nine months ended September 30, 2004, and a provision of $21,000 for the nine months ended September 30, 2003. We had no charge-offs or recoveries during the nine-month periods ended September 30, 2004 and 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $137,000, or 0.24% of gross loans outstanding at September 30, 2004, as compared with $112,000, or 0.23% of gross loans outstanding at September 30, 2003. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

         Non-interest Income. Non-interest income remained unchanged at $85,000 for the nine months ended September 30, 2004 and 2003.

         Non-interest Expenses. Non-interest expenses were $1.3 million and $1.1 million for the nine months ended September 30, 2004 and 2003, respectively, representing an increase of $180,000 or 15.7%. The increase in non-interest expenses was primarily due to increases in salaries and employee benefits of $63,000 and other expenses of $140,000. The increase in the salaries and employee benefits of $63,000 or 11.4%, to $617,000 in the 2004 period from $554,000 in the 2003 period, was the result of increased staffing and normal salary increases. The increase in other expenses reflects an increase in legal expenses of $100,000 associated with the charter conversion, the resolution of the regulatory concerns raised by the Office of Thrift Supervision regarding the Bank Secrecy Act and the lawsuit discussed above.

         Income Tax Expense. The provision for income taxes increased to $186,000 for the nine months ended September 30, 2004 from $169,000 for the nine months ended September 30, 2003. The increase in the provision for income taxes is primarily due to an increase in income before income taxes of $57,000 to $480,000 for the nine months ended September 30, 2004, as compared to $423,000 for the nine months ended September 30, 2003.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

         o    statements of our goals, intentions and expectations;

         o statements regarding our business plans and prospects and growth and operating strategies;

         o statements regarding the asset quality of our loan and investment portfolios; and

         o    estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

         o significantly increased competition among depository and other financial institutions;

         o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

         o general economic conditions, either nationally or in our market areas, that are worse than expected;

         o    adverse changes in the securities markets;

         o legislative or regulatory changes that adversely affect our business;

         o our ability to enter new markets successfully and take advantage of growth opportunities;

         o    changes in consumer spending, borrowing and savings habits;

         o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

         o    changes in our organization, compensation and benefit plans.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page 23.


               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING


         Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $4.9 million and $6.8 million, or $7.9 million if the offering is increased by 15%.

         Lincoln Park Bancorp intends to distribute the net proceeds from the offering as follows:


                                             Minimum               Midpoint             Maximum           Adjusted Maximum
                                      --------------------  --------------------  --------------------  --------------------
                                                Percent of            Percent of            Percent of            Percent of
                                                   Net                   Net                   Net                   Net
                                       Amount    Proceeds    Amount    Proceeds    Amount    Proceeds    Amount    Proceeds
                                      --------  ----------  --------  ----------  --------  ----------  --------  ----------
                                                                    (Dollars in Thousands)

Offering proceeds...................  $  5,474     111.5%   $  6,440    109.9%    $  7,406     108.8%    $  8,517      107.9%
Less: offering expenses.............       563      11.5         581      9.9          600       8.8          621        7.9
                                      --------     -----    --------    -----     --------     -----     --------      -----
Net offering proceeds...............     4,911     100.0%      5,859    100.0%       6,806     100.0%       7,896      100.0%
Less:
   Proceeds contributed to Lincoln
    Park Savings....................     2,456      50.0%      2,930     50.0%       3,403      50.0%       3,948       50.0%
   Proceeds used for loan to
    employee stock ownership plan...       219       4.5%        258      4.4%         296       4.4%         341        4.3%
                                      --------     -----    --------    -----     --------     -----     --------      -----
Proceeds retained by Lincoln Park
 Bancorp............................  $  2,237      45.5%   $  2,672     45.6%    $  3,107      45.6%    $  3,607       45.7%
                                      ========              ========              ========               ========


         The net proceeds may vary because total expenses relating to the reorganization and offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Lincoln Park Savings' deposits. In all instances, Lincoln Park Savings will receive at least 50% of the net proceeds of the offering.

         We are undertaking the reorganization and offering at this time in order to increase our capital and have the capital resources available to expand and diversify our business. We have pursued a strategy of managed growth in recent years, as a result of which our assets have increased from $62.6 million at December 31, 2002 to $78.7 million at June 30, 2004, our net loans receivable have increased from $34.4 million at December 31, 2002 to $52.3 million at June 30, 2004, and our Tier 1 leverage ratio has decreased from 7.58% at December 31, 2002 to 6.81% at June 30, 2004. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Strategy." The offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to diversify operations and expand the products and services we offer to our customers, such as originating larger loans than we have in the past and offering new products such as commercial business lines of credit.

Lincoln Park Bancorp may use the proceeds it retains from the offering:

         o    to invest in securities;

         o    to repurchase its shares of common stock;

         o to pay dividends to our stockholders, although we do not initially intend to pay cash dividends;

         o    to make future capital contributions to Lincoln Park Savings;

         o to finance the acquisition of branches or other financial services businesses, although no specific transactions are being considered at this time; and

         o    for general corporate purposes.

         Under current Office of Thrift Supervision and Federal Deposit Insurance Corporation regulations, we may not repurchase shares of our common stock during the first year following the reorganization and offering, except when extraordinary circumstances exist and with prior regulatory approval.

Lincoln Park Savings may use the proceeds it receives from the offering:

         o to fund new loans, including one- to four-family mortgage loans, commercial real estate loans and consumer loans;

         o    to support new products and services;

         o    to invest in securities;

         o to expand its retail banking franchise, by establishing or acquiring branches or by acquiring other financial services companies, although no transactions are specifically being considered at this time; and

         o    for general corporate purposes.

         The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions.

                         OUR POLICY REGARDING DIVIDENDS

         We do not initially intend to pay dividends on the shares of common stock. Any future payment of dividends will depend upon a number of factors, including the amount of net proceeds retained by us following the offering, investment opportunities available to us, regulatory capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.

         We cannot assure you that we will pay dividends, or that if paid, we will not reduce or eliminate dividends in the future.

         If Lincoln Park Bancorp pays dividends to its stockholders, it also will be required to pay dividends to Lincoln Park Bancorp, MHC, unless Lincoln Park Bancorp, MHC elects to waive the receipt of dividends. We anticipate that Lincoln Park Bancorp, MHC will waive dividends paid by Lincoln Park Bancorp. Any decision to waive dividends will be subject to Office of Thrift Supervision approval. In connection with its approval of Lincoln Park Savings' mutual holding company reorganization, it is expected that the Federal Deposit Insurance Corporation will require that the cumulative amount of any dividends waived by Lincoln Park Bancorp, MHC be maintained in a restricted capital account which would not be available for distribution as a dividend or otherwise to minority stockholders. In addition, the cumulative amount of waived dividends may result in a reduction or dilution of the ownership interest of minority stockholders in the event of a second-step conversion to reflect the benefit of any waived dividends to minority stockholders. Any conditions on the waiver of dividends imposed by the Federal Deposit Insurance Corporation would apply to Lincoln Park Bancorp for so long as Lincoln Park Savings remains a state-chartered savings bank subsidiary of Lincoln Park Bancorp, MHC. See "Regulation - Holding Company Regulation." Under Office of Thrift Supervision regulations, public stockholders would not be diluted for any dividends waived by Lincoln Park Bancorp, MHC in the event Lincoln Park Bancorp, MHC converts to stock form.

         Dividends from Lincoln Park Bancorp will depend, in large part, upon receipt of dividends from Lincoln Park Savings, because Lincoln Park Bancorp initially will have no source of income other than dividends from Lincoln Park Savings, earnings from the investment of proceeds it retains from the sale of shares of common stock, and interest payments with respect to Lincoln Park Bancorp's loan to the employee stock ownership plan. Lincoln Park Savings will not be permitted to pay cash dividends to Lincoln Park Bancorp, if its surplus and reserves would thereby be reduced below the amount required by applicable regulatory capital requirements. See "Regulation--Federal Banking Regulation--Capital Requirements." Under New Jersey law, Lincoln Park Savings may not pay a cash dividend unless, after the payment of such dividend, its capital stock will not be impaired and either it will have a statutory surplus of not less than 50% of its capital stock, or the payment of such dividend will not reduce its statutory surplus. Lincoln Park Savings' certificate of incorporation requires a capital surplus of $150,000, which is unavailable for the payment of dividends. Lincoln Park Bancorp, however, will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends.

         Additionally, we have committed to the Office of Thrift Supervision that during the one-year period following the completion of the reorganization and offering, we will not take any action to declare an extraordinary dividend to our stockholders that would be treated by such stockholders as a tax-free return of capital for federal income tax purposes, without prior approval of the Office of Thrift Supervision.

                           MARKET FOR THE COMMON STOCK

     Lincoln Park Bancorp is a newly formed company and has never issued capital stock. Lincoln Park Savings, as a mutual institution, has never issued capital stock. Lincoln Park Bancorp anticipates that its common stock will be traded on the OTC Electronic Bulletin Board. Sandler O'Neill & Partners, L. P. has indicated its intention to make a market in our common stock. This may include the solicitation of potential buyers and sellers in order to match buy and sell orders. However, Sandler O'Neill & Partners, L. P. will not be subject to any obligation with respect to these efforts.

         The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the shares of common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share.

                          REGULATORY CAPITAL COMPLIANCE


         At June 30, 2004, Lincoln Park Savings exceeded all regulatory capital requirements. The following table sets forth our compliance, as of June 30, 2004, with the regulatory capital standards of the Federal Deposit Insurance Corporation, on a historical and pro forma basis assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, and Lincoln Park Savings received the estimated net proceeds after adjustment for stock benefit plans and the capitalization of Lincoln Park Bancorp, MHC, less 50% of the net proceeds retained by Lincoln Park Bancorp. Accordingly, proceeds received by Lincoln Park Savings have been assumed to equal $2,456,000, $2,930,000, $3,403,000 and $3,948,000 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see "Supervision and Regulation--Federal Banking Regulation--Capital Requirements."



                                                    Pro Forma at June 30, 2004, Based Upon the Sale of
                             --------------------------------------------------------------------------------------------------
                                                                                                               851,690 Shares
                                                   547,400 Shares      644,000 Shares    740,600 Shares at      at Adjusted
                               Historical at       at Minimum of       at Midpoint of       Maximum of           Maximum of
                               June 30, 2004       Offering Range      Offering Range     Offering Range     Offering Range (1)
                             ------------------  ------------------  ------------------  ------------------   -----------------
                                       Percent             Percent            Percent             Percent             Percent
                                         of                  of                 of                  of                  of
                             Amount   Assets(2)  Amount   Assets(2)  Amount   Assets(2)  Amount   Assets(2)  Amount   Assets(2)
                             -------  ---------  -------  ---------  ------  ----------  ------  ---------  -------  ---------
                                                                 (Dollars in Thousands)

GAAP capital...............  $ 5,346     6.79%   $ 7,264     8.98%   $ 7,661     9.42%   $ 8,057     9.85%   $ 8,513    10.35%
                             =======   ======    =======   ======    =======   ======    =======   ======    =======   ======

Leverage capital:
  Capital level(3).........  $ 5,370     6.81%   $ 7,288     9.00%   $ 7,685     9.44%   $ 8,081     9.88%   $ 8,537    10.37%
  Requirement(4)...........    3,153     4.00      3,238     4.00      3,256     4.00      3,273     4.00      3,293     4.00
                             -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
   Excess..................  $ 2,217     2.81%   $ 4,050     5.00%   $ 4,429     5.44%   $ 4,808     5.88%   $ 5,244     6.37%
                             =======   ======    =======   ======    =======   ======    =======   ======    =======   ======

Risk-based capital:
  Tier 1 capital level(3)..  $ 5,370    12.69%   $ 7,288    17.06%   $ 7,685    17.95%   $ 8,081    18.83%   $ 8,537    19.85%
  Requirement(5)...........    1,692     4.00      1,709     4.00      1,713     4.00      1,716     4.00      1,720     4.00
                             -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
   Excess..................  $ 3,678     8.69%   $ 5,579    13.06%   $ 5,972    13.95%   $ 6,365    14.83%   $ 6,817    15.85%
                             =======   ======    =======   ======    =======   ======    =======   ======    =======   ======

  Total capital level(3)...  $ 5,483    12.96%   $ 7,401    17.32%   $ 7,797    18.21%   $ 8,194    19.10%   $ 8,650    20.11%
  Requirement(5)...........    3,384     8.00      3,418     8.00      3,425     8.00      3,432     8.00      3,440     8.00
                             -------   ------    -------   ------    -------   ------    -------   ------    -------   ------
   Excess..................  $ 2,099     4.96%   $ 3,983     9.32%   $ 4,372    10.21%   $ 4,762    11.10%   $ 5,210    12.11%
                             =======   ======    =======   ======    =======   ======    =======   ======    =======   ======


----------------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.
(2) Leverage capital levels are shown as a percentage of tangible assets. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.

(3) Pro forma capital levels assume funding of the recognition and a retention plan equal to 4% of the common stock sold in the offering through purchases in the open market, or $218,960, $257,600, $296,240 or $340,680 at the minimum, midpoint, maximum and maximum adjusted, of the estimated price range, respectively, and the repayment of Lincoln Park Bancorp's loan to the ESOP to enable the ESOP to purchase 4% of the common stock sold in the offering, or $218,960, $257,600, $296,240 or $340,680 at the minimum, midpoint, maximum and maximum adjusted, of the estimated price range, respectively.

(4) The current leverage capital requirement is 4% of total adjusted assets for banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other banks is 5%.
(5) Assumes net proceeds are initially invested in assets that carry a risk-weighting equal to 20%.

                                 CAPITALIZATION

         The following table presents the historical consolidated capitalization of Lincoln Park Savings at June 30, 2004, and the pro forma consolidated capitalization of Lincoln Park Bancorp after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under "Pro Forma Data."


                                                                          Pro Forma Consolidated Capitalization of
                                                                                    Lincoln Park Bancorp
                                                                        Based Upon the Sale for $10.00 Per Share of
                                                                     -------------------------------------------------
                                                                                                            851,690
                                                                      547,400     644,000       740,600     Shares at
                                                      Lincoln Park   Shares at    Shares at    Shares at    Adjusted
                                                         Savings     Minimum of  Midpoint of    Maximum      Maximum
                                                       Historical     Offering    Offering    of Offering  of Offering
                                                     Capitalization    Range        Range        Range      Range (1)
                                                     --------------  ----------  -----------  -----------  -----------
                                                                             (Dollars In Thousands)

Deposits (2)......................................   $   57,794      $   57,794  $   57,794   $   57,794   $  57,794
                                                     ----------      ----------  ----------   ----------   ---------
Borrowings........................................   $   15,090      $   15,090  $   15,090   $   15,090   $  15,090
                                                     ----------      ----------  ----------   ----------   ---------
Total Deposits and Borrowings.....................   $   72,884      $   72,884  $   72,884   $   72,884   $  72,884
                                                     ==========      ==========  ==========   ==========   =========
Stockholders' equity:
  Preferred Stock, $0.01 par value per share,
   1,000,000 shares authorized; none to be issued.   $       --      $       --  $       --   $       --   $      --
  Common Stock, $0.01 par value per share:
   5,000,000 shares authorized; shares to be
    issued as reflected...........................           --              12          14           16          19
  Additional paid-in capital (3)..................           --           4,899       5,845        6,790       7,877
  Retained earnings...............................        5,370           5,370       5,370        5,370       5,370
  Accumulated other comprehensive income (loss)...          (24)            (24)        (24)         (24)        (24)
  Less:
   Assets Retained by the MHC.....................           --            (100)       (100)        (100)       (100)
   Common Stock acquired by employee stock
    ownership plan (4)............................           --            (219)       (258)        (296)       (341)
   Common Stock acquired by recognition and
    retention plan (5)............................           --            (219)       (258)        (296)       (341)
                                                     ----------      ----------  ----------  -----------  ----------

      Total stockholders' equity..................   $    5,346      $    9,719  $   10,590   $   11,460   $  12,461
                                                     ==========      ==========  ==========   ==========   =========

Pro forma shares outstanding:
  Total shares outstanding........................                    1,190,000   1,400,000    1,610,000   1,851,500
  Shares issued to Lincoln Park Bancorp, MHC......                      642,600     756,000      869,400     999,810
  Shares offered for sale.........................                      547,400     644,000      740,600     851,690

Total stockholders' equity as a percentage of
  pro forma total assets..........................         6.79%          11.69%      12.61%       13.50%      14.51%


---------------------------
(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that Lincoln Park Bancorp expects to adopt.
(4) Assumes that 4% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan and that the funds used to acquire the employee stock ownership plan shares will be borrowed from Lincoln Park Bancorp. The common stock acquired by the employee stock ownership plan is reflected as a reduction of stockholders' equity. Lincoln Park Savings will provide the funds to repay the employee stock ownership plan loan. See "Management--Benefit Plans."
(5) Assumes that subsequent to the offering, 4% of the shares of common stock sold in the offering are purchased with funds provided by Lincoln Park Bancorp by the recognition and retention plan in the open market at a price equal to the price for which the shares are sold in the offering. The shares of common stock to be purchased by the recognition and retention plan is reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management." The recognition and retention plan will not be implemented for at least six months after the reorganization and offering and until it has been approved by stockholders.

                                 PRO FORMA DATA


         We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $4.9 million and $6.8 million or $7.9 million if the offering range is increased by 15%, based upon the following assumptions:


         o we will sell all shares of common stock in the subscription offering;

         o our employee stock ownership plan will purchase 4% of the shares of common stock sold in the offering with a loan from Lincoln Park Bancorp. The loan will be repaid in substantially equal principal payments over a period of 20 years;

         o expenses of the offering, other than fees to be paid to Sandler O'Neill & Partners, L.P., are estimated to be $425,400;

         o 38,300 shares of common stock will be purchased by our executive officers and directors, and their immediate families; and

         o Sandler O'Neill & Partners, L.P. will receive fees equal to 2.0% of the aggregate purchase price of the shares sold in the offering, excluding any shares purchased by any employee benefit plans, and any of our directors, officers or employees or members of their immediate families.

         We calculated the pro forma consolidated net income and stockholders' equity of Lincoln Park Bancorp for the six months ended June 30, 2004 and the year ended December 31, 2003, as if the shares of common stock had been sold at the beginning of those periods and the net proceeds had been invested at 2.09% and 2.09% for the six months ended June 30, 2004 and fiscal year ended December 31, 2003, respectively, which assumes reinvestment of the net proceeds at a rate equal to the one year United States Treasury yield for the respective periods. We believe these rates more accurately reflect pro forma reinvestment rates than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 39.94% for both periods. This results in an annualized after-tax yield of 1.26% and 1.26% for the six months ended June 30, 2004 and year ended December 31, 2003, respectively.

         We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

         The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approvals, we have assumed that the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares sold in the offering at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five year period. The plan of reorganization provides that we may grant awards under one or more stock benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Lincoln Park Bancorp, MHC. Accordingly, subject to any necessary regulatory approvals, we may establish a recognition and retention plan providing for the award of more than 4% of the shares of common stock sold in the offering, if implemented after one year following the reorganization.

         As discussed under "How We Intend to Use the Proceeds from the Offering," Lincoln Park Bancorp intends to retain up to 50% of the net proceeds from the offering (a portion of which will be used to make a loan to the employee stock ownership plan) and to contribute the remaining net proceeds from the offering to Lincoln Park Savings. Lincoln Park Bancorp will use a portion of the proceeds it retains to make a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

         The pro forma table does not give effect to:

         o shares of common stock to be reserved for issuance under the stock option plan;

         o withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

         o Lincoln Park Bancorp's results of operations after the reorganization and offering; or

         o changes in the market price of the common stock after the reorganization and offering.

         The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of Lincoln Park Savings computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock, and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders' equity does not give effect to the impact of tax bad debt reserves in the event we are liquidated.

                                                                        At or For the Six Months Ended June 30, 2004
                                                                         Based Upon the Sale at $10.00 Per Share of
                                                                 --------------------------------------------------------

                                                                                                                851,690
                                                                    547,400       644,000        740,600        Shares
                                                                    Shares        Shares         Shares        15% Above
                                                                  Minimum of    Midpoint of    Maximum of     Maximum of
                                                                  Estimated      Estimated     Estimated      Estimated
                                                                   Offering       Offering      Offering       Offering
                                                                     Range          Range         Range        Range(1)
                                                                 ------------   -----------   ------------   ------------
                                                                      (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds................................................   $    5,474     $    6,440    $    7,406     $    8,517
Expenses......................................................          563            581           600            621
                                                                 ----------     ----------    ----------     ----------
  Estimated net proceeds......................................        4,911          5,859         6,806          7,896
Common stock acquired by employee stock ownership plan(2).....         (219)          (258)         (296)          (341)
Common stock acquired by recognition and retention plan(3)....         (219)          (258)         (296)          (341)
                                                                 ----------     ----------    ----------     ----------
  Estimated net proceeds after adjustment for stock benefit
   plans......................................................   $    4,473     $    5,343    $    6,214     $    7,214
                                                                 ==========     ==========    ==========     ==========

For the six months ended June 30, 2004
Net income:
  Historical..................................................   $      266     $      266    $      266     $      266
Pro forma adjustments:
  Income on adjusted net proceeds.............................           27             33            38             45
  Employee stock ownership plan(2)............................           (3)            (4)           (4)            (5)
  Recognition and retention plan(3)...........................          (13)           (16)          (18)           (21)
                                                                 ----------     ----------    ----------     ----------
    Pro forma net income......................................   $      277     $      279    $      282     $      285
                                                                 ==========     ==========    ==========     ==========

Net Income per share:
  Historical..................................................   $     0.23     $     0.19    $     0.17     $     0.15
Pro forma adjustments:
  Income on net proceeds......................................         0.02           0.02          0.02           0.02
  Employee stock ownership plan(2)............................         0.00           0.00          0.00           0.00
  Recognition and retention plan(3)...........................        (0.01)         (0.01)        (0.01)         (0.01)
                                                                 ----------     ----------    ----------     ----------
    Pro forma net income per share(2)(3)(4)...................   $     0.24     $     0.20    $     0.18     $     0.16
                                                                 ==========     ==========    ==========     ==========

Offering price to pro forma net income per share..............        20.83x         25.00x        27.78x         31.25x

Shares considered outstanding in calculating pro forma net
 income per share.............................................    1,168,651      1,374,884     1,581,117      1,818,284
                                                                 ==========     ==========    ==========     ==========

At June 30, 2004
Stockholders' equity:
  Historical..................................................   $    5,346     $    5,346    $    5,346     $    5,346
  Estimated net proceeds......................................        4,911          5,859         6,806          7,896
  Less:  Capitalization of MHC................................         (100)          (100)         (100)          (100)
         Common stock acquired by employee stock ownership
          plan(2).............................................         (219)          (258)         (296)          (341)
         Common stock acquired by recognition and retention
          plan(3).............................................         (219)          (258)         (296)          (341)
                                                                 ----------     ----------    ----------     ----------
        Pro forma stockholders' equity (5)....................   $    9,719     $   10,590    $   11,460     $   12,461
                                                                 ==========     ==========    ==========     ==========

Stockholders' equity per share:
  Historical..................................................   $     4.49     $     3.81    $     3.32     $     2.88
  Estimated net proceeds......................................         4.12           4.18          4.22           4.26
  Less:  Capitalization of MHC................................        (0.08)         (0.07)        (0.06)         (0.05)
         Common stock acquired by employee stock ownership
          plan(2).............................................        (0.18)         (0.18)        (0.18)         (0.18)
         Common stock acquired by recognition and retention
          plan(3).............................................        (0.18)         (0.18)        (0.18)         (0.18)
                                                                 ----------     ----------    ----------     ----------
        Pro forma stockholders' equity per share(3)(4)(5).....   $     8.17     $     7.56    $     7.12     $     6.73
                                                                 ==========     ==========    ==========     ==========

Offering price as percentage of pro forma
  stockholders' equity per share..............................       122.40%        132.28%       140.45%        148.59%

Shares considered outstanding in calculating offering price as
 a percentage of pro forma stockholders' equity per share.....    1,190,000      1,400,000     1,610,000      1,851,500
Minority ownership............................................           46%            46%           46%            46%


                                                    (Footnotes begin on page 39)

                                                                        At or For the Year Ended December 31, 2003
                                                                        Based Upon the Sale at $10.00 Per Share of
                                                                 ------------------------------------------------------------
                                                                                                               851,690
                                                                   547,400        644,000        740,600        Shares
                                                                   Shares         Shares         Shares       15% Above
                                                                  Minimum of    Midpoint of    Maximum of     Maximum of
                                                                  Estimated      Estimated     Estimated      Estimated
                                                                  Offering       Offering      Offering        Offering
                                                                    Range          Range         Range         Range(1)
                                                                 --------------------------------------------------------
                                                                   (Dollars in Thousands, Except Per Share Amounts)

Gross proceeds................................................   $    5,474     $    6,440    $    7,406     $    8,517
Expenses......................................................          563            581           600            621
                                                                 ----------     ----------    ----------     ----------
  Estimated net proceeds......................................        4,911          5,859         6,806          7,896
Common stock acquired by employee stock ownership plan(2).....         (219)          (258)         (296)          (341)
Common stock acquired by recognition and retention plan(3)....         (219)          (258)         (296)          (341)
                                                                 ----------     ----------    ----------     ----------
  Estimated net proceeds after adjustment for stock benefit
   plans......................................................   $    4,473     $    5,343    $    6,214     $    7,214
                                                                 ==========     ==========    ==========     ==========

For the fiscal year ended December 31, 2003
Net income:
  Historical..................................................   $      371     $      371    $      371     $      371
Pro forma adjustments:
  Income on adjusted net proceeds.............................           55             66            77             89
  Employee stock ownership plan(2)............................           (7)            (8)           (9)           (10)
  Recognition and retention plan(3)...........................          (26)           (31)          (36)           (41)
                                                                 ----------     ----------    ----------     ----------
    Pro forma net income......................................   $      393     $      398    $      403     $      409
                                                                 ==========     ==========    ==========     ==========

Net Income per share:
  Historical..................................................   $     0.32     $     0.27    $     0.23     $     0.20
Pro forma adjustments:
  Income on net proceeds......................................         0.05           0.05          0.05           0.05
  Employee stock ownership plan(2)............................        (0.01)         (0.01)        (0.01)         (0.01)
  Recognition and retention plan(3)...........................        (0.02)         (0.02)        (0.02)         (0.02)
                                                                 ----------     ----------    ----------     ----------
    Pro forma net income per share(2)(3)(4)...................   $     0.34     $     0.29    $     0.25     $     0.22
                                                                 ==========     ==========    ==========     ==========

Offering price to pro forma net income per share..............        29.41x         34.48x        40.00x         45.45x

Shares considered outstanding in calculating pro forma net
 income per share.............................................    1,169,199      1,375,528     1,581,857      1,819,136
                                                                 ==========     ==========    ==========     ==========

At December 31, 2003
Stockholders' equity:
  Historical..................................................   $    5,130     $    5,130    $    5,130     $    5,130
  Estimated net proceeds......................................        4,911          5,859         6,806          7,896
  Less:  Capitalization of MHC................................         (100)          (100)         (100)          (100)
         Common stock acquired by employee stock ownership
          plan(2).............................................         (219)          (258)         (296)          (341)
         Common stock acquired by recognition and retention
          plan(3).............................................         (219)          (258)         (296)          (341)
                                                                 ----------     ----------    ----------     ----------
        Pro forma stockholders' equity(5).....................   $    9,503     $   10,374    $   11,244     $   12,245
                                                                 ==========     ==========    ==========     ==========

Stockholders' equity per share(6):
  Historical..................................................   $     4.31     $     3.66    $     3.18     $     2.77
  Estimated net proceeds......................................         4.12           4.18          4.22           4.25
  Less:  Capitalization of MHC................................        (0.08)         (0.07)        (0.06)         (0.05)
         Common stock acquired by employee stock
  ownership
          plan(2).............................................        (0.18)         (0.18)        (0.18)         (0.18)
         Common stock acquired by recognition
          and retention plan(3)...............................        (0.18)         (0.18)        (0.18)         (0.18)
                                                                 ----------     ----------    ----------     ----------
        Pro forma stockholders' equity per share(3)(4)(5).....   $     7.99     $     7.41    $     6.98     $     6.61
                                                                 ==========     ==========    ==========     ==========

Offering price as percentage of pro forma stockholders'
 equity per share.............................................       125.16%        134.95%       143.27%        151.29%

Shares considered outstanding in calculating offering price
 as a percentage of pro forma stockholders' equity per share..    1,190,000      1,400,000     1,610,000      1,851,500
Minority ownership............................................           46%            46%           46%            46%


                                             (Footnotes begin on following page)

(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.

(2) It is assumed that 4% of the shares sold in the stock offering will be purchased by the employee stock ownership plan. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the employee stock ownership plan from Lincoln Park Bancorp. The amount to be borrowed is reflected as a reduction of stockholders' equity. Lincoln Park Savings intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. Lincoln Park Savings' total annual payment of the employee stock ownership plan debt is based upon 20 equal annual installments of principal, with an assumed interest rate of 4%. The pro forma net earnings information makes the following assumptions: (i) Lincoln Park Savings' contribution to the employee stock ownership plan is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 547, 644, 741 and 852 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, (based upon a 20-year loan term) were committed to be released during the six months ended June 30, 2004, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position ("SOP") 93-6; (iii) 1,095, 1,288, 1,481 and 1,703
    shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released during the year ended December 31, 2003, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with SOP 93-6; and (iv) only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net earnings per share calculations.

(3) Gives effect to the recognition and retention plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 4% of the shares sold in the stock offering either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Lincoln Park Bancorp, if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by Lincoln Park Bancorp. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 10% and 20% of the amount contributed were an amortized expense (based upon a five-year vesting period) during the six months ended June 30, 2004, and the fiscal year ended December 31, 2003, respectively. There can be no assurance that the actual purchase price of the shares granted under the recognition and retention plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Lincoln Park Bancorp, there will be a dilutive effect of approximately 1.81% (at the maximum of the offering range) on the ownership interest of stockholders.
(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Lincoln Park Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. If the stock option plan is approved by stockholders, a number of shares up to 10% of the shares sold in the offering may be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of authorized but previously unissued shares of common stock or treasury stock pursuant to the exercise of options under such plan would dilute existing stockholders' ownership and voting interests by approximately 4.4% at the maximum of the offering range.
(5) The retained earnings of Lincoln Park Savings will continue to be substantially restricted after the stock offering. See "Supervision and Regulation--Federal Banking Regulation."

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

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         This discussion and analysis reflects Lincoln Park Savings' financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the audited financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Lincoln Park Savings provided in this prospectus.

Overview

         Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities (including mortgage-backed securities and corporate bonds) and other interest-earning assets (primarily cash and cash equivalents), and the interest paid on our interest-bearing liabilities, consisting primarily of transaction accounts, certificates of deposit and Federal Home Loan Bank advances. Net interest income increased $179,000, or 18.4%, to $1.2 million for the six months ended June 30, 2004 from $972,000 for the six months ended June 30, 2003, and increased $128,000, or 6.7%, to $2.0 million for the fiscal year ended December 31, 2003 from $1.9 million for the fiscal year ended December 31, 2002. The primary reasons for the improvements in our net interest income were the increases in both our average interest-earning assets and the excess of interest-earning assets over interest-bearing liabilities. Net interest income for the six months ended June 30, 2004, was also positively affected by an increase in our net interest rate spread to 3.06% from 3.03% for the six months ended June 30, 2003. For the fiscal year ended December 31, 2003, the increase in net interest income attributable to increased average interest-earning assets and the excess of interest-earning assets over interest-bearing liabilities was partially offset by a decline in net interest rate spread to 3.04% from 3.48% for the fiscal year ended December 31, 2002, a decline which resulted primarily from the average yield on our interest-earning assets decreasing more in the lower interest rate environment than the decrease in the average cost on our interest-bearing liabilities. For the six month periods ended June 30, 2004 and 2003, the declines in overall average yields and costs were smaller and more closely matched. While the low interest rate environment of recent years is not expected to continue, the negative impact of rising interest rates on our net interest rate spread is expected to be mitigated to some extent by the net proceeds from the offering which will support the growth of our interest-earning assets in future periods.

         Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income consists primarily of fees and service charges, gains on the sale of securities and miscellaneous other income. Non-interest expense consists primarily of salaries and employee benefits, equipment and data processing, occupancy, advertising, deposit insurance premiums, and other operating expenses (consisting of stationery and printing, regulatory assessments, professional fees, directors fees and other operational expenses). Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

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

         In the period from December 31, 2002 through June 30, 2004, our total assets have increased by $16.2 million, or 25.9%, reflecting our business strategy of managed growth. During this period, net loans receivable increased by $17.9 million, or 52.0%. During this period, our portfolio of investment securities, including both available for sale and held to maturity issues, was stable at $19.9 million and $20.0 million, respectively, and our investment in term deposits declined by $2.5 million, or 86.9%, reflecting our increased focus on lending. The growth in assets was funded by growth in deposits, which increased by $4.4 million, or 8.3%, over this period and by increased Federal Home Loan Bank advances, which increased by $11.1 million, or 277.3%, over this period.

Business Strategy

         Our business plan is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. Our business strategy has been to emphasize one- to four-family residential mortgage lending and other loans secured by real estate, including commercial real estate loans and home equity lending, and we will continue to emphasize these types of loans. While we intend to introduce additional products and services, such as on-line banking and commercial business lines of credit, we expect that our primary focus will continue to be real estate-based lending. There can be no assurances that we will successfully implement our business strategy.

         Highlights of our business strategy are as follows:

         o Remaining a Community Oriented Institution. We were established in Lincoln Park, New Jersey in 1923 and we have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers.

         o Continuing to Emphasize Real Estate Lending. Historically, we have emphasized one- to four-family residential lending within our market area. As of June 30, 2004, $35.3 million, or 67.2%, of our total loan portfolio consisted of one- to four-family residential mortgage loans. During the six months ended June 30, 2004 and year ended December 31, 2003, we originated $3.8 million and $19.7 million, respectively, of one- to four-family residential mortgage loans. In addition, we originate home equity loans and lines of credit and, to a lesser extent, commercial real estate loans. We intend to continue to emphasize real estate based lending, although we will also originate other types of loans.

         o Increasing our Real Estate Lending Capacity. The additional capital raised in the offering will increase our lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to originate larger loans than we have in the past.

         o Managing Interest Rate Risk. We have sought to maximize our net interest income by emphasizing investment in higher yielding fixed-rate mortgage loans. We believe that the higher yields available from such investments offset the

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

              increased exposure to interest rate fluctuations associated with investments in such assets. We have sought to manage our exposure to interest rate volatility by increasing the maturities of our liabilities as market conditions allow, by maintaining short-term liquid assets, and by investing in securities which have "step-up" rate features. We intend to continue to invest in higher yielding fixed-rate mortgage loans following the completion of the reorganization and stock offering. As a result, we will continue to be subject to interest rate risk.

         o Offering new products and services. We are currently developing new products for our customers, two of which are on-line banking and secured and unsecured commercial business lines of credit. We expect to begin offering these new products and services in 2005. We expect that these new products will help to maintain and increase our deposit base and will attract business customers.

         o Maintaining high asset quality. We have focused on maintaining strong asset quality by following conservative underwriting criteria, and primarily originating loans secured by real estate in our market area. Our ratio of non-performing assets to total assets was 0.11%, 0.48% and 0.41% at June 30, 2004, December 31,
              2003 and December 31, 2002, respectively.

         o Pursuing Managed Growth. In recent years, we have pursued a strategy of managed growth of our banking franchise. Our assets have increased from $62.6 million at December 31, 2002, to $78.7 million at June 30, 2004. We expect to continue our strategy of managed growth in the future. Moreover, the capital raised in the offering will enable us to support increased asset levels, including expected growth in our loan and investment portfolios. This asset growth is expected to be funded through increased deposits, and additional FHLB advances or other borrowings depending on interest rate levels and other market considerations.

Critical Accounting Policies

         We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider our critical accounting policies to be those related to our allowance for loan losses.

         Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover credit losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses which is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of the most critical for Lincoln Park Savings.

         Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. Consideration is give to a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower,

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

results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

         The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general reserve. Actual loan losses may be significantly more than the reserves we have established which could have a material negative effect on our financial results.

Comparison of Financial Condition at June 30, 2004 and December 31, 2003

         Our total assets increased by $4.4 million, or 5.9%, to $78.7 million at June 30, 2004, from $74.3 million at December 31, 2003. Asset growth was primarily in the loan portfolio, which increased $3.4 million due to our continuing marketing efforts. During the six months ended June 30, 2004, the level of cash and cash equivalents increased by $751,000, or 24.4%, to $3.8 million at June 30, 2004 from $3.1 million at December 31, 2003, as our investment in term deposits decreased $688,000, or 64.9%, to $372,000 at June 30, 2004 compared to $1.1 million at December 31, 2003. The decrease in term deposits during the six months ended June 30, 2004 resulted from maturities and calls of term deposits. Securities overall were $19.9 million at June 30, 2004 compared to $19.3 million as of December 31, 2003. Securities available for sale decreased $787,000, or 13.5%, to $5.0 million at June 30, 2004 compared to $5.8 million at December 31, 2003. The decrease in securities available for sale during the 2004 period resulted primarily from maturities and repayments of $699,000 along with an increase of $82,000 in the unrealized loss on such securities. Securities held to maturity increased $1.4 million, or 10.4%, to $14.9 million at June 30, 2004 compared to $13.5 million at December 31, 2003. During the six months ended June 30, 2004, purchases of securities held to maturity amounted to $3.3 million, which was partially offset by maturities and repayments of $2.0 million. Loans receivable amounted to $52.3 million and $48.9 million at June 30, 2004 and December 31, 2003, respectively, representing an increase of $3.4 million, or 7.0%. During the six months ended June 30, 2004, we continued our marketing efforts to increase the loan portfolio. As a result, originations of loans amounted to $10.6 million, which more than offset repayments of $7.2 million. The largest components of loan originations during the six months ended June 30, 2004 were fixed-rate one- to four-family residential loans, adjustable-rate home equity lines of credit, and fixed-rate home equity loans, reflecting our focus on these loan products. We determined to take advantage of the lending opportunities afforded by the low interest rate environment during the six months ended June 30, 2004 to increase our loan portfolio by originating such loans for retention in our portfolio. Management expects to continue to attempt to increase the loan portfolio, although our ability to do so may be negatively impacted by increases in market interest rates.

         Total deposits increased $504,000, or 0.9%, to $57.8 million at June 30, 2004 from $57.3 million at December 31, 2003, due primarily to interest credited to deposit accounts. Advances from the Federal Home Loan Bank of New York ("FHLB") increased $3.7 million, or 32.5%, to $15.1 million at June 30, 2004 compared to $11.4 million at December 31, 2003. The proceeds from new advances were used to fund loan originations and for general corporate purposes.

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

         Retained earnings totaled $5.3 million and $5.1 million at June 30, 2004 and December 31, 2003, respectively. The increase was due to net income earned during the six month period.

Comparison of Financial Condition at December 31, 2003 and 2002

         Our total assets increased by $11.7 million, or 18.7%, to $74.3 million at December 31, 2003 from $62.6 million at December 31, 2002, due primarily to an increase in loans as we continued to focus our efforts on growing the loan portfolio. Cash and cash equivalents decreased by $479,000, or 13.5%, to $3.1 million at December 31, 2003 from $3.6 million at December 31, 2002. Our investment in term deposits decreased $1.7, million or 60.7%, to $1.1 million at December 31, 2003 compared to $2.8 million at December 31, 2002. The decrease in term deposits resulted from the maturing of $2.6 million of term deposits, versus the investing of only $792,000 in new term deposits, as we decided to redeploy these funds in the loan portfolio. Securities available for sale increased $2.1 million, or 56.8%, to $5.8 million at December 31, 2003 compared to $3.7 million at December 31, 2002. The increase in securities available for sale resulted primarily from securities purchases of $3.8 million partially offset by maturities, calls, sales and repayments totaling $1.9 million. Securities held to maturity decreased $2.9 million, or 17.7%, to $13.5 million at December 31, 2003 compared to $16.4 million at December 31, 2002. During the year ended December 31, 2003, purchases of securities held to maturity amounted to $7.9 million, which was not sufficient to offset maturities, calls, sales and repayments of $10.5 million of such securities. Loans receivable amounted to $48.9 million and $34.4 million at December 31, 2003 and 2002, respectively, representing an increase of $14.5 million, or 42.2%. Such increase was primarily the result of loan originations totaling $31.3 million, which significantly exceeded repayments totaling $16.9 million. The increase in loans was funded primarily by a net reduction in cash equivalents, term deposit investments and securities totaling $3.0 million and a combined increase in deposits and FHLB advances of $11.3 million. The largest components of loan originations during the year ended December 31, 2003 were fixed-rate one- to four-family residential loans, adjustable-rate home equity lines of credit, and fixed-rate home equity loans, reflecting our focus on these loan products. We determined to take advantage of the lending opportunities afforded by the low interest rate environment during the year ended December 31, 2003 to increase our loan portfolio by originating such loans for retention in our portfolio.

         Total deposits increased $3.9 million, or 7.3%, to $57.3 million at December 31, 2003 from $53.4 million at December 31, 2002. The increase in deposits was a result of $986,000 in interest credited to accounts and $2.9 million in new deposits, primarily in savings accounts. Advances from the FHLB increased $7.4 million to $11.4 million at December 31, 2003 compared to $4.0 million at December 31, 2002. The new FHLB advances were used to repay older, higher cost advances and to fund loan originations and purchases of securities.

         Retained earnings totaled $5.1 million and $4.8 million at December 31, 2003 and December 31, 2002, respectively, resulting primarily from net income of $371,000 during the year ended December 31, 2003.

Comparison of Operating Results for the Six Months Ended June 30, 2004 and 2003

         General. Net income increased $108,000, or 68.4%, to $266,000 for the six months ended June 30, 2004, from $158,000 for the six months ended June 30, 2003. The increase in net income reflects an increase in net interest income and non-interest income and recovery in provision for loan losses, partially offset by increases in non-interest expenses and income taxes.

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

         Interest Income. Interest income increased $194,000, or 12.2%, to $1.8 million for the six months ended June 30, 2004, from $1.6 million for the six months ended June 30, 2003. The increase in interest income was due to an increase of $236,000 in interest income from loans, sufficient to offset decreases of $5,000 in interest income on securities and $37,000 in interest income from other interest-earning assets. The increase in interest income was due to a $10.9 million, or 17.6%, increase to $72.7 million in average interest-earning assets, primarily in the loan area, partially offset by a twenty-four basis point decrease in the average yield on interest earning assets to 4.91% for the six months ended June 30, 2004, from 5.15% for the comparable period in 2003. The decrease in the average yield reflects the significant decline in market interest rates during 2003 and the first six months of 2004.

         Interest income from loans receivable increased by $236,000, or 21.4%, to $1.3 million for the six months ended June 30, 2004, from $1.1 million for the six months ended June 30, 2003. The increase was due to a $11.4 million, or 29.7%, increase in the average balance of loans to $49.8 million in 2004 from $38.4 million in 2003, sufficient to offset a decrease in the average yield to 5.37% from 5.74%. The increased average balance is the result of strong origination volume generated by our marketing efforts, while the reduction in yield reflects lower market interest rates on originations and downward rate adjustments on adjustable rate loans. Interest income from securities, including available for sale and held to maturity, decreased $5,000, or 1.1%, to $434,000 for the six months ended June 30, 2004, from $439,000 for the six months ended June 30, 2003. The decrease in interest income from securities was due to a decrease in the average yield to 4.28% in 2004 from 4.91% in 2003, sufficient to offset an increase of $2.4 million, or 13.5%, in the average balance of securities to $20.3 million in 2004 from $17.9 million in 2003. The increase in the average balance of securities was due to a redeployment of funds primarily invested in term deposits. Interest income from other interest-earning assets decreased $38,000, or 71.7%, to $15,000 for the six months ended June 30, 2004, from $53,000 for the six months ended June 30, 2003. The decrease in interest income from other interest-earning assets was due to a decline in the average yield to 1.16 % in 2004 from 1.91% in 2003, as well as a decrease in the average balance to $2.6 million in 2004 from $5.6 million in 2003.

         Interest Expense. Total interest expense increased $15,000, or 2.4%, to $635,000 for the six months ended June 30, 2004, from $620,000 for the six months ended June 30, 2003. The interest expense on interest-bearing deposits decreased by $70,000, or 13.6%, to $446,000 in 2004 when compared with $516,000 in the comparable 2003 period. The decrease in interest expense resulted from a decrease in the average cost of interest-bearing deposits to 1.60% from 1.92%, reflecting the declining market interest rates between the comparable periods. Partially offsetting this decrease was an increase in the average balance of interest-bearing deposits to $55.8 million in 2004 from $53.9 million in 2003. The average balance of interest-bearing demand deposits increased $67,000, or 0.5%, to $12.7 million in 2004 from $12.6 million in 2003. The average balance of savings and club accounts increased $2.5 million, or 17.0%, to $17.2 million for the six months ended June 30, 2004 from $14.7 million for the comparable period in 2003. The average balance of certificates of deposit decreased $662,000, or 2.5%, to $25.9 million for the six months ended June 30, 2004 from $26.6 million for the comparable period in 2003. The interest expense on borrowed money increased $85,000, or 81.7%, to $189,000 in 2004 from $104,000 in the comparable 2003 period. The increase resulted from an increase of $8.3 million in the average balance of borrowed money partially offset by a 164 basis point decrease in cost of borrowed money to 2.93% in 2004 from 4.57% in 2003. The increase in average balance was utilized to fund loan originations.

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

         Net Interest Income. Net interest income increased $179,000, or 18.4%, to $1.2 million for the six months ended June 30, 2004 from $972,000 for the six months ended June 30, 2003. Our interest rate spread increased to 3.06% in 2004 from 3.03% in 2003, reflecting a decline in the cost of our interest-bearing liabilities which exceeded the decline in the yield on our interest-earning assets. Our net interest margin increased to 3.17% from 3.15%.

         (Recovery of) Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. Based on our evaluation of these factors, management recorded a recovery of provision of $13,000 for the six months ended June 30, 2004, and a provision of $10,000 for the six months ended June 30, 2003. The $13,000 recovery recorded during the six months ended June 30, 2004, was primarily the result of a $266,000 decrease in non-performing loans, to $90,000 at June 30, 2004 from $356,000 at December 31, 2003, partially offset by an overall increase of $3.5 million in total loans. The $10,000 provision recorded during the six months ended June 30, 2003, was primarily attributable to a $10.2 million increase in total loans during the first half of 2003. We had no charge-offs during the six month periods ended June 30, 2004 and 2003. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The allowance for loan losses was $113,000, or 0.22% of gross loans outstanding at June 30, 2004, as compared with $102,000, or 0.23% of gross loans outstanding at June 30, 2003. The level of the allowance is based on estimates, and actual losses may vary from the estimates.

         Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans are assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period has remained relatively stable.

         Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examinations.

         Non-interest Income. Non-interest income increased $2,000, or 3.6%, to $58,000 for the six months ended June 30, 2004, compared to $56,000 for the six months ended June 30, 2003. The primary reason for the increase in non-interest income was an increase in fees and service charges of $3,000, offset by a decrease in gains on security transactions of $1,000.

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

         Non-interest Expenses. Non-interest expenses were $785,000 and $756,000 for the six months ended June 30, 2004 and 2003, respectively, representing an increase of $29,000, or 3.8%. Salaries and employee benefits increased $37,000, occupancy expense decreased $5,000, equipment expense decreased $7,000, advertising decreased $1,000 and other expenses increased $6,000.

         Following completion of the reorganization and offering, non-interest expenses are likely to increase as a result of added expenses associated with being a public company, such as preparing the financial and business reports required to be filed with regulatory agencies and provided to stockholders. In addition, compensation expense will increase due to the implementation of our employee stock ownership plan and would increase further if we implement our recognition and retention plan. In addition, our compensation expense may increase if we implement our stock option plan and accounting requirements in the future are changed to require the expensing of stock options.

         Income Tax Expense. The provision for income taxes increased to $171,000 for the six months ended June 30, 2004 from $103,000 for the six months ended June 30, 2003. The increase in the provision for income taxes is due to an increase in income before income taxes of $175,000 to $437,000 for the six months ended June 30, 2004, compared to $262,000 for the six months ended June 30, 2003.

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

         General. Net income increased $95,000, or 34.4%, to $371,000 for the year ended December 31, 2003, from $276,000 for the year ended December 31, 2002. The increase in net income reflects increases in net interest income and non-interest income that were sufficient to offset increases in provision for loan losses, non-interest expense and income taxes.

         Interest Income. Interest income increased by $32,000 to $3.26 million for the year ended December 31, 2003, from $3.23 million for the year ended December 31, 2002. The increase in interest income resulted primarily from increases of $165,000 in interest income from loans, which was offset in part by decreases of $68,000 and $65,000, respectively, in interest income on securities and other interest-earning assets. The increase in interest income resulted from an increase of $12.0 million, or 22.6%, in the average balance of interest-earning assets to $65.0 million during the year ended December 31, 2003 compared to $53.0 million during 2002, which offset a 108 basis point decline in yield on interest-earning assets to 5.02% in 2003 from 6.10% in 2002. The increase in average assets was primarily due to a $10.1 million increase in average loans. The decrease in the yield reflects a decrease in market interest rates generally.

         Interest income from loans receivable increased $165,000, or 7.5%, to $2.4 million for the year ended December 31, 2003, from $2.2 million for the year ended December 31, 2002. The increase was due to a $10.1 million, or 30.9%, increase in the average balance of loans receivable to $42.8 million during 2003 from $32.7 million in 2002, which was only partially offset by a decrease in the average yield to 5.52 % in 2003 from 6.72% in 2002. The increase in average loans reflects the results of our previously noted marketing efforts toward expanding the loan portfolio. The reduced yield was due to lower rates obtained on originations and the downward rate adjustments on adjustable-rate loans. Interest income on securities, including available for sale and held to maturity, decreased $68,000, or 7.7%, to $819,000 for the year ended December 31, 2003, from $887,000 for the year ended December 31, 2002. The decrease resulted from a decrease in the average yield on securities to 4.69% in 2003 from 5.91% in 2002, which offset an increase of $2.5 million, or 16.4%, in the average balance of securities to $17.5 million in 2003 from $15.0 million in

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

2002. Interest income on other interest-earning assets decreased $65,000, or 45.1%, to $79,000 for 2003 from $144,000 for 2002. The decrease resulted from a decrease in the average balance of other interest earning assets to $4.7 million in 2003 from $5.3 million in 2002, along with a decrease in the average yield on other interest-earning assets to 1.69% in 2003 from 2.74% in 2002.

         Interest Expense. Total interest expense decreased $96,000, or 7.3%, to $1.2 million for 2003 from $1.3 million for 2002. The decrease in interest expense resulted from a decrease in the average cost of interest-bearing deposits to 1.79% in 2003 from 2.59% in 2002, reflecting lower market interest rates during 2003, which was partially offset by a $6.1 million increase in the average balance of interest-bearing deposits that reflects our continuing local marketing efforts. The average balance of interest-bearing demand accounts increased $1.4 million, or 12.4%, to $12.7 million in 2003 from $11.3 million in 2002 period. The average balance of savings and club accounts increased $2.6 million, or 20.2%, to $15.5 million for the year ended December 31, 2003 from $12.9 million for the year ended December 31, 2002. The average balance of certificates of deposit increased $2.1 million, or 8.5%, to $26.7 million for the year ended December 31, 2003 from $24.6 million for the year ended December 31, 2002. Interest expense on borrowed money increased $183,000 to $230,000 in 2003 from $47,000 in 2002. The increase during 2003 resulted from an increase of $5.2 million in the average balance of borrowed money to $6.5 million in 2003 from $1.3 million in 2002, which offset the decrease in the average cost of borrowed money to 3.53% in 2003 from 3.63% in 2002. The combined increase of $11.3 million in average deposits and borrowed money was primarily used to fund growth in the loan portfolio.

         Net Interest Income. Net interest income increased $128,000, or 6.7%, to $2.0 million for 2003 from $1.9 million for 2002. The primary reasons for the improvement in net interest income were the increases in both our average interest-earning assets and the excess of interest-earning assets over interest-bearing liabilities. Average interest-earning assets increased to $65.0 million during 2003 from $53.0 million during 2002 and the excess of interest-earning assets over interest-bearing liabilities increased to $2.05 million during 2003 from $1.92 million during 2002. The aforementioned increase was tempered by a decline in net interest rate spread to 3.04% from 3.48% for the fiscal year ended December 31, 2002, a decline which resulted primarily from the average yield on our interest-earning assets decreasing more in the lower interest rate environment than the decrease in the average cost on our interest-bearing liabilities.

         Provision for Loan Losses. We established a provision for loan losses of $35,000 for the year ended December 31, 2003, compared to a provision of $9,000 for the year ended December 31, 2002. Our provision for loan losses was established to address probable and estimable losses in our loan portfolio. We used the same methodology and generally similar assumptions in assessing the allowance for both years. The allowance consists of specific allowances on impaired loans and a general allowance covering the remainder of the portfolio. The level of the general allowance is determined based upon the application of loss factors to pools of loans stratified by type. During both years, the provisions recorded were primarily attributable to growth in the loan portfolio, which increased $14.5 million and $2.2 million in 2003 and 2002, respectively, as the loss factors applied to non-impaired loans only experienced slight changes. The allowance for loan losses was $126,000, or 0.26% of total loans outstanding at December 31, 2003, compared to $91,000, or 0.26% of total loans outstanding at December 31, 2002. The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates.

         Non-interest Income. Non-interest income totaled $156,000 for the year ended December 31, 2003, compared to a negative $14,000 for the year ended December 31, 2002. Fees and service charges totaled $87,000 and $76,000 during the years ended December 31, 2003 and 2002, respectively, reflecting an increase of $11,000, or 14.5%. During the year ended December 31, 2003, we had gains on securities transactions of $45,000 compared to losses of $112,000 during the year ended December 31, 2002. The losses during 2002 were primarily attributable to an impairment loss of $85,000 on a corporate bond issued by a company that filed for bankruptcy. In addition, in 2002, we incurred a $17,000 loss on the disposition of another impaired corporate bond, and a $10,000 loss on callable zero coupon agency bonds, which were called in advance of their final maturity dates.

         Non-interest Expenses. Non-interest expenses for the year ended December 31, 2003 increased by $102,000, or 7.0%, to $1.5 million from $1.4 million for the year ended December 31, 2002. Salaries and employee benefits increased $32,000 to $745,000 from $713,000, occupancy expense increased $17,000 to $121,000 from $104,000, equipment expense increased $17,000 to $207,000 from $190,000, advertising expense decreased $3,000 to $35,000 from $38,000, and miscellaneous non-interest expenses increased $38,000 to $432,000 from $394,000.

         Income Tax Expense. The provision for income taxes increased to $248,000 in 2003 compared to $173,000 in 2002. The increase in the provision for income taxes is primarily due to our higher level of income before taxes of $619,000 in 2003 compared with $449,000 in 2002.

Average Balance Sheet

         The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield. The amortization of loan fees is included in computing interest income; however, such fees are not material.

                                     At June 30, 2004                              Six Months Ended June 30,
                                --------------------------  ---------------------------------------------------------------------
                                                                           2004                                2003
                                                            ----------------------------------  ---------------------------------
                                                              Average    Interest                 Average    Interest
                                Outstanding                 Outstanding  Earned/                Outstanding  Earned/
                                  Balance      Yield/ Rate    Balance      Paid    Yield/ Rate    Balance     Paid     Yield/Rate
                                -------------  -----------  -----------  --------  -----------  -----------  --------  ----------
                                                                                                            (Dollars in Thousands)

Interest-earning assets:
   Loans receivable(1)........  $ 52,307           5.35%    $ 49,814     $ 1,337       5.37%    $ 38,378     $ 1,101       5.74%
   Taxable securities(2)(3)...    19,808           4.46       19,500         418       4.29       17,248       426         4.94
   Tax-exempt securities(2)...       836           3.96          797          16       4.02          642        13         4.05
   Other interest-earning
     assets...................     2,967           0.97        2,576          15       1.16        5,553        53         1.91
                                --------                    --------     -------                --------     -------
    Total interest-earning
     assets...................    75,918           4.93       72,687       1,786       4.91       61,821       1,593       5.15
                                                                         -------                             -------

Non-interest earning assets...     2,825                       2,587                               2,926
                                --------                    --------                            --------

   Total assets...............  $ 78,743                    $ 75,274                            $ 64,747
                                ========                    ========                            ========

Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand...................  $ 12,779           1.00     $ 12,653          65       1.03     $ 12,586          75       1.19
     Savings and club.........    17,961           1.01       17,234          85       0.99       14,735          87       1.18
     Certificates of deposit..    26,317           2.28       25,912         296       2.28       26,574         354       2.66
   Borrowed money.............    15,090           3.01       12,881         189       2.93        4,552         104       4.57
                                --------                    --------     -------                --------     -------
Total interest-bearing
liabilities...................    72,147           1.89       68,680         635       1.85       58,447         620       2.12
                                --------                    --------     -------                --------     -------

Non-interest bearing
liabilities:
   Non-interest bearing
    demand....................       737                         810                                 927
   Other......................       513                         561                                 550
                                --------                    --------                            --------
                                   1,250                       1,371                               1,477
                                --------                    --------                            --------
Total liabilities.............    73,397                      70,051                              59,924
                                ========                    ========                            ========

Equity........................     5,346                       5,223                               4,823
                                --------                    --------                            --------
Total liabilities and equity..  $ 78,743                    $ 75,274                            $ 64,747
                                ========                    ========                            ========
Net interest income...........                                           $ 1,151                             $   973
                                                                         =======                             =======
Interest rate spread(4).......                     3.04%                               3.06%                               3.03%
                                               ========                            ========                            ========
Net interest margin(5)........                                                         3.17%                               3.15%
                                                                                   ========                            ========

Net interest earning assets     $  3,771                    $  4,007                            $  3,404
                                ========                    ========                            ========
Ratio of interest-earning
 assets to interest-bearing
 liabilities............            1.05x                       1.06x                               1.06x

                                                       Years Ended December 31,
                                ----------------------------------------------------------------------
                                               2003                                2002
                                ----------------------------------  ----------------------------------
                                  Average    Interest                 Average    Interest
                                Outstanding  Earned/                Outstanding  Earned/
                                  Balance     Paid     Yield/ Rate    Balance      Paid    Yield/ Rate
                                -----------  --------  -----------  -----------  --------  -----------

Interest-earning assets:
   Loans receivable(1)........  $ 42,805     $ 2,364       5.52%    $ 32,721     $ 2,199        6.72%
   Taxable securities(2)(3)...    16,787         792       4.72       14,492         852        5.88
   Tax-exempt securities(2)...       688          27       3.92          523          35        6.69
   Other interest-earning
     assets...................     4,687          79       1.69        5,257         144        2.74
                                --------     -------                --------     -------
    Total interest-earning
     assets...................    64,967       3,262       5.02       52,993       3,230        6.10
                                             -------                             -------

Non-interest earning assets...     2,854                               2,712
                                --------                            --------

   Total assets...............  $ 67,821                            $ 55,705
                                ========                            ========

Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand...................  $ 12,704         142       1.12     $ 11,329         190        1.68
     Savings and club.........    15,500         169       1.09       12,914         216        1.67
     Certificates of deposit..    26,709         674       2.52       24,576         858        3.49
   Borrowed money.............     6,509         230       3.53        1,293          47        3.63
                                --------     -------                --------     -------
Total interest-bearing
liabilities...................    61,422       1,215       1.98       50,112       1,311        2.62
                                --------     -------                --------     -------

Non-interest bearing
liabilities:
   Non-interest bearing
    demand....................       959                                 726
   Other......................       510                                 364
                                --------                            --------
                                   1,469                               1,090
                                --------                            --------
Total liabilities.............    62,891                              51,202
                                ========                            ========

Equity........................     4,930                               4,503
                                --------                            --------
Total liabilities and equity..  $ 67,821                            $ 55,705
                                ========                            ========
Net interest income...........               $ 2,047                             $ 1,919
                                             =======                             =======
Interest rate spread(4).......                            3.04%                                3.48%
                                                       ========                            ========
Net interest margin(5)........                            3.15%                                3.62%
                                                       ========                            ========

Net interest earning assets     $  3,545                            $  2,881
                                ========                            ========
Ratio of interest-earning
 assets to interest-bearing
 liabilities............            1.06x                               1.06x

---------------------------------
(1) Loans receivable are net of the allowance for loan losses.
(2) Includes both available for sale and held to maturity securities.
(3) Includes stock in Federal Home Loan Bank of New York.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income as a percentage of interest earning assets.

Rate/Volume Analysis

         The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to changes in outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                           Six Months Ended June 30,           Years Ended December 31,
                                       -------------------------------------  ------------------------------------
                                                   2004 vs. 2003                       2003 vs. 2002
                                       -------------------------------------  ------------------------------------
                                         Increase/(Decrease)                    Increase/(Decrease)
                                               Due to              Total              Due to            Total
                                       -----------------------    Increase    ----------------------   Increase
                                         Volume       Rate       (Decrease)     Volume      Rate      (Decrease)
                                       ----------  -----------  ------------  ----------  -------     ----------
                                                                   (In Thousands)

Interest income:
  Loans receivable..................   $   311     $   (75)     $      236    $   602     $  (437)    $      165
  Taxable securities................        52         (60)             (8)       129        (185)           (56)
  Tax-exempt securities.............         3          --               3          3         (15)           (12)
  Other interest-earning assets.....       (22)        (16)            (38)       (14)        (51)           (65)
                                       -------     -------      ----------    -------     -------     ----------

   Total interest income............       344        (151)            193        720        (688)            32
                                       -------     -------      ----------    -------     -------     ----------

Interest expense:
  Interest-bearing deposits:
   Demand...........................         1         (11)            (10)        21         (69)           (48)
   Savings and club accounts........        13         (15)             (2)        38         (85)           (47)
   Certificates of deposits.........        (9)        (49)            (58)        70        (254)          (184)
  Borrowed money....................       133         (48)             85        184          (1)           183
                                       -------     -------      ----------    -------     -------     ----------

   Total interest expense...........       138        (123)             15        313        (409)           (96)
                                       -------     -------      ----------    -------     -------     ----------

Net interest income.................   $   206     $   (28)     $      178    $   407     $  (279)    $      128
                                       =======     =======      ==========    =======     =======     ==========

Management of Market Risk

         General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Our full board of directors is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk and reports to the board of directors on a regular basis with respect to our asset/liability policies and interest rate risk position.

         We have emphasized the origination of fixed-rate mortgage loans for retention in our portfolio in order to maximize our net interest income. We accept increased exposure to interest rate fluctuations as a result of our investment in such loans. In a period of rising interest rates, our net interest rate spread and net interest income may be negatively affected. However, this negative impact is expected to be mitigated somewhat by the net proceeds from the offering which will support the future growth of our interest earning assets. In addition, we have sought to manage and mitigate our exposure to interest rate risks in the following ways:

         o We maintain moderate levels of short-term liquid assets. At June 30, 2004, our short-term liquid assets totaled $4.6 million;

         o We originate for portfolio adjustable-rate mortgage loans. At June 30, 2004, our adjustable-rate mortgage loans totaled $12.0 million;

         o We attempt to increase the maturity of our liabilities as market conditions allow. In particular, in 2003 and the first six months of 2004, we have emphasized intermediate - to long-term FHLB advances as a source of funds. At June 30, 2004, we had $11.6 million of FHLB advances with terms to maturity of between three and ten years; and

         o We invest in securities with step-up rate features providing for increased interest rates prior to maturity according to a pre-determined schedule and formula. However, these step-up rates may not keep pace with rising interest rates in the event of a rapidly rising rate environment. In addition, these investments may be called at the option of the issuer.

         Net Portfolio Value. In past years, many savings associations have measured interest rate sensitivity by computing the "gap" between the assets and liabilities which are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the Office of Thrift Supervision. However, the Office of Thrift Supervision now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current low level of market interest rates, we did not receive an NPV calculation for an interest rate decrease of greater than 100 basis points. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

         The table below sets forth, as of June 30, 2004, the latest date for which the Office of Thrift Supervision has provided Lincoln Park Savings an interest rate sensitivity report of net portfolio value and the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

                                                                Net Portfolio Value as a percentage
                               Net Portfolio Value                  of Present Value of Assets
  Change in        -------------------------------------------  ----------------------------------
Interest Rates     Estimated       Amount of      Percent of                     Change in Basis
(basis points)           NPV         Change         Change        NPV Ratio           Points
-----------------  ------------  -------------  --------------  ----------------------------------
                                               (Dollars in Thousands)

     +300          $    4,350    $     (4,444)      (51)%           5.77%       (499) basis points
     +200               5,924          (2,869)      (33)            7.64        (312) basis points
     +100               7,440          (1,353)      (15)            9.34        (143) basis points
      0                 8,793              --        --            10.76          -- basis points
     -100               9,140             347         4            11.04          28 basis points

         The table above indicates that at June 30, 2004, in the event of a 100 basis point decrease in interest rates, we would experience a 4% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 33% decrease in net portfolio value.

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income and will differ from actual results.

         Upon completion of our charter conversion to a New Jersey savings bank, Lincoln Park Savings will no longer be subject to the Office of Thrift Supervision net portfolio value analysis. In the future, Lincoln Park Savings expects to analyze its interest rate risk using an alternative methodology currently under development by Lincoln Park Savings.

Liquidity and Capital Resources

         Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

         We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

         Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At June 30, 2004, cash and cash equivalents totaled $3.8 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $5.0 million at June 30, 2004. In addition, at June 30, 2004, we had the ability to borrow a total of approximately $27.0 million from the Federal Home Loan Bank of New York. On that date, we had $15.1 million in advances outstanding.

         At June 30, 2004, we had $2.1 million in loan commitments outstanding. In addition to commitments to originate loans, we had $7.6 million in funding commitments under borrowers' unused lines of credit. Certificates of deposit due within one year of June 30, 2004 totaled $18.2 million, or 31.5% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and FHLB advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

         We have no material commitments or demands that are likely to affect our liquidity other than set forth below. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our line of credit with the Federal Home Loan Bank of New York.

         Our primary investing activities are the origination of loans and the purchase of securities. For the six months ended June 30, 2004 we originated $10.6 million of loans and purchased $3.3 million of securities. In fiscal 2003, we originated $31.3 million of loans and purchased $11.7 million of securities. In fiscal 2002, we originated $16.0 million of loans and purchased $13.5 million of securities.

         Financing activities consist primarily of activity in deposit accounts and FHLB advances. We experienced a net increase in total deposits of $504,000, $3.9 million and $6.7 million for the six months ended June 30, 2004 and the years ended December 31, 2003 and 2002, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products in order to attract deposits. FHLB advances reflected net increases of $3.7 million, $7.4 million, and $3.0 million during the six months ended June 30, 2004, and the years ended December 31, 2003 and 2002, respectively. FHLB advances have primarily been used to fund loan demand and purchase securities.

         Prior to completion of our charter conversion to a New Jersey savings bank charter, we were subject to various regulatory capital requirements administered by the Office of Thrift

Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2004, we exceeded all of the Office of Thrift Supervisions regulatory capital requirements. We are considered "well capitalized" under regulatory guidelines. See "Regulation--Federal Banking Regulation--Capital Requirements" and note 10 of the notes to the financial statements. At June 30, 2004, we also exceeded all of the regulatory capital requirements applicable under Federal Deposit Insurance Corporation regulations.

         The capital from the reorganization will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the reorganization, resulting in increased net interest-earning assets and net income. However, due to the increase in equity resulting from the capital raised in the offering, return on equity will be adversely impacted following the reorganization.

Recent Accounting Pronouncements

         In December 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results. We have not completed an analysis of the potential effects of this statement on our financial statements. As of June 30, 2004, we have not issued any stock-based compensation. At the present time, it is our intent to use the intrinsic value method if such method remains permitted.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133, "Implementation Issues," that have been effective for fiscal quarters that began prior to

September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on our financial position or results of operations.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on our reported equity.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose: the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; the maximum potential amount of future payments under the guarantee; the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on our financial position or results of operations.

         In December 2003, the FASB issued a revision to Interpretation 46, "Consolidation of Variable Interest Entities," which established standards for identifying a variable interest entity ("VIE") and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this Interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this Interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this Interpretation has not and is not expected to have a material effect on our financial position or results of operations.

         On March 31, 2004, the FASB published an Exposure Draft, "Share-Based Payment", an Amendment of FASB Statements No. 123 and 95 (the "Exposure Draft"). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant-date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period. The cost of employee services received in exchange for liabilities would be measured initially at the fair value, rather than the previously allowed intrinsic value under APB Opinion No. 25, Accounting for Stock Issued to Employees, of the liabilities and would be remeasured subsequently at each reporting date through settlement date.

         The proposed changes in accounting would replace existing requirements under SFAS No. 123, "Accounting for Stock-Based Compensation", and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, which did not require companies to expense options. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans", would remain unchanged.

         The Exposure Draft provides that the proposed statement would be applied to public entities prospectively for fiscal years beginning after December 15, 2004, as if all share-based compensation awards vesting, granted, modified, or settled after December 15, 1994 had been accounted for using the fair value-based method of accounting.

         The FASB is currently expected to issue the final statement in the fourth quarter of 2004.

Impact of Inflation and Changing Prices

                  The financial statements and related notes of Lincoln Park Savings have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                        BUSINESS OF LINCOLN PARK BANCORP

         We have not engaged in any business to date. Upon completion of the reorganization and offering, we will own all of the issued and outstanding common stock of Lincoln Park Savings. We will retain up to 50% of the net proceeds from the offering. A portion of the net proceeds we retain will be used to make a loan to fund the purchase of our shares of common stock by the Lincoln Park Savings employee stock ownership plan. We will contribute the remaining net proceeds to Lincoln Park Savings as additional capital. We intend to invest our capital as discussed in "How We Intend to Use the Proceeds from the Offering."

         In the future, Lincoln Park Bancorp, as the holding company of Lincoln Park Savings, will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions, or other diversification of the activities of Lincoln Park Bancorp at the present time.

         Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from Lincoln Park Savings. Initially, Lincoln Park Bancorp will neither own nor lease any property, but will instead use the premises, equipment and furniture of Lincoln Park Savings. At the present time, we intend to employ only persons who are officers of Lincoln Park Savings to serve as officers of Lincoln Park Bancorp We will however, use the support staff of Lincoln Park Savings from time to time. These persons will not be separately compensated by Lincoln Park Bancorp Lincoln Park Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

                        BUSINESS OF LINCOLN PARK SAVINGS

General

         Our principal business consists of attracting retail deposits from the general public in the areas surrounding our main office in Lincoln Park, New Jersey and investing those deposits, together with funds generated from operations, primarily in one- to four-family residential mortgage loans, multi-family and commercial real estate loans, consumer loans, and investment securities. Our revenues are derived principally from interest on loans and securities. We also generate revenues from fees and service charges and other income. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Market Area

         We primarily serve communities located in Morris and Passaic Counties, New Jersey. Our primary market area is concentrated in the Borough of Lincoln Park and in contiguous towns in Morris and Passaic Counties. During the past several years, the population and number of households in Morris and Passaic Counties have increased moderately. In 2003, median household income for Morris and Passaic Counties was approximately $85,000 and $54,000, respectively, compared to $61,000 for the State of New Jersey. Our market area is characterized by a high proportion of single family and two- to four-family houses. This market has a diverse economy with a large number of small and medium-size business establishments as well as corporate headquarters for Fortune 500 companies. The market area also serves as a bedroom community for nearby New York City as well as other nearby suburban areas in northern New Jersey and downstate New York. As of March 2004, the unemployment rates in Morris and Passaic Counties were 3.8% and 7.1%, respectively, compared to an unemployment rate of 5.2% for the State of New Jersey.

Competition

         We face intense competition within our market area both in making loans and attracting deposits. Morris and Passaic Counties have a high concentration of financial institutions including large money center and regional banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services and private banking. As of June 30, 2003, our market share of deposits represented less than 1% of deposits in each of Morris and Passaic Counties.

         Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

Lending Activities

         Our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property. We have historically retained all loans that we originate, although we will occasionally enter into loan participations. One- to four-family residential real estate mortgage loans represented $35.3 million, or 67.2% of our total loan portfolio at June 30, 2004. Consumer loans totaled $14.3 million, or 27.3% of the total loan portfolio at June 30, 2004, and consisted primarily of home equity loans and home equity lines of credit. We also offer multi-family and commercial real estate loans and to a lesser extent construction loans. Commercial real estate loans totaled $2.1 million, or 4.1% of the total loan portfolio at June 30, 2004. On a limited basis, we originate consumer loans that are not secured by real estate, including automobile loans, deposit account loans and unsecured personal loans and lines of credit.

         Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan as of the dates indicated.

                                                                           At December 31,
                                                             ---------------------------------------------
                                     At June 30, 2004              2003                     2002
                                 -----------------------  -----------------------  -----------------------
                                   Amount      Percent      Amount      Percent      Amount      Percent
                                 ----------  -----------  ----------  -----------  ----------  -----------
                                                              (Dollars in Thousands)

Real estate loans:
  One- to four-family..........  $   35,309       67.20%    $ 33,554      68.40%    $ 21,466       62.15%
  Multi-family.................         319        0.61          323       0.66          216        0.63
  Commercial...................       2,126        4.05        2,060       4.20        2,188        6.33
  Construction.................         450        0.85          380       0.77          180        0.52
                                 ----------    --------     --------   --------     --------    --------
    Total real estate loans....      38,204       72.71%      36,317      74.03%      24,050       69.63%
                                 ----------    --------     --------   --------     --------    --------

Consumer loans:
  Passbook or certificate......          71        0.14%         100       0.20%         123        0.36%
  Home equity lines of credit..       6,439       12.26        4,638       9.46        4,924       14.25
  Home equity..................       7,541       14.35        7,670      15.64        5,145       14.89
  Automobile...................         195        0.37          265       0.54          262        0.76
  Personal unsecured...........          76        0.14           48       0.10           25        0.07
  Overdraft  line of credit....          16        0.03           17       0.03           13        0.04
                                 ----------    --------     --------   --------     --------    --------
    Total consumer loans.......      14,338       27.29%      12,738      25.97%      10,492       30.37%
                                 ----------    --------     --------   --------     --------    --------

Total loans....................      52,542      100.00%      49,055     100.00%      34,542      100.00%
                                 ----------    ========     --------   ========     --------    ========

Less:
  Loans in process.............         205                       91                      95
  Allowance for loan losses....         113                      126                      91
  Deferred loan (costs)........         (83)                     (75)                    (54)
                                 ----------                 --------                --------
                                        235                      142                     132
                                 ----------                 --------                --------
  Total loans receivable, net..  $   52,307                 $ 48,913                $ 34,410
                                 ==========                 ========                ========

         Maturity of Loan Portfolio. The following table shows the remaining contractual maturity of our loans at December 31, 2003. Mortgages which have adjustable interest rates or that have balloon repayment features are shown as maturing in the periods during which the contract is due. The table does not include the effect of possible prepayments or due on sale clauses.

                                           One- to four-                    Commercial
                                               family       Multi-family    real estate    Construction    Consumer     Total
                                          ---------------  --------------  -------------  --------------  ---------- -----------
                                                                                                             (In Thousands)

One year or less........................  $       --         $       --      $       --     $      380    $      117  $      497
                                          ----------         ----------      ----------     ----------    ----------  ----------
After one year:
  More than one to three years..........         292                 --              --             --           740       1,032
  More than three to five years.........          45                 --             214             --         1,898       2,157
  More than five to ten years...........       1,036                 --             246             --         1,820       3,102
  More than ten to twenty years.........      16,510                323             675             --         8,130      25,638
  More than twenty years................      15,671                 --             925             --            33      16,629
                                          ----------         ----------      ----------     ----------    ----------  ----------
Total due after one year................      33,554                323           2,060             --        12,621      48,558
                                          ----------         ----------      ----------     ----------    ----------  ----------
Total due...............................  $   33,554         $      323      $    2,060     $      380    $   12,738  $   49,055
                                          ==========         ==========      ==========     ==========    ==========  ==========

         Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth at December 31, 2003, the dollar amount of all fixed-rate and adjustable-rate loans due after December 31, 2004. Adjustable- and floating-rate loans are included based on contractual maturities.

                                                  Due After December 31, 2004
                                          ----------------------------------------------
                                              Fixed          Adjustable         Total
                                          --------------   --------------   ------------
                                                           (In Thousands)

One- to four-family.....................  $     28,286     $      5,268     $     33,554
Multi-family............................           233               90              323
Commercial real estate..................           246            1,814            2,060
Construction............................            --               --               --
Consumer................................         7,986            4,635           12,621
                                          ------------     ------------     ------------

     Total loans........................  $     36,751     $     11,807     $     48,558
                                          ============     ============     ============

         One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans that are primarily secured by properties located in Morris and Passaic Counties. At June 30, 2004, approximately $35.3 million, or 67.2% of our loan portfolio, consisted of one- to-four family residential loans. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the appraised value of the property. However, we make first mortgage loans and second mortgage loans, when we are the first lien holder with a loan-to-value ratio up to 89% for properties secured by one- to four-family residences located in our community reinvestment designated area. Private mortgage insurance is not required on loans with a loan-to-value ratio in excess of 80% in conjunction with this program. Fixed-rate loans are originated for terms of 15, 20 and 30 years. At June 30, 2004, our largest loan secured by one- to four-family real estate had a principal balance of $534,000 and was secured by a single-family residence. This loan was performing in accordance with its terms.

         We originate our fixed-rate loans in conformity with Freddie Mac guidelines. However, our policy has been to retain in portfolio the fixed-rate loans we originate.

         We also offer adjustable-rate mortgage loans for one-to four-family properties with an interest rate based on the United States Treasury index. The interest rates on these loans adjust annually or every three years from the outset of the loan or adjust annually after a five-or ten-year initial fixed rate period. We originated $824,000 and $3.2 million of adjustable-rate one- to four-family residential loans during the six months ended June 30, 2004 and the year ended December 31, 2003, respectively. Our adjustable rate-mortgage loans provide for maximum rate adjustments of 200 basis points per adjustment, with a lifetime maximum rate of 12%. Our adjustable rate mortgage loans amortize over terms of up to 40 years.

         Adjustable-rate mortgage loans decrease the risk associated with changes in market interest rates by periodically repricing, but involve other risks because, as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents, and therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30, 2004, $5.6 million, or 15.9% of our one- to four-family residential loans had adjustable rates of interest.

         All one- to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

         Regulations limit the amount that a savings institution may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For all loans, we utilize outside independent appraisers approved by the board of directors. All borrowers are required to obtain title insurance. We also require homeowner's insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

         Commercial and Multi-Family Real Estate Loans. At June 30, 2004, $2.1 million, or 4.1% of our total loan portfolio consisted of commercial real estate loans secured by mixed use properties (properties combining residential and commercial space), office buildings and other commercial properties. We generally originate adjustable rate commercial real estate loans with interest rates that adjust every five years based upon the five year Federal Home Loan Bank of New York advance rate, and which amortize over periods of 25 years. The maximum loan-to-value ratio of our commercial real estate loans is 75%. At June 30, 2004, we had eight commercial real estate loans with an average outstanding balance of $266,000. At June 30, 2004, our largest loan secured by commercial real estate consisted of a $505,000 loan secured by a 7-unit office building. At June 30, 2004 all of our loans secured by commercial real estate were performing in accordance with their terms. All commercial real estate loans are secured by properties located within our lending area or contiguous areas.

         Loans secured by multi-family real estate (other then mixed use properties listed above) totaled approximately $319,000, or 0.6%, of the total loan portfolio at June 30, 2004. Multi-family real estate loans generally are secured by rental properties, including walk-up apartments. At June 30, 2004, we had three multi-family loans with an average principal balance of $106,000, and the largest multi-family real estate loan had a principal balance of $117,000. Two of our multi-family loans represent participation interests in loans originated by the New Jersey Thrift Institutions Community Investment Corporation. These participation interests are secured by low and moderate income multi-family properties located in Wayne Township and in Paterson, New Jersey. As of June 30, 2004, all of our loans secured by multi-family real estate loans were performing in accordance with their terms. Multi-family real estate loans generally are offered with interest rates that adjust after five years. Multi-family loans are originated for terms of up to 25 years. Multi-family real estate loan adjustments are tied to the five year FHLB of New York advance rate.

         We consider a number of factors in originating commercial and multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service) to ensure that it is at least 130% of the monthly debt service, and the ratio of the loan amount to the appraised value of the mortgaged property. Commercial and multi-family real estate loans are originated in amounts up to 75% of the appraised value of the mortgaged property securing the loan. All commercial and multi-family real estate loans are appraised by outside independent appraisers approved by the board of directors. Personal guarantees are often obtained from commercial and multi-family real estate borrowers. We generally do not originate commercial and multi-family real estate loans secured by industrial properties.

         Loans secured by commercial and multi-family real estate generally are larger than one- to four-family residential loans and involve greater credit risk. Commercial and multi-family real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Repayment of these loans depends to a large degree on the results of operations and management of the properties securing the loans or the businesses conducted on such property, and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of these loans makes them more difficult for management to monitor and evaluate.

         Consumer Loans. We are authorized to make loans for a variety of personal and consumer purposes. As of June 30, 2004, consumer loans totaled $14.3 million, or 27.3% of our total loan portfolio. Our consumer loans consist primarily of home equity loans and home equity lines of credit. Our procedure for underwriting consumer loans includes an assessment of the applicant's credit history and ability to meet existing obligations and payments of the proposed loan, as well as an evaluation of the value of the collateral security, if any.

         The largest component of our consumer loans consists of home equity loans and home equity lines of credit which totaled $14.0 million, or 26.6% of our total loan portfolio, as of June 30, 2004. Home equity loans and home equity lines of credit are generally made for owner-occupied homes, and are secured by first or second mortgages on residences. Home equity loans may have a term of up to 20 years, and are originated at a fixed rate of interest. Home equity lines of credit are revolving lines of credit and have adjustable rates of interest. We offer home equity loans and lines of credit up to $350,000. At June 30, 2004, our home equity loans had an average balance of $67,000 and our home equity lines of credit had an average credit limit of $86,000. Generally home equity loans and lines of credit have a maximum loan to value ratio of 80% (including any senior lien on the collateral property), although we will originate such loans with a loan to value ratio up to 89% within our community reinvestment designated area, provided Lincoln Park Savings has the first lien on the property securing the loan. We currently offer home equity lines of credit for a period of up to 20 years, and generally at rates tied to the prime interest rate as published in The Wall Street Journal.

         Automobile loans accounted for $195,000 of our consumer loans at June 30, 2004. Our automobile loans generally have terms that do not exceed five years and carry a fixed rate of interest. Generally, automobile loans are made in amounts up to 85% of the purchase price on new vehicles, and up to 80% of the National Automobile Dealers Association retail value on used vehicles. Collision and comprehensive insurance is required on all automobile loans. We require a lien on the title to the vehicle securing the loan.

         We make loans secured by deposit accounts up to 90% of the amount of the available deposit balance. We also make personal loans and overdraft lines of credit that are not secured by any collateral. We have the authority to make other consumer loans that may or may not be secured.

         Consumer loans generally entail greater risk than residential loans, particularly in the case of loans that are unsecured or are secured by assets that tend to depreciate in value, such as automobiles. In these cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan, and the remaining value often does not warrant further substantial collection efforts against the borrower.

         Construction Loans. At June 30, 2004, we had two construction loan outstanding in the amount of $450,000, or 0.9% of our total loan portfolio. We currently offer adjustable- rate and fixed-rate residential construction loans for the construction of owner-occupied, single-family residences. These loans generally are offered to borrowers who have a contract for construction of a single family residence on property they own at the time of the loan origination. Construction loans generally have terms of nine months to one year, but typically are structured to become permanent mortgage loans once construction is completed. During the construction period, construction loans require the payment of interest only. Construction loans will generally be made in amounts up to 80% of the appraisal value of the property. Funds are disbursed in accordance with a schedule reflecting the completion of portions of the project.

         Construction loans generally have greater credit risk than one- to four-family residential mortgage loans. The risk of loss on a construction loan depends upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost of construction. If the estimated cost of construction is inaccurate we may have to advance funds beyond the original amount committed in order to protect the value of the property.

         Other Loans. We have authority to make secured and unsecured commercial business loans, but have not made any loans to date. We intend to begin to offer commercial business lines of credit in 2005, although no specific plans or policies have been adopted by the board of directors. We do not anticipate that commercial business lines of credit will be material to our operations during the next several years.

         Origination and Servicing of Loans. Loan origination activities are concentrated in our primary market area of Morris and Passaic Counties, New Jersey. New loans are generated primarily from walk-in customers, customer referrals, and other parties with whom we do business, and from the efforts of directors and employees and advertising. Loan applications are underwritten and processed at our main office. We service all loans that we originate.

         We have not been an active purchaser or seller of loans. In 2003 we sold a participation interest in a portion of a loan where the total loan principal exceeded our loans to one borrower limit. We retained the servicing of the loan. Similarly, we will occasionally purchase a participation interest in loans originated by other financial institutions.

         The following table shows our loan origination purchases, sales and repayment activities for the periods indicated.

                                                    Six Months
                                                  Ended June 30,         Years Ended December 31,
                                            --------------------------  --------------------------
                                                2004          2003          2003          2002
                                            ------------  ------------  ------------  ------------
                                                                (In Thousands)

Beginning of period......................   $    48,913   $    34,410   $    34,410   $    32,198
                                            -----------   -----------   -----------   -----------

Originations by Type:
   Real estate mortgage:
     One- to four-family.................         3,833        12,428        19,721         5,555
     Multi-family........................            --            --           153            --
     Commercial..........................           788            --            --           828
     Construction........................           300            --           200            --
  Consumer:
     Passbook or certificate.............            --            60           113           131
     Home equity lines of credit.........         4,170         3,033         5,173         5,648
     Home equity.........................         1,449         2,704         5,738         3,526
     Automobile..........................            32           117           155           293
     Personal unsecured..................            35            45            50            32
     Overdraft line of credit............             9            12            17            18
                                            -----------   -----------   -----------   -----------
       Total loans originated............        10,616        18,399        31,320        16,031
                                            -----------   -----------   -----------   -----------

Purchases:
   Real estate mortgage:
     Multi-family........................            --            --           115            --
                                            ------------  ------------   -----------  -----------
       Total purchases...................            --            --           115            --
                                            ------------  ------------   -----------  -----------

Sales:
   Real estate mortgage:
     Commercial..........................            --            --           225            --
                                            ------------  ------------   -----------  -----------
       Total sales.......................            --            --           225            --
                                            ------------  ------------   -----------  -----------

   Principal repayments..................         7,201         8,185        16,720        13,822
                                            -----------   -----------   -----------   -----------
       Total reductions..................         7,201         8,185        16,945        13,822
                                            -----------   -----------   -----------   -----------

Increase (decrease) in other items, net..           (21)            5            13             3
                                            -----------   -----------   -----------   -----------
       Net increase......................         3,394        10,219        14,503         2,212
                                            -----------   -----------   -----------   -----------

       Ending balance....................   $    52,307   $    44,629   $    48,913   $    34,410
                                            ===========   ===========   ===========   ===========

         Loan Approval Procedures and Authority. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of mortgagors. All loans up to $200,000 may be approved by certain of our officers pursuant to delegated loan approval authority or by our Loan Committee. Our Loan Committee consists of two directors, the President, and the Vice President of Lending. The President and Vice President of Lending have a combined lending authority up to $100,000. The Vice President of Lending and another Vice President have a combined lending authority of up to $25,000. The Loan Committee may approve loans up to $200,000. All loans in excess of $200,000 must be approved by the board of directors. In addition, the board of directors ratifies all loans approved by management.

         We require appraisals of all real property securing loans. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the board of directors annually. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan.

Non-performing and Problem Assets

         Lincoln Park Savings commences collection efforts when a loan becomes 11 days past due with system generated reminder notices. Subsequent late charge and delinquent notices are issued and the account is monitored on a regular basis thereafter. Personal, direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard Lincoln Park Savings' collateral. When a loan is more than 60 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated. We make every effort to contact the borrower and develop a plan of repayment to cure the delinquency. All loans 90 days past due are reported to the board of directors. Upon direction of the board of directors, if no repayment plan is in process, the file is referred to counsel for the commencement of foreclosure or other collection efforts.

         Loans are placed on non-accrual status when they are contractually 90 days or more delinquent. When loans are placed on non-accrual status, unpaid accrued interest is fully reserved, and further income is recognized only to the extent received. Loans are removed from non-accrual status when their delinquency status is reduced to less than 90 days.

         Non-performing Loans. At June 30, 2004, $90,000 or 0.17% of our total loans were non-performing loans.

         Non-performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated. Delinquent loans that are 90 days or more past due are generally considered non-performing assets. During the periods presented, we did not have any troubled debt restructurings.

                                                                  At December 31,
                                              At June 30,   --------------------------
                                                  2004          2003          2002
                                              ------------  ------------  ------------
                                                       (Dollars in Thousands)
Non-accruing loans:
  One- to four-family.......................  $      53     $     171     $     197
  Multi-family..............................         --            --            --
  Commercial real estate....................         --            --            --
  Construction..............................         --            --            --
  Consumer - Home equity loans..............         37           185            48
                                              ---------     ---------     ---------
    Total...................................         90           356           245
                                              ---------     ---------     ---------

Accruing loans delinquent 90 days or more:
  One- to Four-Family.......................         --            --            --
  Multi-family..............................         --            --            --
  Commercial real estate....................         --            --            --
  Construction..............................         --            --            --
  Consumer - Passbook or Certificate........         --            --            11
                                              ---------     ---------     ---------
    Total...................................         --            --            11
                                              ---------     ---------     ---------

Foreclosed assets...........................         --            --            --
                                              ---------     ---------     ---------

Total non-performing assets.................  $      90     $     356     $     256
                                              =========     =========     =========
Total as a percentage of total assets.......       0.11%         0.48%         0.41%
                                              =========    ==========    ==========
Total as a percent of total loans...........       0.17%         0.73%         0.74%
                                              =========    ==========    ==========
Allowance for loan loss related to
   non-performing loans.....................  $       9     $      36     $      24
                                              =========     =========     =========

         For the six months ended June 30, 2004 and the year ended December 31, 2003, gross interest income which would have been recorded had our non-accruing loans been current in accordance with their original terms amounted to $4,000, and $25,000, respectively. Interest income recognized on such loans for the six months ended June 30, 2004 and the year ended December 31, 2003 was $1,000 and $15,000, respectively.

         Other Loans of Concern. At June 30, 2004, we had two single-family loans with an aggregate balance of $567,000, with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have some doubts as to the ability of the borrowers to comply with repayment terms of the loans and which may result in such loans being classified as non-performing. These loans are placed on Lincoln Park Savings' watch list and are closely monitored.

         Delinquent Loans. The following table sets forth our loan delinquencies by type, by amount and by percentage of type at the dates indicated.

                                                   At June 30, 2004                          At December 31, 2003
                                    -------------------------------------------   ------------------------------------------
                                        60-89 Days             90 Days or More         60-89 Days          90 Days or More
                                    -------------------     -------------------   --------------------    ------------------
                                     Number   Principal      Number   Principal    Number    Principal    Number   Principal
                                      of       Balance        of       Balance      of        Balance      of       Balance
                                     Loans     of Loans      Loans     of Loans    Loans      of Loans    Loans     of Loans
                                    --------   --------     --------   --------   --------   ---------    --------  --------
                                                                                     (Dollars in Thousands)
Real estate mortgage:
  One- to four-family............      --     $   --            2      $  53          --     $   --           3      $ 171
  Multi- family..................      --         --           --         --          --         --          --         --
  Commercial.....................      --         --           --         --          --         --          --         --
  Construction...................      --         --           --         --          --         --          --         --
                                    --------   --------     --------   --------   --------   --------    --------  --------
    Total real estate loans......      --         --           2          53          --         --           3        171
                                    --------   --------     --------   --------   --------   --------    --------  --------

Consumer:
  Passbook or certificate........      --         --           --         --          --         --          --         --
  Home equity lines of credit....      1          29            1         37          --         --           3        185
  Home equity....................      --         --           --         --          --         --          --         --
  Automobile.....................      --         --           --         --          --         --          --         --
  Personal unsecured.............      --         --           --         --          --         --          --         --
  Overdraft line of credit.......      --         --           --         --          --         --          --         --
                                    --------   --------     --------   --------   --------   --------    --------  --------
    Total other loans............      1          29            1         37          --         --           3        185
                                    --------   --------     --------   --------   --------   --------    --------  --------
      Total delinquent loans.....      1     $    29            3      $  90          --     $   --           6      $ 356
                                    ========   ========     ========   ========   ========   ========    ========  ========

Delinquent loans to total loans..               0.06%                    0.17%                   --%                  0.73%
                                              ========                 ========              ========              ========


           At December 31, 2002
  ----------------------------------------
      60-89 Days         90 Days or More
  -------------------  -------------------
   Number   Principal   Number   Principal
    of       Balance     of       Balance
   Loans     of Loans   Loans     of Loans
  --------   --------  --------  ---------


      1      $  92          3      $ 197
     --         --         --         --
     --         --         --         --
     --         --         --         --
 --------   --------   --------   --------
      1         92          3        197
 --------   --------   --------   --------


      1         18          4         11
      2        188          1         48
     --         --         --         --
     --         --         --         --
     --         --         --         --
     --         --         --         --
 --------   --------   --------   --------
      3        206          5         59
 --------   --------   --------   --------
      4      $ 298          8      $ 256
 ========   ========   ========   ========

              0.86%                 0.74%
            ========              ========


         Classified Assets. Federal and state regulations and our Asset Classification Policy provide that loans and other assets of lesser quality should be classified as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that we will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We classify an asset as "special mention" if the asset has a potential weakness that warrants management's close attention. While such assets are not impaired, management has concluded that if the potential weakness in the asset is not addressed, the value of the asset may deteriorate, adversely affecting the repayment of the asset.

         We are required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When we classify problem assets as "loss," we are required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by federal and state regulators which can order the establishment of additional general or specific loss allowances.

         On the basis of management's review of our assets, at June 30, 2004 we had classified $290,000 of our assets as substandard consisting of three non-accruing loans totaling $90,000 secured by single family residential properties and two corporate bonds with sub-investment grade ratings totaling $200,000. Both of the corporate bonds are scheduled to mature during the first six months of 2005, and both have fair market values in excess of their carrying values at June 30, 2004. At June 30, 2004, we had classified $567,000 of our mortgage loans as special mention, which loans are secured by single family residential properties. At June 30, 2004, none of our assets were classified as doubtful or loss.

         The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations. Not all classified assets constitute non-performing assets.

Allowance for Loan Losses

         Our allowance for loan losses is maintained at a level necessary to absorb loan losses which are both probable and reasonably estimable. Management, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of loan activities, along with general economic and real estate market conditions. We utilize a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of our loan portfolio. We maintain a loan review system, which allows for a periodic review of our loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, type and market value of collateral and financial condition of the borrowers. Specific loan loss allowances are established for identified losses based on a review of such information. A loan evaluated for impairment is considered to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans which are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of June 30, 2004 is maintained at a level that represents management's best estimate of losses inherent in the loan portfolio, and such losses were both probable and reasonably estimable. This estimation is inherently subjective as it requires estimates and assumptions that are susceptible to significant revisions as more information becomes available. Although we believe that we have established the allowance at a level to absorb probable and estimable losses, future additions to the allowance for loan losses may be necessary if economic and other conditions in the future differ substantially from the current operating environment.

         In addition, federal and state regulators, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         Allowance for Loan Losses. The following table analyzes changes in the allowance for the periods presented. We had no charge-offs or recoveries during the periods presented.

                                                           At or For the
                                                              Six Months               At or For the
                                                            Ended June 30,        Years Ended December 31,
                                                       -----------------------    ------------------------
                                                          2004          2003         2003         2002
                                                       ----------   ----------    ----------   ----------
                                                                     (Dollars in Thousands)

Balance at beginning of period...................      $      126   $       91    $       91   $       83
                                                       ----------   ----------    ----------   ----------

Total charge-offs................................              --           --            --           --

Total recoveries.................................              --           --            --           --
                                                       -----------   ---------    ----------   ----------

Net charge-offs..................................              --           --             --          --
Provision (credited) charged to operations.......             (13)          11            35            8
                                                       ----------   ----------    ----------   ----------
Ending balance...................................      $      113   $      102    $      126   $       91
                                                       ==========   ==========    ==========   ==========

Ratio of non-performing assets to total assets at
   the end of period.............................            0.11%        0.27%         0.48%        0.41%
                                                       ==========   ==========    ==========   ==========

Ratio of net charge-offs during the period to loans
   outstanding during the period.................              --%          --%           --%          --%
                                                       ===========   ==========   ===========  ===========

Ratio of net charge-offs during the period to
   non-performing assets.........................              --%          --%           --%          --%
                                                       ==========    ==========   ===========  ===========

         Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of the allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict the use of the allowance to absorb losses in other categories.


                                                                                          At December 31,
                                                              ------------------------------------------------------------------
                                  At June 30, 2004                        2003                               2002
                           --------------------------------   -------------------------------   --------------------------------
                                                   Percent                           Percent                            Percent
                                                  of Loans                          of Loans                            of Loans
                                         Loan      in Each                 Loan      in Each                  Loan      in Each
                           Amount of    Amounts    Category   Amount of   Amounts    Category    Amount of   Amounts    Category
                           Loan Loss      by       to Total   Loan Loss     by       to Total   Loan Loss      by       to Total
                           Allowance   Category     Loans     Allowance   Category     Loans     Allowance   Category     Loans
                           ---------   --------    ---------  ---------   --------   --------     ---------   --------   -------
                                                                  (Dollars in Thousands)
Real estate mortgage:
   One- to Four-Family...  $     64    $ 35,309       67.20%  $     86   $ 33,554       68.40%  $     56   $ 21,466      62.15%
   Multi- family.........         1         319        0.61          1        323        0.66          1        216       0.63
   Commercial............        10       2,126        4.05         10      2,060        4.20         11      2,188       6.33
   Construction..........         1         450        0.85          2        380        0.77          1        180       0.52
Consumer:
   Passbook or
     certificate.........         --         71        0.14          --       100        0.20         --        123       0.36
   Home equity...........        16       7,541       14.35         15      7,670       15.64         10      5,145      14.89
   Home equity lines of
     credit..............        19       6,439       12.26         10      4,638        9.46         10      4,924      14.25
   Automobile............         2         195        0.37          2        265        0.54          2        262       0.76
   Personal unsecured....         --         76        0.14         --         48        0.10         --         25       0.07
   Overdraft line of
     credit..............         --         16        0.03         --         17        0.03          --        13       0.04
                           --------    --------      ------   --------   --------      ------   --------   --------     ------
    Total................  $    113    $ 52,542      100.00%  $    126   $ 49,055      100.00%  $     91   $ 34,542     100.00%
                           ========    ========    ========   ========   ========    ========   ========   ========    ========

         Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, the underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and a loss allowance is established by using loss experience data and management's judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis.

Investments

         Our investment portfolio at June 30, 2004 consisted of $14.4 million in United States Government and agency securities, $3.1 million of corporate bonds, $836,000 of municipal bonds, $755,000 in Federal Home Loan Bank of New York stock and $3.0 million in other interest-earning assets, consisting of deposits at other financial institutions, federal funds sold and term deposits with the Federal Home Loan Bank of New York. Our investment policy objectives are to maintain liquidity within the guidelines established by the board of directors. Our policy is to invest only in securities with an investment grade rating at the time of purchase. In addition, the market value of all securities and the credit rating of all non-U.S. Government issues are monitored monthly to determine whether any other than temporary losses exist.

         Although corporate bonds may offer higher yields than U.S. Government or agency securities of comparable duration, corporate bonds also have a higher risk of default due to possible adverse changes in the credit-worthiness of the issuer. At June 30, 2004, two of our corporate bonds in the aggregate amount of $200,000, had been downgraded to non-investment grade ratings. Both of the corporate bonds are scheduled to mature during the first six months of 2005, and both have fair market values in excess of their carrying values at June 30, 2004.

         Nearly all of our $14.4 million of U.S. Government and agency securities at June 30, 2004 were "step-up" securities. These securities require the issuer to pay increased interest rates in the future according to pre-determined schedules and formulas. Our portfolio currently contains securities that provide for various interest rate increases at various repricing intervals. At June 30, 2004, the repricing periods ranged from every year to every six years, and the interest rate adjustments ranged from 1/8 of 1% per adjustment to 4% per adjustment. In addition, these securities are callable at the option of the issuers. Although designed to protect the investor in a rising rate environment, the rate increases on these securities may not keep pace with rising interest rates in a rapidly rising interest rate environment. In addition, because of the call feature, the securities may be called by the issuer at a time when Lincoln Park Savings is not able to reinvest the proceeds of the called security at a rate comparable to what it was earning on the security.

         We also invest in mortgage-backed securities, all of which are guaranteed by the United States Government or agencies or government sponsored enterprises. At June 30, 2004, our mortgage-backed securities portfolio totaled $1.6 million, or 2.0% of total assets, and consisted of $1.2 million in fixed-rate securities, and $440,000 in adjustable rate securities guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac.

         The following table sets forth the carrying value of our securities portfolio at the dates indicated. The carrying value represents fair value for available for sale securities, and amortized cost for held to maturity securities.

                                            At June 30,                           At December 31,
                                      -----------------------   ---------------------------------------------------
                                                2004                      2003                       2002
                                      -----------------------   ------------------------   ------------------------
                                      Book Value   % of Total    Book Value   % of Total    Book Value   % of Total
                                      -----------  ----------   -----------   ----------   -----------   ----------
                                                                  (Dollars in Thousands)
Investment securities available for sale:
   U.S. government agencies.........  $     3,648       15.45%  $     3,691        16.33%  $       502         1.97%
   Corporate bonds..................          832        3.52         1,512         6.69         2,456         9.65
   Municipal bonds..................          345        1.46           356         1.57            --           --
   Mortgage-backed securities.......          199        0.84           252         1.11           495         1.95
   Collateralized mortgage
   obligations......................           --          --            --           --           199         0.78
                                      -----------  ----------   -----------   ----------   -----------   ----------
     Total..........................        5,024       21.27         5,811        25.70         3,652        14.36
                                      -----------  ----------   -----------   ----------   -----------   ----------

Investment securities held to maturity:
   U.S. government agencies.........       10,707       45.35         8,818        39.01         9,812        38.57
   Corporate bonds..................        2,276        9.64         2,541        11.24         2,290         9.00
   Municipal bonds..................          491        2.08           391         1.73           642         2.52
   Mortgage-backed securities.......        1,391        5.89         1,757         7.77         2,959        11.63
   Collateralized mortgage
   obligations......................           --          --            --           --           675         2.65
                                      -----------  ----------   -----------   ----------   -----------   ----------
     Total..........................       14,865       62.96        13,507        59.75        16,378        64.38
                                      -----------  ----------   -----------   ----------   -----------   ----------

Other interest-earning assets:
   Interest-earning deposits........        2,594       10.99         1,659         7.34         1,326         5.21
   Federal funds sold...............           --          --            --           --           900         3.54
   Term deposits....................          372        1.58         1,060         4.69         2,838        11.16
   FHLB stock.......................          755        3.20           570         2.52           345         1.36
                                      -----------  ----------   -----------   ----------   -----------   ----------
                                            3,721       15.77         3,289        14.55         5,409        21.26
                                      -----------  ----------   -----------   ----------   -----------   ----------
     Total..........................  $    23,610      100.00%  $    22,607       100.00%  $    25,439       100.00%
                                      ===========  ==========   ===========   ==========   ===========   ==========

         The following table sets forth the composition of our mortgage-backed securities at the dates indicated.

                                                  At June 30,                             At December 31,
                                             -----------------------    -----------------------------------------------------
                                                      2004                        2003                         2002
                                            ------------------------    -----------------------------------------------------
                                            Book Value    % of Total    Book Value     % of Total    Book Value    % of Total
                                            ----------    ----------    ----------     ----------    ----------    ----------
                                                                         (Dollars in Thousands)
Mortgage-backed securities held to
maturity:................................
   Ginnie Mae............................    $  1,102        79.22%      $  1,405          79.92%      $  2,373       80.19%
   Freddie Mac...........................          33         2.37             44           2.50             89        3.01
   Fannie Mae............................         256        18.41            309          17.58            497       16.80
                                             --------       ------       --------         ------       --------      ------
        Total:...........................    $  1,391       100.00%      $  1,758         100.00%      $  2,959      100.00%
                                             ========       ======       ========         ======       ========      ======

                                                   At June 30,                              At December 31,
                                              --------------------------  ----------------------------------------------------
                                                      2004                        2003                         2002
                                              --------------------------  ----------------------------------------------------
                                              Book Value    % of Total    Book Value     % of Total    Book Value   % of Total
                                              ----------    ----------    ----------     ----------    ----------   ----------
                                                                         (Dollars in Thousands)
Mortgage-backed securities available for
sale:....................................
   Ginnie Mae............................      $    199       100.00%     $    252         100.00%      $    495      100.00%
   Freddie Mac...........................            --           --            --              --             --          --
   Fannie Mae............................            --           --            --              --             --          --
                                               --------       ------      --------         ------       --------      ------
        Total:...........................      $    199       100.00%     $    252         100.00%      $    495      100.00%
                                               ========       ======      ========         ======       ========      ======

         The composition and maturities of the investment securities portfolio as of June 30, 2004, excluding Federal Home Loan Bank of New York stock, are indicated in the following table. Maturities are based upon on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. State and municipal securities yields have not been adjusted to a tax-equivalent basis.

                                                            At June 30, 2004
                              ------------------------------------------------------------------------------
                              Less Than 1 Year       1 to 5 Years          5 to 10 Years    Over 10 Years
                              -----------------   ------------------   -----------------  -------------------
                                       Weighted             Weighted            Weighted            Weighted
                                       Average              Average             Average             Average
                              Book     Interest    Book     Interest    Book    Interest   Book     Interest
                              Value     Rate       Value     Rate       Value     Rate     Value      Rate
                              -----    --------   -------   --------   -------  --------  -------   --------
                                                                            (Dollars in Thousands)

Available for Sale:

U.S. government agencies....  $   --       --%    $   496     2.50%    $   987    4.00%   $  2,165    4.77%
Corporate bonds.............     619     7.01         213     8.33          --      --          --     --
Municipal bonds.............      --       --          --       --         345    3.54        --       --
Mortgage-backed securities..      --       --          --       --          --      --         199    3.87
                              ------              -------              -------            --------

Total available for sale....  $  619     7.01%    $   709     4.19%    $ 1,332    3.88%   $  2,364    4.70%
                              ======              =======              =======            ========

Held to Maturity:

U.S. government agencies....  $   --       --%    $   250     4.38%    $ 3,710    4.13%   $  6,747    4.17%
Corporate bonds.............     235     7.85         582     6.42         959    4.25         500    4.25
Municipal bonds.............      --       --          --       --          --      --         491    4.25
Mortgage-backed securities..      --       --          13     7.66          --      --       1,378    5.28
                              ------              -------              -------            --------

Total held to maturity......  $  235     7.85%    $   845     5.83%    $ 4,669    4.15%   $  9,116    4.35%
                              ======              =======              =======            ========

Total securities............  $  854     7.25%    $ 1,554     5.08%    $ 6,001    4.09%   $ 11,480    4.42%
                              ======              =======              =======            ========


 Total Investment Securities
-----------------------------
           Weighted
           Average
  Book     Interest   Market
 Value       Rate     Value
-------    --------- --------




$   3,648    4.26%   $  3,648
      832    7.34         832
      345    3.54         345
      199    3.87         199
---------            --------

$   5,024    4.68%   $  5,024
=========            ========



$  10,707    4.16%   $ 10,364
    2,276    5.18       2,277
      491    4.25         479
    1,391    5.30       1,402
---------            --------

$  14,865    4.43%   $ 14,522
=========            ========

$  19,889    4.49%   $ 19,546
=========            ========

         The following table shows securities purchase, sale and repayment activities of Lincoln Park Savings for the periods indicated.

                                           Six Months
                                           Ended June 30,         Years Ended December 31,
                                    ------------------------      ------------------------
                                        2004           2003          2003           2002
                                       -------       -------       -------       -------
                                                        (In Thousands)
Available for Sale:
Purchases:
   Adjustable-rate .................   $    --       $    --       $ 3,700       $   500
   Fixed-rate ......................        --            --           100           201
                                       -------       -------       -------       -------
     Total purchases ...............        --            --         3,800           701
                                       -------       -------       -------       -------

Sales:
   Adjustable-rate .................        --            --            --            --
   Fixed-rate ......................        --          (100)         (719)           --
                                       -------       -------       -------       -------
     Total sales ...................        --          (100)         (719)           --
                                       -------       -------       -------       -------

Principal repayments ...............      (699)         (885)       (1,133)         (402)
Other items, net ...................       (88)          281           211           (55)
                                       -------       -------       -------       -------
     Net increase (decrease) .......   $  (787)      $  (704)      $ 2,159       $   244
                                       =======       =======       =======       =======

                                                          Six Months
                                            Ended June 30, Years Ended December 31,
                                     ------------------------- ---------------------------
                                       2004           2003           2003           2002
                                     --------       --------       --------       --------
                                                        (In Thousands)
Held to Maturity:
Purchases:
   Adjustable-rate .............     $  3,238       $  3,750       $  6,709       $ 11,506
   Fixed-rate ..................          100            500          1,210          1,308
                                     --------       --------       --------       --------
     Total purchases ...........        3,338          4,250          7,919         12,814
                                     --------       --------       --------       --------

Sales:
   Adjustable-rate .............           --             --             --             --
   Fixed-rate ..................           --            (99)           (99)            --
                                     --------       --------       --------       --------
     Total sales ...............           --            (99)           (99)            --
                                     --------       --------       --------       --------

Principal repayments ...........       (1,977)        (7,645)       (10,434)        (4,105)
Other items, net ...............            3           (255)          (257)            28
                                     --------       --------       --------       --------
     Net increase (decrease) ...     $  1,358       $ (3,749)      $ (2,871)      $  8,737
                                     ========       ========       ========       ========

Sources of Funds

         General. Deposits have traditionally been the primary source of funds for use in lending and investment activities. We also use borrowings, primarily FHLB advances, to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, funds are derived from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

         Deposits. Our deposits are generated primarily from residents within our primary market area. We offer a selection of deposit instruments, including demand deposits consisting of non-interest bearing and NOW accounts, passbook savings, statement savings and club accounts, and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. We do not accept brokered deposits.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At June 30, 2004, $26.3 million, or 45.5% of our deposit accounts were certificates of deposit, of which $18.2 million have maturities of one year or less.

         Deposits. The following table sets forth the dollar amount of deposits in the various types of deposit programs we offered as of the dates indicated.

                                  At June 30,                               At December 31,
                        ------------------------------  -----------------------------------------------------------
                                     2004                           2003                          2002
                        ------------------------------  ---------------------------  ------------------------------
                                              Weighted                     Weighted                        Weighted
                                               Average                      Average                        Average
                         Balance     Percent    Rate    Balance    Percent    Rate   Balance     Percent    Rate
                         -------     -------  --------  -------    ------- --------  -------     -------   --------
                                                            (Dollars in thousands)

Non-interest bearing
  demand............    $     737      1.27%      --%   $  1,082     1.89%    --%   $     941      1.76%      --%
Interest bearing
  demand............       12,779     22.11     1.00      12,590    21.98    1.01      12,147     22.76     1.37
Savings and club....       17,961     31.08     1.01      17,417    30.40    1.01      14,189     26.59     1.41
Certificate of deposit     26,317     45.54     2.28      26,201    45.73    2.31      26,088     48.89     2.99
                        ---------    ------     ----    --------   ------    ----   ---------    ------     ----
   Total deposits...    $  57,794    100.00%    1.57%   $ 57,290   100.00%   1.58%  $  53,365    100.00%    2.15%
                        =========    ======     ====    ========   ======    ====   =========    ======     ====

         The following table sets forth the deposit activities for the periods indicated.

                                             Six Months Ended June 30,       Years Ended December 31,
                                             -------------------------      -------------------------
                                                 2004         2003              2003        2002
                                               --------     --------          --------    --------
                                                              (Dollars in Thousands)

Beginning of period ......................     $ 57,290     $ 53,365          $ 53,365    $ 46,659
Net deposits (withdrawals) ...............         (131)       1,819             2,939       5,443
Interest credited on deposit accounts ....          635          620               986       1,263
                                               --------     --------          --------    --------
Ending balance ...........................     $ 57,794     $ 55,804          $ 57,290    $ 53,365
                                               ========     ========          ========    ========
Percent increase (decrease) from beginning
  of period ..............................         0.88%        4.57%             7.36%      14.37%

         The following table indicates the amount of certificates of deposit as of June 30, 2004, by time remaining until maturity.

                                            Over three     Over six      Over nine
                           Three months    months to six   months to     months to    Over twelve
                             or less          months       nine months  twelve months   months         Total
                           ------------    -------------   -----------  ------------- -----------    --------
                                                               (In Thousands)
Certificate of deposit:
Less than $100,00 .....      $ 6,640         $ 4,877        $ 2,344       $ 2,186       $ 6,665       $22,712
$100,000 or more ......          786             716            406           249         1,448         3,605
                             -------         -------        -------       -------       -------       -------
     Total ............      $ 7,426         $ 5,593        $ 2,750       $ 2,435       $ 8,113       $26,317
                             =======         =======        =======       =======       =======       =======

         The following table presents, by rate category, our certificate of deposit accounts as of the dates indicated.

                                                                                      At December 31,
                                                    At June 30,      ---------------------------------------------
                                                      2004                    2003                     2002
                                              -------------------    ---------------------    --------------------
                                              Amount      Percent     Amount      Percent      Amount     Percent
                                             --------    --------    --------     --------    --------    --------
                                                                     (Dollars in Thousands)
Certificate of deposit rates:
     1.00% -  1.99%.....................     $ 15,225       57.85%   $ 14,589        55.68%   $  1,077        4.13%
     2.00% -  2.99%.....................        4,331       16.46       5,045        19.26      16,124       61.81
     3.00% - 3.99%......................        4,651       17.67       4,554        17.38       5,794       22.21
     4.00% -  4.99%.....................        1,237        4.70       1,126         4.30       1,434        5.50
     5.00% -  5.99%.....................          265        1.01         268         1.02         627        2.40
     6.00% -  6.99%.....................          608        2.31         619         2.36       1,032        3.96
                                             --------    --------    --------     --------    --------    --------
        Total...........................     $ 26,317      100.00%   $ 26,201       100.00%   $ 26,088      100.00%
                                             ========    ========    ========     ========    ========    ========

         The following table presents, by rate category, the remaining period to maturity of certificate of deposit accounts outstanding as of June 30, 2004.

                                                                                 Maturity Date
                                                            --------------------------------------------------------
                                                            1 Year       Over 1      Over 2       Over
                                                            or Less     to 2 Years  to 3 Years   3 Years      Total
                                                            -------     ----------  ----------   -------     -------
                                                                                 (In Thousands)
Interest rate:
     1.00% -  1.99%..................................       $13,868      $ 1,339     $    --     $    18     $15,225
     2.00% -  2.99%..................................         1,582        2,649          84          16       4,331
     3.00% -  3.99%..................................         2,083            7         526       2,035       4,651
     4.00% -  4.99%..................................             1          247         553         436       1,237
     5.00% -  5.99%..................................            62          202           1          --         265
     6.00% -  6.99%..................................           608           --          --          --         608
                                                            -------      -------     -------     -------     -------
         Total.......................................       $18,204      $ 4,444     $ 1,164     $ 2,505     $26,317
                                                            =======      =======     =======     =======     =======

         Borrowings. We may obtain advances from the Federal Home Loan Bank of New York upon the security of the common stock we own in the Federal Home Loan Bank and our qualifying residential mortgage loans and mortgage-backed securities, provided certain standards related to creditworthiness are met. These advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Federal Home Loan Bank advances are generally available to meet seasonal and other withdrawals of deposit accounts and to permit increased lending. Using FHLB advances are a significant part of our operating strategy. As of June 30, 2004, we had FHLB advances in the amount of $15.1 million, which represented 20.6% of total liabilities. As a member of the Federal Home Loan Bank of New York, Lincoln Park Savings can currently borrow up to approximately $27.0 million from the Federal Home Loan Bank.

         The following table sets forth certain information regarding FHLB advances for the periods indicated. We had no other material borrowings during the periods.

                                                         At or For the
                                                           Six Months                    At or For the
                                                         Ended June 30,            Years Ended December 31,
                                                     --------------------          ------------------------
                                                      2004          2003              2003        2002
                                                     -------       ------            -------     -------
                                                                   (Dollars in Thousands)
 Maximum balance:
 FHLB advances..............................         $15,417       $6,500            $11,389      $4,000

 Average Balance:
 FHLB advances..............................         $12,881       $4,552            $ 6,509      $1,293

 Weighted average interest rate:
 FHLB advances..............................           2.93%        4.57%(1)            3.53%       3.63%

---------------
(1) Rate reflects prepayment penalty of $38,000 related to the early payoff of FHLB advances.

         The contractual maturities of FHLB advances at June 30, 2004, are as follows:

                                                                 Weighted
                                               Amount          Average Rate
                                               -------         -------------
                                                 (Dollars in thousands)
Within one year...........................     $ 1,500            1.55%
After one through five years..............      11,926            3.09
After five through ten years..............       1,664            3.74
                                               -------
  Total...................................     $15,090            3.01%
                                               =======

Properties

         The following table provides certain information with respect to our office as of June 30, 2004:

                             Leased                            Net Book Value of Real
       Location             or Owned         Year Acquired           Property
--------------------    ---------------    ----------------   -----------------------
Main Office:                 Owned               1963                $820,000
31 Boonton Turnpike
Lincoln Park, NJ 07035

         The net book value of our premises, land and equipment was approximately $947,000 at June 30, 2004.

Subsidiary Activities

         Lincoln Park Savings has no subsidiaries.

Legal Proceedings

         From time to time, we are involved as plaintiff or defendant in various legal proceedings arising in the ordinary course of business. At June 30, 2004, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Personnel

         As of June 30, 2004, we had 14 full-time employees and 7 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

                           FEDERAL AND STATE TAXATION

Federal Taxation

         General. Lincoln Park Bancorp and Lincoln Park Savings will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Lincoln Park Savings' tax returns have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Lincoln Park Bancorp or Lincoln Park Savings.

         Method of Accounting. For Federal income tax purposes, Lincoln Park Savings currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns.

         Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the "1996 Act"), Lincoln Park Savings was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. Lincoln Park Savings was required to use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). Lincoln Park Savings had approximately $730,000 of reserves subject to recapture.

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should Lincoln Park Savings fail to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift related recapture rules.

         At June 30, 2004, our total federal pre-1988 base year reserve was approximately $730,000. However, under current law, pre-1988 base year reserves remain subject to recapture should Lincoln Park Savings make certain non-dividend distributions, repurchase any of its stock, pay dividends in excess of tax earnings and profits, or cease to maintain a bank charter.

         Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code") imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Lincoln Park Savings has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At June 30, 2004, Lincoln Park Savings had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. Lincoln Park Bancorp may exclude from its income 100% of dividends received from Lincoln Park Savings as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

         New Jersey State Taxation. Lincoln Park Savings files New Jersey Corporation Business tax returns. Generally, the income of savings institutions in New Jersey, which is calculated based on federal taxable income, subject to certain adjustments, is subject to the New Jersey Corporation Business tax. Lincoln Park Savings is not currently under audit with respect to its New Jersey income tax returns and Lincoln Park Savings' state tax returns have not been audited for the past five years.

         Under New Jersey legislation, a taxpayer, including Lincoln Park Savings, will pay the greater of 9% of its taxable income or the Alternate Minimum Assessment (AMA). There are two methods of calculating the AMA, the gross profits method and the gross receipts method. The taxpayer has the option of choosing either of these methods, but once an election is made, the taxpayer must use the same method for the next four years. Under the gross receipts method, the tax is calculated by multiplying the gross receipts by the applicable factor, which ranges from 0.139% to 0.4%. Under the gross profits method, the tax is calculated by multiplying the gross profits by the applicable factor, which ranges from 0.28% to 0.8%. The AMA for an affiliated group consisting of five or more members may not exceed $20.0 million. The AMA for tax years beginning after June 30, 2006, shall be zero.

         New Jersey income tax law does not allow for a taxpayer to file a tax return on a combined or consolidated basis with another member of the affiliated group where there is common ownership. However, if the taxpayer cannot demonstrate by clear and convincing evidence that the tax filing discloses the true earnings of the taxpayer on its business carried on in the State of New Jersey, the New Jersey Director of the Division of Taxation may, at the director's discretion, require the taxpayer to file a consolidated return of the entire operations of the affiliated group or controlled group, including its own operations and income.

                                   REGULATION

General

         Lincoln Park Savings is a New Jersey chartered savings bank. Its deposit accounts are, and will be, insured up to applicable limits by the Federal Deposit Insurance Corporation under the Savings Association Insurance Fund (the "SAIF"). Lincoln Park Savings is subject to extensive regulation, examination and supervision by the Commissioner of the New Jersey Department of Banking and Insurance as the issuer of its charter, and by the Federal Deposit Insurance Corporation as the deposit insurer. Lincoln Park Savings must file reports with the New Jersey Commissioner and the Federal Deposit Insurance Corporation concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The New Jersey Commissioner and the Federal Deposit Insurance Corporation will conduct periodic examinations to assess Lincoln Park Savings' compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors and not for the purpose of protecting stockholders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Prior to the conversion of Lincoln Park Savings from a New Jersey savings and loan association to a New Jersey savings bank, Lincoln Park Savings was subject to examination and supervision by the Office of Thrift Supervision.

         Lincoln Park Bancorp is a Federal corporation, and Lincoln Park Bancorp, MHC is a Federal mutual holding company. Lincoln Park Bancorp and Lincoln Park Bancorp, MHC are required to file certain reports with, and otherwise comply with the rules and regulations of the Office of Thrift Supervision.

         Any change in such laws and regulations, whether by the New Jersey Commissioner, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or through legislation, could have a material adverse impact on Lincoln Park Savings and Lincoln Park Bancorp and their operations and stockholders.

--------------------------------------------------------------------------------
Certain of the laws and regulations applicable to Lincoln Park Savings and Lincoln Park Bancorp are summarized below or elsewhere in this prospectus. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.
--------------------------------------------------------------------------------

New Jersey Banking Regulation

         Activity Powers. Lincoln Park Savings derives its lending, investment and other activity powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, savings banks, including Lincoln Park Savings, generally may invest in:

     (1)  real estate mortgages;

     (2)  consumer and commercial loans;

     (3) specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

     (4)  certain types of corporate equity securities; and

     (5)  certain other assets.

         A savings bank may also invest pursuant to a "leeway" power that permits investments not otherwise permitted by the New Jersey Banking Act. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments. Lincoln Park Savings does not currently have any "leeway" investments. A savings bank may also exercise trust powers upon approval of the New Jersey Commissioner. Lincoln Park Savings currently does not have trust powers. New Jersey savings banks may exercise those powers, rights, benefits or privileges authorized for national banks or out-of-state banks or for federal or out-of-state savings banks or savings associations, provided that before exercising any such power, right, benefit or privilege, prior approval by the New Jersey Commissioner by regulation or by specific authorization is required. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "--Federal Banking Regulation--Activity Restrictions on State-Chartered Banks" below.

         Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank's capital funds. A savings bank may lend an additional 10% of the bank's capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. Lincoln Park Savings currently complies with applicable loans-to-one-borrower limitations.

         Dividends. Under the New Jersey Banking Act, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, a stock savings bank may not pay a dividend unless the savings bank would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or the payment of the dividend would not reduce the surplus. Federal law may also limit the amount of dividends that may be paid by Lincoln Park Savings. See "--Federal Banking Regulation--Prompt Corrective Action" below.

         Minimum Capital Requirements. Regulations of the New Jersey Commissioner impose on New Jersey chartered depository institutions, including Lincoln Park Savings, minimum capital requirements similar to those imposed by the Federal Deposit Insurance Corporation on insured state banks. See "--Federal Banking Regulation--Capital Requirements."

         Examination and Enforcement. The New Jersey Department of Banking and Insurance may examine Lincoln Park Savings whenever it deems an examination advisable. The Department examines Lincoln Park Savings at least every two years. The New Jersey Commissioner may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Commissioner has ordered the activity to be terminated, to show cause at a hearing before the Commissioner why such person should not be removed.

Federal Banking Regulation

         Capital Requirements. Federal Deposit Insurance Corporation regulations require banks to maintain minimum levels of capital. The Federal Deposit Insurance Corporation regulations define two tiers, or classes, of capital.

         Tier 1 capital is comprised of the sum of:

          o common stockholders' equity, excluding the unrealized appreciation or depreciation, net of tax, from available for sale securities;

          o non-cumulative perpetual preferred stock, including any related retained earnings; and

          o minority interests in consolidated subsidiaries minus all intangible assets, other than qualifying servicing rights and any net unrealized loss on marketable equity securities.

         The components of Tier 2 capital currently include:

          o    cumulative perpetual preferred stock;

          o certain perpetual preferred stock for which the dividend rate may be reset periodically;

          o hybrid capital instruments, including mandatory convertible securities;

          o    term subordinated debt;

          o    intermediate term preferred stock;

          o    allowance for possible loan losses; and

          o up to 45% of pretax net unrealized holding gains on available for sale equity securities with readily determinable fair market values.

Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital. The Federal Deposit Insurance Corporation

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

regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the Federal Deposit Insurance Corporation for banks) under the Uniform Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

         The Federal Deposit Insurance Corporation regulations also require that banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital, which is defined as the sum of Tier 1 capital and Tier 2 capital, to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the Federal Deposit Insurance Corporation believes are inherent in the type of asset or item.

         The federal banking agencies, including the Federal Deposit Insurance Corporation, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include:

          o    the quality of the bank's interest rate risk management process;

          o    the overall financial condition of the bank; and

          o    the level of other risks at the bank for which capital is needed.

         Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

         The Federal Deposit Insurance Corporation adopted regulations, effective April 1, 2002, establishing minimum regulatory capital requirements for equity investments in non-financial companies. The regulations apply a series of marginal capital charges that range from 8% to 25% depending upon the size of the aggregate equity investment portfolio of the banking organization relative to its Tier 1 capital. The capital charge would be applied by making a deduction, which would be based on the adjusted carrying value of the equity investment from the organization's Tier 1 capital. We do not believe this capital requirement will have a material adverse effect upon our operations. However, we will have to take this requirement into consideration should we, at some point in the future, decide to invest in non-financial companies.

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

         The following table shows our leverage ratio, our Tier 1 risk-based capital ratio, and our total risk-based capital ratio, at June 30, 2004 under the Federal Deposit Insurance Corporation capital requirements:

                                               As of June 30, 2004       To be Well Capitalized            Excess
                                          --------------------------- ----------------------------  -------------------
                                           Historical    Percent of
                                            Capital       Assets(1)     Amount     Percent       Amount       Percent
                                          ------------ -------------- ----------  -----------  -----------  -----------
                                                                       (Dollars in thousands)
Regulatory Tier 1 leverage capital.....     $ 5,370          6.81%     $ 3,941       5.00%      $ 1,429       1.81%
Tier 1 risk-based capital..............       5,370         12.69        2,538       6.00         2,832       6.69
Total risk-based capital...............       5,483         12.96        4,230      10.00         1,253       2.96

--------------------
(1) For purposes of calculating Regulatory Tier 1 leverage capital, assets are based on adjusted total leverage assets. In calculating Tier 1 risk based capital and total risk-based capital, assets are based on total risk-weighted assets.

         As the table shows, as of June 30, 2004, Lincoln Park Savings was considered "well capitalized" under Federal Deposit Insurance Corporation guidelines.

         Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended, ("FDIA") which was added by the FDIC Improvement Act of 1991 ("FDIC Improvement Act"), generally limits the activities and investments of state-chartered Federal Deposit Insurance Corporation insured banks and their subsidiaries to those permissible for national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the Federal Deposit Insurance Corporation.

         Section 24 provides an exception for investments by a bank in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies if:

          o the bank held such types of investments during the 14 month period from September 30, 1990 through November 26, 1991;

          o the state in which the bank is chartered permitted such investments as of September 30, 1991; and

          o the bank notifies the Federal Deposit Insurance Corporation and obtains approval from the Federal Deposit Insurance Corporation to make or retain such investments. Upon receiving such Federal Deposit Insurance Corporation approval, an institution's investment in such equity securities will be subject to an aggregate limit up to the amount of its Tier 1 capital.

         Section 24 provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries to those permissible for a national bank, permissible under Section 24 of the FDIA and the related Federal Deposit Insurance Corporation regulations, or as approved by the Federal Deposit Insurance Corporation.

         Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under Section 24 of the Federal Deposit Insurance Corporation regulations, an insured bank must seek approval from the Federal Deposit Insurance Corporation to make such investment or engage in such activity. The Federal Deposit Insurance

Corporation will not approve the activity unless the bank meets its minimum capital requirements and the Federal Deposit Insurance Corporation determines that the activity does not present a significant risk to the Federal Deposit Insurance Corporation insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a "financial subsidiary" are subject to additional restrictions.

         The Gramm-Leach-Bliley Act ("Gramm-Leach") permits a state-chartered savings bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, Gramm-Leach permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank's total assets or $50 billion. The bank must have policies and procedures to assess the financial subsidiary's risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary's assets with the bank's and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. State chartered savings banks may retain subsidiaries in existence as of March 11, 2000 and may engage in activities that are not authorized under Gramm-Leach; otherwise, Gramm-Leach will preempt all state laws regarding the permissibility of certain activities for state chartered banks if such state law is in conflict with the provisions of Gramm-Leach (with the exception of certain insurance activities), regardless of whether the state law would authorize broader or more restrictive activities. Although Lincoln Park Savings meets all conditions necessary to establish and engage in permitted activities through financial subsidiaries, it has not yet determined whether or the extent to which it will seek to engage in such activities.

         Federal Home Loan Bank System. Lincoln Park Savings is a member of the FHLB system, which consists of twelve regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board ("FHFB"). The FHLB provides a central credit facility primarily for member thrift institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLBs. It makes loans to members (i.e., advances) in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the FHLBs. These policies and procedures are subject to the regulation and oversight of the FHFB. All long-term advances are required to provide funds for residential home financing. The FHFB has also established standards of community or investment service that members must meet to maintain access to such long term advances. Lincoln Park Savings, as a member of the FHLB of New York, is required to purchase and hold shares of capital stock in that FHLB in an amount at least equal to the greater of (i) 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts and similar obligations at the beginning of each year; (ii) 0.3% of its assets; or
(iii) 5% (or such greater fraction as established by the FHLB) of its advances from the FHLB as of December 31, 2003. Pursuant to Gramm-Leach, the foregoing minimum share ownership requirements will be replaced by regulations to be promulgated by the FHFB. Gramm-Leach specifically provides that the minimum requirements in existence immediately prior to adoption of Gramm-Leach shall remain in effect until such regulations are adopted. Lincoln Park Savings is in compliance with these requirements.

         Enforcement. The Federal Deposit Insurance Corporation has extensive enforcement authority over insured savings banks, including Lincoln Park Savings. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

         The Federal Deposit Insurance Corporation is required, with some exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The Federal Deposit Insurance Corporation may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

          o insolvency, or when the assets of the bank are less than its liabilities to depositors and others;

          o substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

          o    existence of an unsafe or unsound condition to transact business;

          o likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

          o insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

         Deposit Insurance. Pursuant to FDIC Improvement Act, the Federal Deposit Insurance Corporation established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the Federal Deposit Insurance Corporation assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The Federal Deposit Insurance Corporation also assigns an institution to supervisory subgroups based on a supervisory evaluation provided to the Federal Deposit Insurance Corporation by the institution's primary federal regulator and information that the Federal Deposit Insurance Corporation determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds, which may include information provided by the institution's state supervisor.

         An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications, or combinations of capital groups and supervisory subgroups, to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the Federal Deposit Insurance Corporation is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the Federal Deposit Insurance Corporation. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including Lincoln Park Savings.

         Under the Deposit Insurance Funds Act of 1996, the assessment base for the payments on the bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of institutions insured by the Bank Insurance Fund. The annual rate of assessments for the payments on the Financing Corporation bonds for the quarterly period beginning on January 1, 2002 was 0.0182% for both BIF-assessable deposits and SAIF-assessable deposits.

         Under the FDIA, the Federal Deposit Insurance Corporation may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. The management of Lincoln Park Savings does not know of any practice, condition or violation that might lead to termination of deposit insurance.

         Transactions with Affiliates of Lincoln Park Savings. Transactions between an insured bank, such as Lincoln Park Savings, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution generally is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the Federal Reserve Board has proposed a comprehensive regulation implementing Sections 23A and 23B, which would establish certain exceptions to this policy.

          Section 23A:

          o limits the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and retained earnings, and limits all such transactions with all affiliates to an amount equal to 20% of such capital stock and retained earnings; and

          o requires that all such transactions be on terms that are consistent with safe and sound banking practices.

         The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable to the bank, as those that would be provided to a non-affiliate.

         In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

         Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

         Privacy Standards. Effective July 1, 2001, financial institutions, such as Lincoln Park Bancorp and Lincoln Park Savings, became subject to Federal Deposit Insurance Corporation regulations implementing the privacy protection provisions of Gramm-Leach. These regulations require Lincoln Park Bancorp and Lincoln Park Savings to disclose their privacy policy, including identifying with whom they share "non-public personnel information" to customers at the time of establishing the customer relationship and annually thereafter.

         The regulations also require Lincoln Park Bancorp and Lincoln Park Savings to provide their customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, Lincoln Park Bancorp and Lincoln Park Savings are required to provide their customers with the ability to "opt-out" of having Lincoln Park Bancorp and Lincoln Park Savings share their non-public personal information with unaffiliated third parties before they can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on Lincoln Park Bancorp and Lincoln Park Savings. Gramm-Leach also provides for the ability of each state to enact legislation that is more protective of consumers' personal information. Currently there are a number of privacy bills pending in the New Jersey legislature. No action has been taken on any of these bills, and we cannot predict whether any of them will become law or what impact, if any, these bills will have if enacted into law.

         On February 1, 2001, the Federal Deposit Insurance Corporation and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of Gramm-Leach. The guidelines describe the agencies' expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer.

We implemented the guidelines prior to their effective date of July 1, 2001 and such implementation did not have a material adverse effect on our operations.

         Uniform Real Estate Lending Standards. Under the FDIA, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

         The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

          o for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

          o for land development loans, or loans for the purpose of improving unimproved property prior to the erection of structures, the supervisory limit is 75%;

          o for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%; o for loans for the construction of one- to four-family residential properties, the supervisory limit is 85%; and

          o for loans secured by other improved property, for example, farmland, completed commercial property and other income-producing property including non-owner occupied, one-to four-family property, the limit is 85%.

         Although no supervisory loan-to-value limit has been established for owner-occupied, one-to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

         Lincoln Park Savings has established, however, internal loan-to-value limits for real estate loans that are more stringent than the maximum limits currently imposed under federal law.

         Community Reinvestment Act and Fair Lending Laws. All Federal Deposit Insurance Corporation insured institutions have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a state chartered savings bank, the Federal Deposit Insurance Corporation is required to assess the institution's record of compliance with the Community Reinvestment Act. Among other things, the current Community Reinvestment Act regulations replace the prior process-based assessment factors with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the current evaluation system focuses on three tests:

          o a lending test, to evaluate the institution's record of making loans in its service areas;

          o an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

          o a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

         An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities. We received an outstanding Community Reinvestment Act rating in our most recently completed federal examination, which was conducted by the Office of Thrift Supervision in March 2004.

         In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Federal Deposit Insurance Corporation, as well as other federal regulatory agencies and the Department of Justice.

         Safety and Soundness Standards. Pursuant to the requirements of FDIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the Federal Deposit Insurance Corporation, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

         In addition, the Federal Deposit Insurance Corporation adopted regulations to require a bank that is given notice by the Federal Deposit Insurance Corporation that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the Federal Deposit Insurance Corporation. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the Federal Deposit Insurance Corporation may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDIA. If a bank fails to comply with such an order, the Federal Deposit Insurance Corporation may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

         Prompt Corrective Action. The FDIC Improvement Act also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The Federal Deposit Insurance Corporation, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." The Federal Deposit Insurance Corporation's regulations define the five capital categories as follows:

         An institution will be treated as "well capitalized" if:

          o    its ratio of total capital to risk-weighted assets is at least
               10%;

          o its ratio of Tier 1 capital to risk-weighted assets is at least 6%; and

          o its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the Federal Deposit Insurance Corporation to meet a specific capital level.

         An institution will be treated as "adequately capitalized" if:

          o    its ratio of total capital to risk-weighted assets is at least
               8%; or

          o its ratio of Tier 1 capital to risk-weighted assets is at least 4%; and

          o its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution.

         An institution will be treated as "undercapitalized" if:

          o    its total risk-based capital is less than 8%; or

          o    its Tier 1 risk-based-capital is less than 4%; and

          o its leverage ratio is less than 4% (or less than 3% if the institution receives the highest rating under the Uniform Financial Institutions Rating System).

         An institution will be treated as "significantly undercapitalized" if:

          o    its total risk-based capital is less than 6%;

          o    its Tier 1 capital is less than 3%; or

          o    its leverage ratio is less than 3%.

         An institution that has a tangible capital to total assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

         The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The Federal Deposit Insurance Corporation is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

          o an amount equal to five percent of the bank's total assets at the time it became "undercapitalized," or

          o the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

         If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

         The Federal Deposit Insurance Corporation has a broad range of grounds under which it may appoint a receiver or conservator for an insured depository bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the Federal Deposit Insurance Corporation may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under the FDIA, the Federal Deposit Insurance Corporation is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the Federal Deposit Insurance Corporation makes certain findings, including that the bank is viable.

Loans to a Bank's Insiders

         Federal Regulation. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated with any such person (an insider's related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to Lincoln Park Savings' loans. See "--New Jersey Banking Regulation--Loans-to-One Borrower Limitations." All loans by a bank to all insiders and insiders' related interests in the aggregate may not exceed the bank's unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank's unimpaired capital and surplus. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either (1) $500,000 or (2) the greater of $25,000 or 5% of the bank's unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

         An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

         In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

         New Jersey Regulation. Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a savings bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under Regulation O, as discussed above. The New Jersey Banking Act also provides that a savings bank that is in compliance with Regulation O is deemed to be in compliance with such provisions of the New Jersey Banking Act.

Federal Reserve System

         Under Federal Reserve Board regulations, Lincoln Park Savings is required to maintain noninterest-earning reserves against its transaction accounts. Lincoln Park Savings is in compliance with these requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce Lincoln Park Savings' interest-earning assets.

Internet Banking

         Technological developments are significantly altering the ways in which most companies, including financial institutions, conduct their business. The growth of the Internet is prompting banks to reconsider business strategies and adopt alternative distribution and marketing systems. The federal bank regulatory agencies have conducted seminars and published materials targeted to various aspects of internet banking, and have indicated their intention to reevaluate their regulations to ensure that they encourage banks' efficiency and competitiveness consistent with safe and sound banking practices. We cannot assure you that the bank regulatory agencies will adopt new regulations that will not materially affect any of our internet operations or restrict any such further operations.

The USA PATRIOT Act

         In response to the events of September 11th, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

         Among other requirements, Title III of the USA PATRIOT Act imposes the following requirements with respect to financial institutions:

          o Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

          o Section 326 of the Act authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations that provide for minimum standards with respect to customer identification at the time new accounts are opened.

          o Section 312 of the Act requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

          o Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

          o Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

         The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

         Lincoln Park Savings has adopted the policies and programs required by the USA PATRIOT Act, and has taken steps to implement and enforce those policies and programs. The policies adopted by Lincoln Park Savings relate to such matters as Bank Secrecy Act, customer identification, and anti-money laundering compliance. Lincoln Park Savings from time to time reviews and updates its USA PATRIOT Act and other regulatory compliance programs to ensure that all applicable regulatory requirements are being satisfied. See "Recent Regulatory Developments."

Sarbanes-Oxley Act of 2002

         On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act"), which implemented legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board that will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act places certain restrictions on the scope of services that may be provided by accounting firms to their public company audit clients. Any non-audit services being provided to a public company audit client will require preapproval by the company's audit committee. In addition, the Act makes certain changes to the requirements for partner rotation after a period of time. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the Securities and Exchange Commission, subject to civil and criminal penalties if they knowingly or willingly violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

         Under the Act, longer prison terms will apply to corporate executives who violate federal securities laws; the period during which certain types of suits can be brought against a company or its officers is extended; and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan

"blackout" periods, and loans to company executives (other than loans by financial institutions permitted by federal rules and regulations) are restricted. In addition, a provision directs that civil penalties levied by the Securities and Exchange Commission as a result of any judicial or administrative action under the Act be deposited to a fund for the benefit of harmed investors. The Federal Accounts for Investor Restitution provision also requires the Securities and Exchange Commission to develop methods of improving collection rates. The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

         The Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with the company's "registered public accounting firm." Audit Committee members must be independent and are absolutely barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term is defined by the Securities and Exchange Commission) and if not, why not. Under the Act, a company's registered public accounting firm is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions had been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statements materially misleading. The Act also requires the Securities and Exchange Commission to prescribe rules requiring inclusion of any internal control report and assessment by management in the annual report to shareholders. The Act requires the company's registered public accounting firm that issues the audit report to attest to and report on management's assessment of the company's internal controls.

         Although we anticipate that we will incur additional expense in complying with the provisions of the Act and the regulations that have been promulgated to implement the Act, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

Holding Company Regulation

         General. Federal law allows a state savings bank, such as Lincoln Park Savings, that qualifies as a "Qualified Thrift Lender," discussed below, to elect to be treated as a savings association for purposes of the savings and loan company provisions of the Home Owners' Loan Act. Such election results in its holding company being regulated as a savings and loan holding company by the Office of Thrift Supervision rather than as a bank holding company by the Federal Reserve Board. Lincoln Park Bancorp and Lincoln Park Bancorp, MHC have made such election.

         Lincoln Park Bancorp, MHC and Lincoln Park Bancorp are nondiversified savings and loan holding companies within the meaning of the Home Owners' Loan Act. As such, Lincoln Park Bancorp, MHC and Lincoln Park Bancorp are registered with the Office of Thrift Supervision and are subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over Lincoln Park Bancorp and Lincoln Park Bancorp MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, Lincoln Park Bancorp and Lincoln Park Bancorp, MHC are generally not subject to state business organization laws.

         Permitted Activities. Pursuant to Section 10(o) of the Home Owners' Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as Lincoln Park Bancorp may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;
(x) any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and (xi) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (xi) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

         The Home Owners' Loan Act prohibits a savings and loan holding company, including Lincoln Park Bancorp and Lincoln Park Bancorp, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners' Loan Act; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         Waivers of Dividends by Lincoln Park Bancorp, MHC. Office of Thrift Supervision regulations require Lincoln Park Bancorp, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from Lincoln Park Bancorp. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members and the dividend waiver is not detrimental to the safe and sound operation of the subsidiary savings bank. In addition, it is expected that as a condition to its approval of the reorganization the Federal Deposit Insurance Corporation will require that (i) the amount of any dividends waived by Lincoln Park Bancorp, MHC will not be available for payment to minority stockholders and be excluded from capital for purposes of calculating dividends payable to minority stockholders, and (ii) the cumulative amount of waived dividends must be maintained in a restricted capital account which would be added to any liquidation account of Lincoln Park Savings in the event of a second-step conversion to stock form and would not be available for distribution to minority stockholders. The restricted capital account and liquidation account amounts would not be reflected in Lincoln Park Savings' financial statements or the notes thereto, but would be considered as a notational or memorandum account of the savings bank. The plan of reorganization also provides that if Lincoln Park Bancorp, MHC converts to stock form in the future, to the extent required by applicable sate or federal law, regulation or policy, any waived dividends would reduce the percentage of the converted company's shares of common stock issued to minority stockholders in connection with a conversion transaction. We anticipate that Lincoln Park Bancorp, MHC will waive dividends paid by Lincoln Park Bancorp.

         Conversion of Lincoln Park Bancorp, MHC to Stock Form. Office of Thrift Supervision regulations permit Lincoln Park Bancorp, MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the Board of Directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new holding company would be formed as the successor to Lincoln Park Bancorp (the "New Holding Company"), Lincoln Park Bancorp, MHC's corporate existence would end, and certain depositors of Lincoln Park Savings would receive the right to subscribe for additional shares of the New Holding Company. In a conversion transaction, each share of common stock held by stockholders other than Lincoln Park Bancorp, MHC ("minority stockholders") would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that minority stockholders own the same percentage of common stock in the New Holding Company as they owned in Lincoln Park Bancorp immediately prior to the conversion transaction, subject only (if required by applicable federal or state law, regulation or policy) to any adjustment necessary to reflect the waiver of dividends by Lincoln Park Bancorp, MHC and any assets held by Lincoln Park Bancorp, MHC (other than common stock of Lincoln Park Bancorp) and to reflect the receipt of cash in lieu of fractional shares. Under Office of Thrift Supervision regulations, minority stockholders would not be diluted because of any dividends waived by Lincoln Park Bancorp, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Lincoln Park Bancorp, MHC converts to stock form. The total number of shares held by minority stockholders after a conversion transaction also would be increased by any purchases by minority stockholders in the stock offering conducted as part of the conversion transaction.

Federal Securities Laws

         Lincoln Park Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, Lincoln Park Bancorp common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Lincoln Park Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

         The registration under the Securities Act of 1933 of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Lincoln Park Bancorp may be resold without registration. Shares purchased by an affiliate of Lincoln Park Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Lincoln Park Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Lincoln Park Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Lincoln Park Bancorp, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Lincoln Park Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Recent Regulatory Developments

         On July 30, 2004, Lincoln Park Savings entered into a Stipulation and Consent to Issuance of an Order of Assessment of Civil Money Penalties with the Office of Thrift Supervision. The Stipulation was based upon findings by the Office of Thrift Supervision of certain weaknesses by Lincoln Park Savings in implementing policies and procedures relating to Bank Secrecy Act compliance. Specifically, the Office of Thrift Supervision advised that Lincoln Park Savings had failed to implement the independent testing component of the Bank Secrecy Act compliance program required by Office of Thrift Supervision regulations. Pursuant to the Stipulation and the related Order of Assessment of Civil Money Penalties, Lincoln Park Savings agreed to pay to the Office of Thrift Supervision a penalty in the amount of $10,000. Lincoln Park Savings also retained an independent accounting firm to perform a compliance consulting review for Lincoln Park Savings. That firm has presented its compliance consulting report to the Board of Directors, and the Board has adopted certain changes in the compliance program as recommended in the report. These changes include additional training of bank personnel in Bank Secrecy Act related matters, and implementing new policies and procedures in Bank Secrecy Act compliance, including the proper preparation of currency transaction reports.

         In addition, in connection with the Board's authorization of the execution of the Stipulation and Order, the Board adopted resolutions at the request of the Office of Thrift Supervision providing that Lincoln Park Savings will implement an appropriate written Bank Secrecy Act compliance program, that it will take actions to ensure that the compliance program is managed by a qualified officer and that involved bank personnel receive appropriate training, that it will independently test the compliance program on no less than a semi-annual basis and that the compliance officer will report to the Board and the Board will review and evaluate the compliance program on no less than a quarterly basis.

         Lincoln Park Savings has taken the following steps to implement the recommendations of the compliance consulting report and the foregoing resolutions. Lincoln Park Savings has obtained a new records management register to facilitate compliance with the record keeping requirements applicable to the sale of monetary instruments. In addition, new procedures have been adopted to ensure the proper completion of currency transaction reports. Further, our vice president of operations has been designated as the manager of our Bank Secrecy Act compliance program, and in that role has been monitoring the new register on a regular basis and has been reviewing all currency transaction reports for accuracy prior to filing. Furthermore, our vice president of operations and another officer have recently attended Bank Secrecy Act compliance courses and we have scheduled training sessions for our staff regarding Bank Secrecy Act compliance, including specifically the use of the new records management register and the proper completion of currency transaction reports. In addition, the Board of Directors plans to monitor and evaluate our Bank Secrecy Act compliance program on a quarterly basis. We have also retained an independent accounting firm to perform an independent assessment of our Bank Secrecy Act compliance. Finally, we are obtaining and reviewing bids from professional firms to conduct an independent test of our compliance program on a semi-annual basis.

                                   MANAGEMENT

Shared Management Structure

         The directors of Lincoln Park Bancorp will be those same persons who are the directors of Lincoln Park Savings. In addition, each executive officer of Lincoln Park Bancorp will also be an executive officer of Lincoln Park Savings. Under Lincoln Park Savings' current form of organization, we are governed by a Board of Managers, which is equivalent to a Board of Directors. After the reorganization and offering, Lincoln Park Savings and Lincoln Park Bancorp each will be governed by a Board of Directors. For ease of reference, we sometimes use the term "directors" instead of "managers" when referring to members of our Board of Managers.

         Although there are no present plans to do so, both Lincoln Park Bancorp and Lincoln Park Savings may choose to appoint additional or different persons as directors and executive officers in the future. We expect that Lincoln Park Bancorp and Lincoln Park Savings will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Lincoln Park Savings. These individuals may receive additional compensation for their services to Lincoln Park Bancorp. Following the reorganization and stock offering, it is expected that Lincoln Park Bancorp will establish a policy of paying its directors a fee of $500 for each board meeting.

Directors of Lincoln Park Bancorp

         The Board of Directors of Lincoln Park Bancorp will initially consist of six members. Directors will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Stoller and Higgins. The class of directors whose term expires at the second annual meeting of stockholders following completion of the reorganization and offering will consist of Directors Baker and Feeney. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the reorganization and offering will consist of Directors Weisbrod and Perrotti.

Executive Officers of Lincoln Park Bancorp

         The following individuals will be the executive officers of Lincoln Park Bancorp and will hold the offices set forth below opposite their names.

               Name             Age(1)                Position
---------------------------    -------   ---------------------------------------
Donald S. Hom                     49      President and Chief Executive Officer
Nandini Mallya                    51      Vice President and Treasurer
Nancy M. Shaw                     47      Vice President and Corporate Secretary

--------------------------
(1) As of June 30, 2004.

         The executive officers of Lincoln Park Bancorp will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Directors of Lincoln Park Savings

         Composition of our Board. Lincoln Park Savings has six directors. Directors will serve three year staggered terms so that approximately one-third of the directors will be elected at each annual meeting. Directors of Lincoln Park Savings will be elected by Lincoln Park Bancorp as its sole stockholder.

         The following table states our directors' names, their ages as of June 30, 2004, and the years when they began serving as directors and when their current term expires:

         Directors              Age                  Position                 Director Since     Term Expires
------------------------     --------      ---------------------------        --------------     ------------
Stanford Stoller                59            Chairman of the Board                2001              2005
William H. Weisbrod             52          Vice Chairman of the Board             1981              2007
David G. Baker                  48                   Director                      2002              2006
John F. Feeney                  64                   Director                      1971              2006
Ronald M. Higgins               68                   Director                      2004              2005
Edith M. Perrotti               64                   Director                      1996              2007

         The Business Background of Our Directors and Executive Officers. The business experience for the past five years of each of our directors and executive officers is set forth below. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors:

         Stanford Stoller is the Chairman of the Board of Directors. He has been employed by the IBM Corporation since 1968 in various capacities. He is currently a principal consultant in the insurance industry sector of IBM.

         William H. Weisbrod is the Vice Chairman of the Board. Mr. Weisbrod has been a Senior Vice President/Financial Consultant with Smith Barney, Wayne, New Jersey office, since 1998. Prior to that time, Mr. Weisbrod was a Senior Vice President/Financial Consultant with Merrill Lynch.

         David G. Baker is a part owner and an operator of Lincoln Park Hardware, a family owned hardware store located in Lincoln Park. Mr. Baker has been the Mayor/Chief Administrative Official of the Borough of Lincoln Park since 1994. Prior to being elected Mayor, Mr. Baker was elected to the governing Council from 1987 to 1994 and appointed to the Board of Adjustment from 1985 to 1986 of the Borough of Lincoln Park.

     John F. Feeney is a partner in the law firm of Scangarella, Feeney & Dixon, L.L.P. located in Pompton Plains, New Jersey. Mr. Feeney's law firm serves as counsel for Lincoln Park Savings.

         Ronald M. Higgins is the owner and president of Century 21 Vision, a real estate brokerage firm located in West Milford, New Jersey. Mr. Higgins is also a 50 percent owner and vice president of RLM Agency, Inc., an insurance brokerage firm located in Pompton Lakes, New Jersey. In addition, Mr. Higgins served as a director from 1985 to 1998 of Wayne Savings Bank located in Wayne, New Jersey.

         Edith M. Perrotti is retired. She served as Senior Vice President of Lincoln Park Savings from 1986 until 1999. Prior to that time, Ms. Perrotti served for Orange Savings Bank for 27 years in various positions with increasing levels of responsibilities in branch operations.

Executive Officers Who Are Not Directors:

         Donald S. Hom is the President and Chief Executive Officer of Lincoln Park Savings. Prior to joining Lincoln Park Savings in August 2000, Mr. Hom served for 23 years as a bank examiner, financial analyst and corporate activities/applications analyst for the Office of Thrift Supervision and its predecessor, the Federal Home Loan Bank Board, and the Federal Home Loan Bank of New York. He is also a member of the Lincoln Park Lions Club and the Pequannock Valley Rotary Club.

         Nandini Mallya has served as Vice President and Treasurer in charge of the accounting department of Lincoln Park Savings since March 1997. Previously, Ms. Mallya worked from 1986 to 1997 in controller/accounting manager positions for Panasia Bank in Fort Lee, New Jersey, Urban National Bank in Franklin Lakes, New Jersey and Alexander Hamilton Savings and Loan Association in Pompton Plains, New Jersey.

         Deborah Corvelli Shahin has been employed by Lincoln Park Savings in various capacities since 1981. She has served as Vice President responsible for operations, security and compliance and Assistant Secretary of Lincoln Park Savings since 1986.

         Nancy M. Shaw has served as Vice President responsible for lending, marketing and compliance of Lincoln Park Savings since April 2000. Ms. Shaw was appointed Corporate Secretary of Lincoln Park Savings in May 2004, and previously served as Assistant Secretary. Prior to joining Lincoln Park Savings in April 2000, Ms. Shaw was a Vice President-Consumer Loan Officer with Lakeland Bank of Oak Ridge, New Jersey and Metropolitan State Bank of Montville, New Jersey from 1992 to 2000. In addition, Ms. Shaw served in various lending positions in two other banks from 1978 to 1992.

Meetings of the Board of Directors and Committees

         Our Board of Directors meets twice monthly and may hold additional special meetings as necessary. During the year ended December 31, 2003, the Board of Directors of Lincoln Park Savings held 24 regular meetings and three special meetings.

         Lincoln Park Bancorp was not incorporated in 2003 and, therefore, no board or committee meetings were held during 2003. Following the offering, the Board of Directors of Lincoln Park Bancorp is expected to meet quarterly, or more often as may be necessary.

  Committees of the Board of Directors of Lincoln Park Bancorp

         Lincoln Park Bancorp does not currently maintain any board committees although we intend to establish standing Audit, Nominating and Compensation Committees following the offering.

         The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the appointment of an accounting firm to perform Lincoln Park Bancorp's annual audit, and will act as a liaison between the auditors and the Board of Directors. The Audit Committee will be comprised of directors who are "independent" under the current Nasdaq listing standards.

         The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is expected to be comprised of directors who are independent under the current Nasdaq listing standards.

         The Compensation Committee will establish Lincoln Park Bancorp's compensation policies and will review compensation matters. It is expected that the Compensation Committee will consist of directors who are independent under the current Nasdaq listing standards.

Director Compensation

         Director Fees. Lincoln Park Savings pays each non-employee director $1,000 for each board meeting held except for Director Higgins who, as a new director, receives $500 for each board meeting held, in each case subject to forfeiture of a portion of board fees of any director who is absent from more than six meetings.

Executive Officer Compensation

         Summary Compensation Table. The following table sets forth for the year ended December 31, 2003, certain information as to the total remuneration paid by Lincoln Park Savings to its Chief Executive Officer. No other executive officer of Lincoln Park Savings received salary and bonus for 2003 in excess of $100,000.

                                                                  Annual Compensation(1)
                                                --------------------------------------------------------
                                                                             Other Annual
                                                                             Compensation                       All Other
Name and Principal Position               Year    Salary($)      Bonus($)       ($)(2)      LTIP Payouts      Compensation
-----------------------------------       ----    ---------      --------    -------------  ------------      -------------
Donald S. Hom, President
    and Chief Executive Officer....       2003    $103,000        $5,000          --             --             $7,100(3)

--------------------------
(1) Summary compensation information is excluded for the fiscal years ended December 31, 2002 and 2001, as Lincoln Park Savings was not a public company during those periods.
(2) Lincoln Park Savings provides certain of its executive officers with non-cash benefits and perquisites. Management believes that the aggregate value of these benefits for fiscal 2003 did not, in the case of the named executive officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table.
(3) Represents profit sharing contribution under Lincoln Park Savings' profit sharing plan.

Future Stock Benefit Plans

         Employee Stock Ownership Plan and Trust. We intend to implement an employee stock ownership plan in connection with the reorganization and offering. The board of directors of Lincoln Park Savings intends to adopt the employee stock ownership plan, and the board of directors of Lincoln Park Bancorp will, at the completion of the reorganization and offering, ratify the action to make the employee stock ownership loan. Employees who are at least 21 years old with at least one year of employment with Lincoln Park Savings are eligible to participate. As part of the reorganization and offering, the employee stock ownership plan trust intends to borrow funds from us and use those funds to purchase a number of shares equal to 4% of the common stock sold in the offering. Collateral for the loan will be the common stock


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

purchased by the employee stock ownership plan. The loan will be repaid principally from Lincoln Park Savings discretionary contributions to the employee stock ownership plan over a period of up to 20 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will become vested at the rate of 20% per year, starting upon completion of three years of credited service, and will be fully vested upon completion of seven years of credited service. A participant's interest in his account under the plan will also fully vest in the event of termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Lincoln Park Savings' contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate.

         Stock Option Plan. We may implement a stock option plan for our directors, officers and employees of Lincoln Park Bancorp and Lincoln Park Savings after the reorganization. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization and offering. If the stock option plan is implemented within the first 12 months after the reorganization, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of Lincoln Park Bancorp eligible to be cast (excluding votes eligible to be cast by Lincoln Park Bancorp, MHC). Pursuant to our plan of reorganization and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the stock option plan, in an aggregate amount up to 25% of the common stock held by persons other than Lincoln Park Bancorp, MHC.

         The stock option plan would authorize a committee of non-employee directors, or the full board, to grant options to purchase up to 10% of the shares sold in the offering, although we may decide to adopt a stock option plan providing for greater or fewer stock option grants, if adopted after one year from the date of completion of the reorganization, subject to any required regulatory approvals. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the reorganization, current regulations will require that:

          o non-employee directors in the aggregate may not receive more than 30% of the options authorized under the plan;


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

          o any one non-employee director may not receive more than 5% of the options authorized under the plan;

          o any officer or employee may not receive more than 25% of the options authorized under the plan;

          o the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

          o accelerated vesting is not permitted except for death, disability or upon a change in control of Lincoln Park Savings or Lincoln Park Bancorp.

         Lincoln Park Bancorp may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases.

         Recognition and Retention Plan. We may implement a recognition and retention plan for the directors, officers and employees of Lincoln Park Savings and Lincoln Park Bancorp after the reorganization. Office of Thrift Supervision regulations prohibit us from implementing this plan until six months after the reorganization. If the recognition plan is implemented within the first 12 months after the reorganization, Office of Thrift Supervision regulations require that the plan be approved by a majority of the outstanding votes of Lincoln Park Bancorp (excluding votes eligible to be cast by Lincoln Park Bancorp, MHC). Pursuant to our plan of reorganization and Office of Thrift Supervision regulations, we may grant awards under one or more stock benefit plans, including the recognition and retention plan, in an amount up to 25% of the common stock held by persons other than Lincoln Park Bancorp, MHC. If adopted within one year from the date of completion of the reorganization, the initial recognition and retention plan would authorize awards of our common stock in an aggregate amount up to 4% of the shares sold in the offering, and would be subject to such other limitations as may be imposed by the Office of Thrift Supervision, including a potential reduction in the recognition and retention plan to 3% of the shares sold in the offering if Lincoln Park Savings' tangible capital level is not 10% or more following the offering. The recognition and retention plan may authorize awards of more than 4% of the shares sold in the offering, if it is adopted after one year from the date of the completion of the reorganization, subject to any required regulatory approvals.

         The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares of common stock needed for this plan by issuing additional shares of common stock or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the reorganization, current regulations will require that:

          o all non-employee directors in the aggregate may not receive more than 30% of the shares authorized under the plan;

          o no non-employee director may receive more than 5% of the shares authorized under the plan;

          o no officer or employee may receive more than 25% of the shares authorized under the plan;

          o the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

          o accelerated vesting is not permitted except for death, disability or upon a change of control of Lincoln Park Savings or Lincoln Park Bancorp.

         Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

Transactions with Management and Controlling Persons

         In the ordinary course of business, Lincoln Park Savings makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms (other than interest rates on loans to employees), including collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of independent disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other borrowers.

Participation By Management in the Offering


         The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of Lincoln Park Savings and their associates, and by all directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the reorganization and offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $383,000 of common stock, equal to 7.0%, 5.9%, 5.2% and 4.5% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively. The shares of common stock purchased by directors and officers will count towards meeting the minimum of the valuation range. Such purchases are being made for investment purposes.


                                                          Aggregate
                                                           Purchase        Number of        Percent at
Name                                                       Price(1)        Shares(1)         Midpoint
-----------------------                                  ----------        ---------        -----------
David G. Baker                                            $ 35,000           3,500             0.54%
John F. Feeney                                              30,000           3,000             0.47
Ronald M. Higgins                                           75,000           7,500             1.16
Edith M. Perrotti                                           50,000           5,000             0.78
Stanford Stoller                                            50,000           5,000             0.78
William H. Weisbrod                                         50,000           5,000             0.78
Donald S. Hom                                               75,000           7,500             1.16
Nandini Mallya                                               5,000             500             0.08
Deborah Corvelli Shahin                                      5,000             500             0.08
Nancy M. Shaw                                                8,000             800             0.12
                                                          --------          ------             ----
All directors and executive officers as a group           $383,000          38,300             5.95%
                                                          ========          ======             ====

---------------
(1) Includes purchases by the individual's spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity which would be considered an associate of the named individuals under the Plan of Reorganization.

                    THE REORGANIZATION AND THE STOCK OFFERING


         The Board of Directors of Lincoln Park Savings, the Commissioner of Banking and Insurance of the State of New Jersey and the Office of Thrift Supervision have approved the plan subject to the plan's approval by members at a Special Meeting of Members, and subject to the satisfaction of certain other conditions imposed by the regulatory authorities. The Federal Deposit Insurance Corporation has issued its conditional non-objection to the plan. Regulatory approval or non-objection does not constitute a recommendation or endorsement of the plan by regulatory authorities.

General

         On May 13, 2004, the Board of Directors unanimously adopted the plan, pursuant to which we will reorganize from a New Jersey chartered mutual savings bank into a two-tier federal mutual holding company structure. The plan has been approved by the Office of Thrift Supervision and the New Jersey Commissioner, and not objected to by the Federal Deposit Insurance Corporation, subject to, among other things, approval of the plan by our depositors as of the voting record date. A special meeting of depositors has been called for this purpose, to be held on November ___, 2004. The reorganization will be completed as follows, or in any other manner approved by the regulatory authorities that is consistent with the purposes of the plan and applicable laws and regulations:

         (i) Lincoln Park Savings will organize an interim stock association as a wholly-owned subsidiary ("Interim One");

         (ii) Interim One will organize an interim stock association as a wholly-owned subsidiary ("Interim Two");


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

         (iii) Interim One will organize Lincoln Park Bancorp as a wholly-owned subsidiary;

         (iv) Lincoln Park Savings will amend its charter to be in the form of a New Jersey stock savings bank charter, at which time we will become a stock savings bank (the "Stock Bank"), and Interim One will exchange its charter for a federal mutual holding company charter to become Lincoln Park Bancorp, MHC;

         (v) simultaneously with step (iv), Interim Two will merge with and into the Stock Bank, and the Stock Bank will be the surviving institution;

         (vi) all of the stock constructively issued by the Stock Bank will be transferred to Lincoln Park Bancorp, MHC in exchange for liquidation rights and other interests in Lincoln Park Bancorp, MHC; and

         (vii) Lincoln Park Bancorp, MHC will contribute all of the Stock Bank's stock to Lincoln Park Bancorp, and the Stock Bank will become a wholly owned subsidiary of Lincoln Park Bancorp.

         Concurrently with the reorganization, Lincoln Park Bancorp will offer for sale up to 46% of its common stock representing up to 46% of the pro forma market value of Lincoln Park Bancorp and Lincoln Park Savings.

         We have mailed to each person eligible to vote at the special meeting a proxy statement containing information concerning the business purposes of the reorganization and the effects of the reorganization on liquidation rights, voting rights, , existing savings accounts, deposit insurance, loans and Lincoln Park Savings' business. The proxy statement also describes the manner in which the plan may be amended or terminated. Included with the proxy statement is a proxy card which can be used to vote on the plan.

         The following is a summary of the material aspects of the plan, the subscription offering, and the community offering. The plan should be consulted for a more detailed description of its terms.

Reasons for the Reorganization

         The primary purpose of the reorganization is to establish a holding company and to convert Lincoln Park Savings to the stock form of ownership in order to compete and expand more effectively in the financial services marketplace. The stock form of ownership is the corporate form used by commercial banks, most major businesses and a large number of savings institutions. The reorganization also will enable customers, employees, management and directors to have an equity ownership interest in our company. Management believes that this will enhance the long-term growth and performance of Lincoln Park Savings and Lincoln Park Bancorp by enabling us to attract and retain qualified employees who have a direct interest in our financial success. The reorganization will permit us to issue and sell capital stock, which is a source of capital not available to mutual savings institutions. Since we will not be offering all of our common stock for sale in the offering, the reorganization will result in less capital raised in


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

comparison to a standard mutual-to-stock conversion. The reorganization, however, also will allow us to raise additional capital in the future because a majority of our common stock will be available for sale in the event of a conversion of Lincoln Park Bancorp, MHC to stock form. The reorganization also will give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services, to the extent permissible by applicable law and regulation. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the reorganization, subject to regulatory limitations and our financial condition, to take advantage of any such opportunities that may arise. Lastly, the reorganization will enable us to better manage our capital by providing broader investment opportunities through the holding company structure and by enabling us to repurchase our common stock as market conditions permit. Although the reorganization and offering will create a stock association and stock holding company, only a minority of the common stock will be offered for sale in the offering. As a result, our mutual form of ownership and its ability to provide community-oriented financial services will be preserved through the mutual holding company structure.

         The board of directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure to minority stockholders, which may include: (i) the inability of stockholders other than Lincoln Park Bancorp, MHC to obtain majority ownership of Lincoln Park Bancorp and Lincoln Park Savings, which may result in the perpetuation of our management and board of directors; and (ii) that new form of corporate ownership, and new regulatory policies relating to the mutual holding company structure may be adopted from time to time may have an adverse impact on stockholders other than the mutual holding company. A majority of our voting stock will be owned by Lincoln Park Bancorp, MHC, which will be controlled by its board of directors. While this structure will permit management to focus on our long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate our existing management and directors. Lincoln Park Bancorp, MHC will be able to elect all the members of Lincoln Park Bancorp's board of directors, and will be able to control the outcome of all matters presented to our stockholders for resolution by vote. No assurance can be given that Lincoln Park Bancorp, MHC will not take action adverse to the interests of stockholders, other than the mutual holding company. For example, Lincoln Park Bancorp, MHC could prevent the sale of control of Lincoln Park Bancorp, or defeat a candidate for the board of directors of Lincoln Park Bancorp or other proposals put forth by stockholders.

         The reorganization does not preclude the conversion of Lincoln Park Bancorp, MHC from the mutual to stock form of organization in the future. No assurance can be given when, if ever, Lincoln Park Bancorp, MHC will convert to stock form or what conditions the Office of Thrift Supervision or other regulatory agencies may impose on such a transaction. See "Risk Factors" and "Summary--Possible Conversion of Lincoln Park Bancorp, MHC to Stock Form."

Effects of the Reorganization and Offering on Depositors and Borrowers of Lincoln Park Savings

         Continuity. While the reorganization is being accomplished, and after its completion, our routine business of accepting deposits and making loans will continue without interruption. We will continue to be subject to regulation by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner. After the reorganization, we will continue to provide services for depositors and borrowers under current policies by our management and staff.

         Liquidation Rights. Following the completion of the reorganization, all depositors who had liquidation rights with respect to Lincoln Park Savings as of the effective date of the reorganization will continue to have such rights solely with respect to Lincoln Park Bancorp, MHC so long as they continue to hold deposit accounts with Lincoln Park Savings. In addition, all persons who become depositors of Lincoln Park Savings subsequent to the reorganization will have such liquidation rights with respect to Lincoln Park Bancorp, MHC.

         Deposit Accounts and Loans. Under the plan, each depositor of Lincoln Park Savings at the time of the reorganization will automatically continue as a depositor after the reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent such deposit is reduced by withdrawals to purchase common stock in the offering. All insured deposit accounts of Lincoln Park Savings will continue to be federally insured by the Federal Deposit Insurance Corporation up to the legal maximum limit in the same manner as deposit accounts existing in Lincoln Park Savings immediately prior to the reorganization. Furthermore, no loan outstanding will be affected by the reorganization, and the amounts, interest rates, maturity and security for each loan will remain the same as they were prior to the reorganization.

         Voting Rights of Depositors. Voting rights and control of Lincoln Park Savings, as a mutual savings bank, are vested in the Board of Managers. After the reorganization and offering, direction of Lincoln Park Savings will be under the control of the Board of Directors of Lincoln Park Savings. Lincoln Park Bancorp, as the holder of all of the outstanding common stock of Lincoln Park Savings, will have exclusive voting rights with respect to any matters concerning Lincoln Park Savings requiring stockholder approval, including the election of directors of Lincoln Park Savings.

         Following the completion of the reorganization and offering, voting rights in Lincoln Park Bancorp will be held exclusively by its stockholders. Each share of outstanding common stock held by a stockholder will entitle the stockholder to one vote on matters considered by Lincoln Park Bancorp stockholders. Although Lincoln Park Bancorp will have the power to issue shares of capital stock to persons other than Lincoln Park Bancorp, MHC, as long as Lincoln Park Bancorp, MHC is in existence, Lincoln Park Bancorp, MHC will be required to own a majority of the voting stock of Lincoln Park Bancorp, and consequently will be able to control the outcome of matters put to a vote of stockholders. Lincoln Park Bancorp may issue any amount of non-voting stock to persons other than Lincoln Park Bancorp, MHC, and Lincoln Park Bancorp must own 100% of the voting stock of Lincoln Park Savings.

Tax Effects of the Reorganization

         We intend to proceed with the reorganization on the basis of an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to tax matters that are material to the reorganization. The opinion is based, among other things, on factual representations made by us, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the reorganization. Luse Gorman Pomerenk & Schick, P.C.'s opinion provides as follows:

          1. The conversion of Lincoln Park Savings' charter from a mutual savings bank charter to a stock bank charter will qualify as a reorganization under section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the "Code"), and no gain or loss will be recognized by Lincoln Park Savings in either its mutual form ("Mutual Bank") or stock form (as the "Stock Bank") as a result.

          2 No gain or loss will be recognized by Lincoln Park Savings upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank common stock and the assumption by Stock Bank of the liabilities of Mutual Bank.

          3. No gain or loss will be recognized by Stock Bank upon the receipt of Lincoln Park Savings' assets in exchange for shares of Stock Bank common stock.

          4. Stock Bank's holding period in the assets received from Lincoln Park Savings will include the period during which such assets were held by Mutual Bank.

          5. The Stock Bank's basis in the assets of Lincoln Park Savings will be the same as the basis of such assets in the hands of Lincoln Park Savings immediately prior to the reorganization.

          6. Depositors will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their liquidation and other interests.

          7. The Stock Bank will succeed to and take into account Lincoln Park Savings' earnings and profits or deficit in earnings and profits, as of the date of the reorganization.

          8. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank's tax year will not end merely as a result of the conversion of Lincoln Park Savings to stock form and Stock Bank will not be required to obtain a new employee identification number.

          9. No gain or loss will be recognized by eligible account holders and supplemental eligible account holders of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Lincoln

               Park Bancorp, MHC, in exchange for their deposit accounts in Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts.

          10. It is more likely than not that the fair market value of the subscription rights to purchase common stock is zero. Accordingly, no gain or loss will be recognized by eligible account holders and supplemental eligible account holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in Lincoln Park Bancorp. Gain realized, if any, by the eligible account holders and supplemental eligible account holders on the distribution to them of the nontransferable subscription rights to purchase shares of common stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. Eligible account holders and supplemental eligible account holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights.

          11. The basis of the deposit accounts in Stock Bank to be received by the eligible account holders, supplemental eligible account holders and other depositors of Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. The basis of the interests in the liquidation rights in the Lincoln Park Bancorp, MHC to be received by the eligible account holders and supplemental eligible account holders of Mutual Bank will be zero.

          12. The exchange of Stock Bank common stock constructively received by eligible account holders, supplemental eligible account holders and other depositors for liquidation and other interests in Lincoln Park Bancorp, MHC will constitute a tax-free exchange of property solely for "stock."

          13. Eligible account holders, supplemental eligible account holders and other depositors will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the conversion of Lincoln Park Savings to stock form to Lincoln Park Bancorp, MHC solely in exchange for liquidation and other interests in Lincoln Park Bancorp, MHC.

          14. Eligible account holders, supplemental eligible account holders and other depositors' basis in the Lincoln Park Bancorp, MHC for liquidation and other interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange for such interests.

          15. Lincoln Park Savings Bancorp, MHC will recognize no gain or loss upon receipt of property from eligible account holders, supplemental eligible account holders and other depositors in exchange for liquidation and other interests in Lincoln Park Bancorp, MHC.

          16. Lincoln Park Bancorp, MHC's basis in the property received from eligible account holders, supplemental eligible account holders and other depositors


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

               (which basis is zero) will be the same as the basis of such property in the hands of eligible account holders, supplemental eligible account holders and other depositors.

          17. Lincoln Park Bancorp, MHC's holding period for the property received from eligible account holders, supplemental account holders and other depositors will include the period during which such property was held by such persons.

          18. Lincoln Park Bancorp, MHC and the persons who purchased common stock of Lincoln Park Bancorp in the subscription and community offering ("minority stockholders") will recognize no gain or loss upon the transfer of Stock Bank common stock and cash, respectively, to Lincoln Park Bancorp in exchange for common stock in Lincoln Park Bancorp.

          19. Lincoln Park Bancorp will recognize no gain or loss on its receipt of Stock Bank common stock and cash in exchange for Lincoln Park Bancorp common stock.

          20. Lincoln Park Bancorp, MHC's basis in the Lincoln Park Bancorp common stock will be the same as its basis in the Lincoln Park Savings stock exchanged for such stock.

          21. Lincoln Park Bancorp, MHC's holding period in the Lincoln Park Bancorp common stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange.

          22. Lincoln Park Bancorp's basis in the Stock Bank stock received from Lincoln Park Bancorp, MHC will be the same as the basis of such property in the hands of Lincoln Park Bancorp, MHC.

          23. Lincoln Park Bancorp's holding period for the Stock Bank stock received from Lincoln Park Bancorp, MHC will include the period during which such property was held by Lincoln Park Bancorp, MHC.

          24. It is more likely than not that the basis of the Lincoln Park Bancorp common stock to its minority stockholders will be the purchase price thereof. The holding period of the Lincoln Park Bancorp common stock purchased pursuant to the exercise of subscription rights will commence on the date on which the right to acquire such stock was exercised.

         The opinion addresses all material federal income tax consequences of the reorganization. The tax opinion as to items 10 and 24 above is based on the position that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that nontransferable subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

         The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

         We also have received an opinion from Radics & Co., LLC that the New Jersey State income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

         The federal and state tax opinions referred to in this prospectus are filed as exhibits to the registration statement. See "Where You Can Find More Information."

Offering of Common Stock


         Under the plan of reorganization, up to 740,600 shares of Lincoln Park Bancorp common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.


         Subscription Offering. The subscription offering will expire at ___:___ __.m., New Jersey time, on November __, 2004, unless otherwise extended by Lincoln Park Savings and Lincoln Park Bancorp. Regulations of the Office of Thrift Supervision require that all shares to be offered in the offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision or, despite approval of the plan of reorganization by our members, the reorganization and offering will not be effected. This period expires on January ___, 2005, unless extended with the approval of the Office of Thrift Supervision and, if applicable, the Federal Deposit Insurance Corporation and the New Jersey Commissioner. If the offering is not completed by January ___, 2005, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Lincoln Park Savings of their intention to maintain,


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modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Lincoln Park Savings' notice, the funds submitted will be refunded to the subscriber with interest at Lincoln Park Savings' current passbook savings rate, and/or the subscriber's withdrawal authorizations will be terminated. In the event that the offering is not effected, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest at Lincoln Park Savings' current passbook savings rate, and all withdrawal authorizations will be terminated.

         Subscription Rights. Under the plan of reorganization, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities entitled to purchase the shares of common stock in the subscription offering. The amount of shares of common stock which these parties may purchase will depend on the availability of the common stock for purchase under the categories described in the plan of reorganization. Subscription priorities have been established for the allocation of common stock to the extent that the common stock is available. These priorities are as follows:

         Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Lincoln Park Savings, as of the close of business on March 31, 2003, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

          (i)  $75,000 of common stock;

          (ii) one-tenth of one percent of the total offering of common stock;
               or


         (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders. The balance of qualifying deposits of all eligible account holders was $54.7 million on March 31, 2003.


         If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares shall be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holders, the excess shall be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in


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Lincoln Park Savings in the one-year period preceding March 31, 2003 are subordinated to the subscription rights of other eligible account holders.

         Category 2: Tax-Qualified Employee Plans. The plan of reorganization provides that tax-qualified employee plans of Lincoln Park Savings, such as the employee stock ownership plan, shall receive nontransferable subscription rights to purchase up to 10% of the shares of common stock issued in the offering. The employee stock ownership plan intends to purchase 4% of the shares of common stock sold in the offering unless additional purchases are required to complete the stock offering at the minimum of the offering range. If the employee stock ownership plan's subscription is not filled in its entirety, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from the holding company subsequent to completion of the offering.

         Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on September 30, 2004, will receive nontransferable subscription rights to subscribe for up to the greater of:

          (i)   $75,000 of common stock;

          (ii)  one-tenth of one percent of the total offering of common stock;
                or


          (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders. The balance of qualifying deposits of all supplemental eligible account holders was $58.1 million on September 30, 2004.


         If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

         Category 4: Voting Depositors. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on ____________, 2004 who is neither an Eligible Account Holder nor Supplemental Eligible


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Account Holder, ("Other Depositors"), will receive nontransferable subscription rights to subscribe for up to the greater of:

          (i)   $75,000 of common stock;

          (ii)  one-tenth of one percent of the total offering of common stock;
                or


          (iii) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the Other Depositors and the denominator is the total amount of qualifying deposits of all Other Depositors.


         If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Other Depositors so as to permit each Other Depositor, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing Other Depositors whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing Other Depositors.

         Lincoln Park Savings and Lincoln Park Bancorp will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the plan of reorganization reside. However, no shares of common stock will be offered or sold under the plan of reorganization to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of reorganization reside or as to which Lincoln Park Savings and Lincoln Park Bancorp determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Lincoln Park Savings or Lincoln Park Bancorp or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

         Community Offering. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Lincoln Park Bancorp in a community offering to members of the general public to whom Lincoln Park Bancorp delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in the Borough of Lincoln Park, Pequannock Township, Montville Township and Wayne Township, New Jersey. Subject to the maximum purchase limitations, these persons, may purchase up to $75,000 of common stock. The community offering, if any, may be undertaken concurrent with, during, or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than January ___, 2005, unless extended by Lincoln Park Bancorp and Lincoln Park Savings. Subject to any required regulatory approvals, Lincoln Park Bancorp will determine the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering, in its


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

discretion based upon market conditions. The opportunity to subscribe for shares of common stock in the community offering category is subject to the right of Lincoln Park Bancorp and Lincoln Park Savings, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

         If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to each natural person residing in the Borough of Lincoln Park, Pequannock Township, Montville Township and Wayne Township, New Jersey (the "Local Community") whose order is accepted by Lincoln Park Savings, in an amount equal to the lesser of 200 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in the Local Community, if possible. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing in the Local Community, whose orders remain unsatisfied, in the same proportion that the unfilled subscription of each bears to the total unfilled subscriptions of all subscribers residing in the Local Community whose subscription remains unsatisfied. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who subscribe in the community offering applying the same allocation described above for subscribers residing in the Local Community.

         Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O'Neill & Partners, L.P. acting as our agent. Lincoln Park Bancorp and Lincoln Park Savings expect to market any shares of common stock which remain unsubscribed after the subscription and community offerings through a syndicated community offering. Lincoln Park Bancorp and Lincoln Park Savings have the right to reject orders in whole or part in their sole discretion in the syndicated community offering. Neither Sandler O'Neill & Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Sandler O'Neill & Partners, L.P. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by Lincoln Park Bancorp, with any required regulatory approval or non-objection.

         The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may subscribe for or purchase more than $75,000 or 7,500 shares of common stock.

         The opportunity to subscribe for shares of common stock in the syndicated community offering is subject to Lincoln Park Bancorp's right in its sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.


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

         Sandler O'Neill & Partners, L.P. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Sandler O'Neill & Partners, L.P. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with Lincoln Park Bancorp as of a certain order date for the purchase of shares of common stock. When and if Lincoln Park Bancorp, in consultation with Sandler O'Neill & Partners, L.P., believes that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the offering, it will instruct Sandler O'Neill & Partners, L.P. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account established by Lincoln Park Bancorp for each selected dealer. Each customer's funds so forwarded to Lincoln Park Bancorp, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to $100,000 in accordance with applicable Federal Deposit Insurance Corporation regulations. After payment has been received by Lincoln Park Bancorp from selected dealers, funds will earn interest at Lincoln Park Savings' passbook rate until the completion or termination of the reorganization and offering. Funds will be promptly returned, with interest, in the event the reorganization and offering is not completed as described above.

         The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by Lincoln Park Bancorp and Lincoln Park Savings with the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable.

         Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

          A. The aggregate amount of outstanding common stock of Lincoln Park Bancorp owned or controlled by persons other than Lincoln Park Bancorp, MHC at the close of the offering shall be less than 50% of Lincoln Park Bancorp's total outstanding common stock.

          B. The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $75,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $150,000 of the common stock offered in the offering, except that: (i) Lincoln Park Bancorp may, in its sole discretion and without further notice to or solicitation of subscribers or


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

               other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering;
               (ii) the tax-qualified employee plans may purchase up to 10% of the shares offered in the offering; and (iii) shares to be held by any tax-qualified employee plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

          C. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Lincoln Park Bancorp, by any non-tax-qualified employee plan or any management person and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Lincoln Park Bancorp at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Lincoln Park Bancorp or Lincoln Park Savings that are attributable to such person shall not be counted.

          D. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Lincoln Park Bancorp, by one or more non-tax-qualified employee plan exclusive of any common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of the stockholders' equity of Lincoln Park Bancorp at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of Lincoln Park Bancorp or Lincoln Park Savings that are attributable to such person shall not be counted.

          E. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Lincoln Park Bancorp, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the outstanding shares of common stock of Lincoln Park Bancorp at the conclusion of the offering.

          F. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Lincoln Park Bancorp, by any one or more tax-qualified employee plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of the stockholders' equity of Lincoln Park Bancorp at the conclusion of the offering.

          G. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Lincoln Park Bancorp, by all non-tax-qualified

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


               employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 34% of the outstanding shares of common stock held by persons other than Lincoln Park Bancorp, MHC at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan that are attributable to such persons shall not be counted.

          H. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Lincoln Park Bancorp, by all non-tax-qualified employee plans or management persons and their associates, exclusive of any common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 34% of the stockholders' equity of Lincoln Park Bancorp held by persons other than Lincoln Park Bancorp, MHC at the conclusion of the offering.

          I. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Lincoln Park Bancorp, by all stock benefit plans of Lincoln Park Bancorp or Lincoln Park Savings, other than employee stock ownership plans, shall not exceed 25% of the outstanding common stock of Lincoln Park Bancorp held by persons other than the Lincoln Park Bancorp, MHC.

          J. Notwithstanding any other provision of the plan or reorganization, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. Lincoln Park Bancorp and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

          K. The board of directors of Lincoln Park Bancorp has the right in its sole discretion to reject any order submitted by a person whose representations the board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan or reorganization.


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

          L. A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which when multiplied by the price per share shall not exceed $500, as determined by the board of directors.

         For purposes of the plan, the members of the board of directors are not deemed to be acting in concert solely by reason of their board membership. The term "associate" is used above to indicate any of the following relationships with a person:

          o any corporation or organization, other than Lincoln Park Bancorp, MHC, Lincoln Park Bancorp or Lincoln Park Savings or a majority-owned subsidiary of Lincoln Park Bancorp or Lincoln Park Savings, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

          o any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505 a person who has a substantial beneficial interest in a tax-qualified or non-tax-qualified employee plan, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, a tax-qualified employee plan is not an associate of a person;

          o    any person who is related by blood or marriage to such person and
               (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Lincoln Park Bancorp, MHC, Lincoln Park Bancorp or Lincoln Park Savings or a subsidiary thereof; and

          o any person acting in concert with the persons or entities specified above.

         As used above, the term "acting in concert" means:

          o knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

          o a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

          o a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee

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

               or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

         Persons or companies who file jointly a Form 13-D or Form 13-G with any regulatory agency will be deemed to be acting in concert.

         The boards of directors of Lincoln Park Bancorp and Lincoln Park Savings may, in their sole discretion increase the maximum purchase limitation up to 9.99% of the shares being offered in the offering. However, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. Requests to purchase shares of Lincoln Park Bancorp common stock under this provision will be allocated by the boards of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the boards of directors of Lincoln Park Bancorp and Lincoln Park Savings, with the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, and the New Jersey Commissioner, as applicable, and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

         Shares of common stock purchased in the offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Lincoln Park Savings or Lincoln Park Bancorp and except as described below. In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Restrictions on Transferability of Subscription Rights

         Subscription rights are nontransferable. Lincoln Park Savings may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. Lincoln Park Savings and Lincoln Park Bancorp will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so registered. Once tendered, subscription orders cannot be revoked without the consent of Lincoln Park Savings and Lincoln Park Bancorp.


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Prospectus Delivery and Procedure for Purchasing Common Stock


         To ensure that each purchaser in the Subscription and Community Offering receives a prospectus at least 48 hours prior to the end of the Subscription and Community Offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O'Neill & Partners, L. P. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.


         To ensure that eligible account holders and supplemental eligible account holders are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date.

         Full payment by check, money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original order form. We are not obligated to accept an order submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form.

         If the employee stock ownership plan purchases shares of common stock, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Plan of Distribution and Marketing Arrangements

         Offering materials for the offering initially have been distributed to certain persons by mail, with additional copies made available through our Stock Information Center and Sandler O'Neill & Partners, L.P. All prospective purchasers are to send payment directly to Lincoln Park Savings, where such funds will be held in a segregated savings account at Lincoln Park Savings or, at our discretion, another insured depository institution, and not released until the offering is completed or terminated.

         To assist in the marketing of the common stock, we have retained Sandler O'Neill & Partners, L.P., which is a broker-dealer registered with the NASD. Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics of the offering; (ii) in coordinating the selling efforts in our local communities; and (iii) in soliciting orders for shares of common stock in the subscription and community offering. For these services, Sandler O'Neill & Partners, L.P. will receive a fee equal to 2.0% of the dollar amount of the shares of common stock sold in the subscription and community offerings. No fee will be payable to Sandler O'Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees or their immediate families, or shares purchased by our tax-qualified and non-qualified employee benefit plans. If there is a syndicated offering, Sandler O'Neill & Partners, L.P. will receive a fee in an amount competitive with gross


                                      136
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underwriting discounts charged at such time for underwritings of comparable amounts of common stock sold at a comparable price per share in a similar market environment. However, the total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. In no event will total fees payable to Sandler O'Neill & Partners, L.
P. and other NASD member firms exceed 7.0% of the aggregate dollar amount of the common stock sold in the offering.

         We also will reimburse Sandler O'Neill & Partners, L.P. for its reasonable expenses associated with its marketing effort (including legal fees), up to a maximum of $40,000. We have made an advance payment of $25,000 to Sandler O'Neill & Partners, L.P. We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         Sandler O'Neill & Partners, L.P. will also perform proxy solicitation services, conversion agent services and records management services for Lincoln Park Savings in the reorganization and offering and will receive a fee of $10,000 for these services and the associated expenses. We have made an advance payment of $5,000 to Sandler O'Neill & Partners, L.P. for these services.

         Sandler O'Neill & Partners, L.P. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O'Neill & Partners, L.P. expresses no opinion as to the prices at which common stock to be issued may trade.

         Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock. Sandler O'Neill & Partners, L.P. will solicit orders and conduct sales of the common stock of Lincoln Park Bancorp in states in which our directors and executive officers are not permitted to offer and sell our common stock.


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How We Determined Stock Pricing and the Number of Shares to be Issued

         The plan of reorganization and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, LC. to make the independent valuation. RP Financial, LC. will receive a fee of $20,000, which amount does not include a fee of $5,000 to be paid to RP Financial, LC. for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial, LC. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial LC.'s liability results from its negligence or bad faith.

         The independent valuation was prepared by RP Financial, LC. in reliance upon the information contained in the prospectus, including the financial statements. RP Financial, LC. also considered the following factors, among others:

          o the present and projected operating results and financial condition of Lincoln Park Savings and the economic and demographic conditions in our existing market area;

          o historical, financial and other information relating to Lincoln Park Savings;

          o a comparative evaluation of the operating and financial statistics of Lincoln Park Savings with those of other publicly traded subsidiaries of holding companies;

          o    the aggregate size of the offering;

          o the impact of the reorganization and offering on our stockholders' equity and earnings potential;

          o    the proposed dividend policy of Lincoln Park Bancorp; and

          o the trading market for securities of comparable institutions and general conditions in the market for such securities.


         On the basis of the foregoing, RP Financial, LC. advised us that as of October 15, 2004, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $11,900,000 to a maximum of $16,100,000, with a midpoint of $14,000,000 (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 46% of the shares issued should be held by purchasers in the offering and 54% should be held by Lincoln Park Bancorp, MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Lincoln Park Bancorp will issue will range from 1,190,000 shares to 1,610,000 shares, with a midpoint of 1,400,000 shares, and the number of shares sold in the offering will range from 547,400 shares to 740,600 shares, with a midpoint of 644,000 shares.


         The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the six months ended June 30, 2004 and the year ended December 31, 2003, (ii) financial comparisons to other financial institutions, and (iii)


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

stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial, LC. in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable, if necessitated by subsequent developments in our financial condition or market conditions generally.


         Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $18,515,000 and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to 1,851,500 shares. Under such circumstances the number of shares sold in the offering will be increased to 851,690 shares and the number of shares held by Lincoln Park Bancorp, MHC will be increased to 999,810 shares. The increase in the valuation range may occur to reflect changes in market and/or financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "Offering of Common Stock-Limitations On Purchase of Shares" as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.


         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial, LC. did not independently verify the financial statements and other information provided by Lincoln Park Savings, nor did RP Financial, LC. value independently the assets or liabilities of Lincoln Park Savings. The independent valuation considers Lincoln Park Savings as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.


         The independent valuation will be updated at the time of the completion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the pro forma market value of the common stock to more than $18,515,000 or a decrease in the pro forma market value to less than $11,900,000, then Lincoln Park Bancorp, after consulting with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, if applicable, may terminate the plan of reorganization and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range and commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable, in order to complete the reorganization and offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A


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

resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable, for periods of up to 90 days not to extend beyond 24 months following the special meeting of members, or November ___, 2006.


         An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Lincoln Park Bancorp's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber's ownership interest and Lincoln Park Bancorp's pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         Copies of the appraisal report of RP Financial, LC. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Lincoln Park Savings and the other locations specified under "Where You Can Find More Information."

         No sale of shares of common stock may occur unless, prior to such sale, RP Financial, LC. confirms to Lincoln Park Savings and the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable, that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial, LC. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Lincoln Park Bancorp at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable, or take such other actions as permitted by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable, in order to complete the offering.

Procedure for Purchasing Shares

         Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

         Expiration Date. The offering will terminate at ___:___ p.m., New Jersey time on November __, 2004, unless extended by us for up to 90 days following the date of Office of


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

Thrift Supervision approval (and Federal Deposit Insurance Corporation non-objection, if applicable) of the use of the prospectus, which is January __,2005, or, if approved by the Office of Thrift Supervision (and the Federal Deposit Insurance Corporation, if applicable), for an additional period after January__,2005 (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than January___, 2005, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

         Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to the main office of Lincoln Park Savings, a properly executed and completed order form, together with full payment for the shares of common stock purchased. The order form must be received by Lincoln Park Savings prior to ___:___ p.m., New Jersey time on November __, 2004. Each person ordering shares of common stock is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of reorganization and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

         Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check, money order, or authorization of withdrawal from a deposit account maintained with Lincoln Park Savings. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

         Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

         Interest penalties for early withdrawal applicable to certificate of deposit accounts at Lincoln Park Savings will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

         Payments received by Lincoln Park Savings will be placed in a segregated savings account at Lincoln Park Savings or, at our discretion, another insured depository institution, and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.


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

         The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Lincoln Park Savings. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at Lincoln Park Savings can be obtained from the Stock Offering Center. Depositors interested in using funds in an IRA maintained at Lincoln Park Savings should contact the Stock Offering Center as soon as possible.

         Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond January ___, 2005.

         Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O'Neill & Partners, L.P. Sandler O'Neill & Partners, L.P., in their discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Sandler O'Neill & Partners, L.P., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before _________ p.m., New Jersey time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Lincoln Park Savings.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or


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

otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock which they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

         All shares of the common stock purchased by our directors and officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Lincoln Park Bancorp's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation--Federal Securities Laws."

         Purchases of outstanding shares of common stock of Lincoln Park Bancorp by directors, executive officers, or any person who was an executive officer or director of Lincoln Park Savings after adoption of the plan of reorganization, and their associates during the three-year period following the reorganization and offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, if applicable. This restriction does not apply, however, to negotiated transactions involving more than 1% of Lincoln Park Bancorp's outstanding common stock or to the purchase of shares of common stock under the stock option plan expected to be implemented subsequent to completion of the non-objection and stock offering.

         Lincoln Park Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of Lincoln Park Bancorp may be resold without registration. Shares purchased by an affiliate of Lincoln Park Bancorp will have resale restrictions under Rule 144 of the Securities Act of 1933. If Lincoln Park Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Lincoln Park Bancorp who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Lincoln Park Bancorp common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. Provision may be made in the future by Lincoln Park Bancorp to permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

         Under guidelines of the NASD, members of the NASD and their associates face certain reporting requirements upon purchase of the securities.


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

Interpretation, Amendment and Termination

         All interpretations of the plan of reorganization by the board of directors will be final, subject to the authority of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable. The plan of reorganization provides that, if deemed necessary or desirable by the board of directors of Lincoln Park Savings, the plan of reorganization may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to Lincoln Park Savings' members. Amendment of the plan of reorganization thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable. The plan of reorganization may be terminated by a majority vote of the board of directors of Lincoln Park Savings at any time prior to the earlier of approval or non-objection of the plan by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable, and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision, the Federal Deposit Insurance Corporation and the New Jersey Commissioner, as applicable. Completion of the reorganization requires the approval of the plan of reorganization by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting of Members. The plan of reorganization shall be terminated if the reorganization and offering are not completed within 24 months from the date on which the members of Lincoln Park Savings approve the plan of reorganization and may not be extended by Lincoln Park Savings or the Office of Thrift Supervision, Federal Deposit Insurance Corporation and the New Jersey Commissioner.

Stock Information Center

     If you have any questions regarding the offering or the reorganization, please call the Stock Information Center at (____) ____-______, from 10:00 a.m. to 4:00 p.m., New Jersey time, Monday through Friday.

RESTRICTIONS ON THE ACQUISITION OF LINCOLN PARK BANCORP AND LINCOLN PARK SAVINGS

General

         The plan of reorganization provides for the conversion of Lincoln Park Savings from the mutual to the stock form of organization and the concurrent formation of a holding company and a mutual holding company. Certain provisions in Lincoln Park Bancorp's charter and bylaws, together with certain governing regulatory restrictions, may have anti-takeover effects.

Mutual Holding Company Structure

The mutual holding company structure will restrict the ability of our stockholders to effect a change in control of management because, as long as Lincoln Park Bancorp, MHC remains in existence as a mutual savings and loan holding company, it will control a majority of Lincoln Park Bancorp's voting stock. Moreover, the directors of Lincoln Park Bancorp, MHC will be the directors of Lincoln Park Bancorp and the directors of Lincoln Park Savings. Lincoln Park Bancorp, MHC will be able to elect all of the members of the board of Directors of Lincoln Park Bancorp, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of Lincoln Park Bancorp for a vote. Therefore, a change in control of Lincoln Park Bancorp or Lincoln Park Savings cannot occur unless Lincoln Park Bancorp, MHC, first converts to the stock form of organization or is dissolved.

Federal Law

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

          o it would result in a monopoly or substantially lessen competition;

          o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

          o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of Lincoln Park Bancorp or Lincoln Park Savings without Office of Thrift Supervision's prior approval.

Charter and Bylaws of Lincoln Park Bancorp

         The following discussion is a summary of certain provisions of the charter and bylaws of Lincoln Park Bancorp that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

         Classified Board of Directors. The board of directors of Lincoln Park Bancorp is required by the charter and bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class will be elected by stockholders of Lincoln Park Bancorp for a three-year term. A classified board promotes continuity and stability of management of Lincoln Park Bancorp, but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         Authorized but Unissued Shares of Capital Stock. Following the stock offering, Lincoln Park Bancorp will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of Lincoln Park Bancorp." Although these shares could be used by the board of directors of Lincoln Park Bancorp to make it more difficult or to discourage an attempt to obtain control of Lincoln Park Bancorp through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Lincoln Park Bancorp, MHC owns a majority of the common stock.

         How Shares are Voted. Lincoln Park Bancorp's charter provides that there will not be cumulative voting by stockholders for the election of Lincoln Park Bancorp's directors. No cumulative voting rights means that Lincoln Park Bancorp, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all directors of Lincoln Park Bancorp to be elected at that meeting. This could prevent minority stockholder representation on Lincoln Park Bancorp's board of directors.

         Restrictions on Acquisitions of Shares. Lincoln Park Savings' charter provides that for a period of five years from the closing of the stock issuance, no person other than Lincoln Park Bancorp and Lincoln Park Bancorp, MHC, may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Lincoln Park Savings. This provision does not apply to any tax-qualified employee benefit plan of Lincoln Park Savings or Lincoln Park Bancorp or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Lincoln Park Bancorp or any of its subsidiaries so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner of more than 10% of any class of equity securities of Lincoln Park Bancorp. In addition, during this five-year period, all shares owned over the 10% limit may not be voted in any matter submitted to stockholders for a vote. The inclusion of this provision in Lincoln Park Savings' charter is deemed to restrict the acquisition and voting of shares of Lincoln Park Bancorp.

         Procedures for Stockholder Nominations. Lincoln Park Bancorp's bylaws provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice to the Secretary of Lincoln Park Bancorp at least five days before the date of the annual meeting. The bylaws further provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of Lincoln Park Bancorp and its stockholders to provide enough time for management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

Benefit Plans

         In addition to the provisions of Lincoln Park Bancorp's charter and bylaws described above, certain benefit plans of Lincoln Park Bancorp and Lincoln Park Savings adopted in connection with the stock offering, or expected to be adopted following completion of the stock offering, contain, or may contain, provisions which also may discourage hostile takeover attempts which the board of directors of Lincoln Park Savings might conclude are not in the best interests of Lincoln Park Bancorp and Lincoln Park Savings or Lincoln Park Bancorp's stockholders.

              DESCRIPTION OF CAPITAL STOCK OF LINCOLN PARK BANCORP

General

         Lincoln Park Bancorp is authorized to issue 5,000,000 shares of common stock having a par value of $.01 per share and 1,000,000 shares of serial preferred stock. Each share of Lincoln Park Bancorp's common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of Lincoln Park Bancorp's capital stock which are deemed material to an investment decision with respect to the offering. The common stock of Lincoln Park Bancorp will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

         Lincoln Park Bancorp currently expects that it will have a maximum of up to 1,610,000 shares of common stock outstanding after the stock offering, of which 740,600 shares will be held by persons other than Lincoln Park Bancorp, MHC. The board of directors can, without stockholder approval, issue additional shares of common stock, although Lincoln Park Bancorp, MHC, so long as it is in existence, must own a majority of Lincoln Park Bancorp's outstanding shares of common stock. Lincoln Park Bancorp's issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Lincoln Park Bancorp has no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.


Common Stock

         Distributions. Lincoln Park Bancorp can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of Lincoln Park Bancorp will be entitled to receive and share equally in such dividends as may be declared by the board of directors of Lincoln Park Bancorp out of funds legally available therefor. If Lincoln Park Bancorp issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. Upon the effective date of the stock offering, the holders of common stock of Lincoln Park Bancorp will possess exclusive voting rights in Lincoln Park Bancorp Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "Excess Shares" and, accordingly, will not be entitled to vote. See "Restrictions on the Acquisition of Lincoln Park Bancorp and Lincoln Park Savings." If Lincoln Park Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of Lincoln Park Savings, Lincoln Park Bancorp, as holder of Lincoln Park Savings' capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Lincoln Park Savings, including all deposit accounts and accrued interest thereon, all assets of Lincoln Park Savings available for distribution. In the event of liquidation, dissolution or winding up of Lincoln Park Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Lincoln Park Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Rights to Buy Additional Shares. Holders of the common stock of Lincoln Park Bancorp will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if Lincoln Park Bancorp issues more shares in the future. The common stock is not subject to redemption.

Preferred Stock

         None of the shares of Lincoln Park Bancorp's authorized preferred stock will be issued in the stock issuance. Such stock may be issued with such preferences and designations as the board of directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. Lincoln Park Bancorp has no present plans to issue preferred stock.

                          TRANSFER AGENT AND REGISTRAR

         ________________, _________, __________ will act as the transfer agent and registrar for the common stock.

                              LEGAL AND TAX MATTERS

         The legality of the common stock and the federal income tax consequences of the reorganization and offering have been passed upon for Lincoln Park Savings and Lincoln Park Bancorp by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. The New Jersey state income tax consequences of the reorganization and offering have been passed upon for Lincoln Park Savings and Lincoln Park Bancorp by Radics & Co., LLC, Pine Brook, New Jersey. Luse Gorman Pomerenk & Schick, P.C. and Radics & Co., LLC have consented to the references in this prospectus to their opinions. Certain legal matters regarding the reorganization and offering will be passed upon for Sandler O'Neill Partners, L.P. by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C.

                                     EXPERTS

         The financial statements of Lincoln Park Savings at December 31, 2003 and 2002 and for the years then ended, appearing in this prospectus and registration statement have been audited by Radics & Co., LLC, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         RP Financial, LC. has consented to the publication in this prospectus of the summary of its report to Lincoln Park Savings and Lincoln Park Bancorp setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the reorganization and offering and its valuation with respect to subscription rights.

                       WHERE YOU CAN FIND MORE INFORMATION

         Lincoln Park Bancorp has filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission's world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding the documents; each statement is qualified by reference to the contract or document.

         Lincoln Park Savings has filed a Combined Application MHC-1/MHC-2 with the Office of Thrift Supervision with respect to the reorganization and offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

         Lincoln Park Bancorp has filed applications for conversion with the Commissioner of Banking and Insurance of the State of New Jersey and with the Federal Deposit Insurance Corporation. This prospectus omits some information contained in those applications.

         A copy of the charter and bylaws of Lincoln Park Bancorp are available without charge from Lincoln Park Savings.

                            REGISTRATION REQUIREMENTS

         In connection with the offering, Lincoln Park Bancorp will register the common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934; and, upon this registration, Lincoln Park Bancorp and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of reorganization, Lincoln Park Bancorp has undertaken that it will not terminate this registration for a period of at least three years following the reorganization.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                              FINANCIAL STATEMENTS
                   (With Independent Auditors' Report Thereon)
      ---------------------------------------------------------------------




                                      INDEX
                                      -----


                                                                       Page
                                                                  --------------

Management Responsibility Statement                                    F-2


Independent Auditors' Report                                           F-3


Statements of Financial Condition as of June 30, 2004
  (Unaudited), and December 31, 2003 and 2002                          F-4


Statements of Income for the Six Months Ended June 30, 2004            F-5
  and 2003 (Unaudited), and for the Years Ended
  December 31, 2003 and 2002


Statements of Comprehensive Income for the Six Months Ended            F-6
  June 30, 2004 and 2003 (Unaudited), and for the Years Ended
  December 31, 2003 and 2002


Statements of Retained Earnings for the Six Months Ended               F-7
  June 30, 2004 (Unaudited), and for the Years Ended
  December 31, 2003 and 2002


Statements of Cash Flows for the Six Months Ended June 30, 2004        F-8
  and 2003 (Unaudited), and for the Years Ended December 31,
  2003 and 2002


Notes to Financial Statements                                       F-9 - F-34


All schedules are omitted as the required information is either not applicable or is presented in the financial statements.

The financial statements of Lincoln Park Bancorp have been omitted because Lincoln Park Bancorp has not yet been formed and therefore has not issued any stock, has no assets and no liabilities and has not conducted any business.

                                                        March 11, 2004



                       MANAGEMENT RESPONSIBILITY STATEMENT


Management of Lincoln Park Savings and Loan Association is responsible for the preparation of the financial statements and all other financial information included in this report. Financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. All financial information included in the report agrees with the financial statements. In preparing the financial statements, management makes informed estimates and judgements, with consideration given to materiality, about the expected results of various events and transactions.

Management maintains a system of internal accounting control that includes personnel selection, appropriate division of responsibilities, and formal procedures and policies consistent with high standards of accounting and administrative practice. Consideration has been given to the necessary balance between the costs of systems of internal control and the benefits derived.

Management reviews and modifies its system of accounting and internal control in light of changes in conditions and operations as well as in response to recommendations from the independent certified public accountants. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and financial information is reliable.

The Board of Directors is responsible for determining that management fulfills its responsibilities in the preparation of financial statements and the control of operations. The Board appoints the independent certified public accountants. The Board meets with management and the independent certified public accountants, approves the overall scope of audit work and related fee arrangements, and reviews audit reports and findings.


                        /s/ Donald S. Hom
                        ----------------------------------------------------
                        Donald S. Hom, President


                        /s/ Nandini S. Mallya
                        ----------------------------------------------------
                        Nandini S. Mallya, Vice President/Treasurer

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------




To The Board of Directors
Lincoln Park Savings and Loan Association




We have audited the accompanying statements of financial condition of Lincoln Park Savings and Loan Association (the "Association") as of December 31, 2003 and 2002, and the related statements of income, comprehensive income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to in the second preceding paragraph present fairly, in all material respects, the financial position of Lincoln Park Savings and Loan Association at December 31, 2003 and 2002, and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Radics & Co., LLC

Pine Brook, New Jersey
March 11, 2004


                                        LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                                            STATEMENTS OF FINANCIAL CONDITION
                                    ------------------------------------------------

                                                                                                   December 31,
                                                                           June 30,      --------------------------------
                                                           Note(s)           2004             2003             2002
                                                       ---------------  ---------------  ---------------  ---------------
                                                                          (Unaudited)
ASSETS

Cash and amounts due from depository institutions                          $ 1,238,513      $ 1,423,614      $ 1,335,169
Interest-bearing Deposits                                                    2,594,335        1,658,854        1,325,761
Federal funds sold                                                                   -                -          900,000
                                                                           -----------      -----------      -----------

  Total cash and cash equivalents                          1 and 15          3,832,848        3,082,468        3,560,930

Term deposits                                              2 and 15            372,438        1,060,190        2,838,393
Securities available for sale                             1, 3 and 15        5,023,721        5,811,339        3,652,310
Securities held to maturity                               1, 4 and 15       14,865,499       13,507,348       16,378,381
Loans receivable, net of allowance for loan losses      1, 5, 9 and 15
  of $112,710 (unaudited), $126,206 and
  $91,446, respectively                                                     52,306,722       48,913,463       34,410,095
Premises and equipment                                     1 and 6             947,086          940,598          956,113
Federal Home Loan Bank of New York Stock                   9 and 15            754,600          569,500          345,200
Interest receivable                                       1, 7 and 15          363,045          355,881          374,082
Other assets                                                                   277,180           40,343           44,009
                                                                           -----------      -----------      -----------

  Total assets                                                             $78,743,139      $74,281,130      $62,559,513
                                                                           ===========      ===========      ===========

LIABILITIES AND RETAINED EARNINGS

LIABILITIES

Deposits                                                   8 and 15        $57,794,437      $57,290,264      $53,365,134
Advances from Federal Home Loan Bank of New York           9 and 15         15,090,006       11,389,477        4,000,000
Advance payments by borrowers for taxes and insurance                          349,585          291,545          231,653
Other Liabilities                                             11               162,632          179,516          186,703
                                                                           -----------      -----------      -----------

  Total liabilities                                                         73,396,660       69,150,802       57,783,490
                                                                           -----------      -----------      -----------

Commitments and contingencies                             14 and 15                  -                -                -

RETAINED EARNINGS                                       10, 11, and 16

Retained earnings - substantially restricted                                 5,370,439        5,104,900        4,734,236
Accumulated other comprehensive (loss) income                                  (23,960)          25,428           41,787
                                                                           -----------      -----------      -----------

  Total retained earnings                                                    5,346,479        5,130,328        4,776,023
                                                                           -----------      -----------      -----------

  Total liabilities and retained earnings                                  $78,743,139      $74,281,130      $62,559,513
                                                                           ===========      ===========      ===========

See notes to financial statements.


                                               LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                                                         STATEMENTS OF INCOME
                                             ----------------------------------------------

                                                                            Six Months Ended June 30,      Year Ended December 31,
                                                                         ------------------------------  ---------------------------
                                                             Note(s)        2004               2003         2003           2002
                                                          -------------  ----------        ------------  -----------    ------------
                                                                                  Unaudited)
Interest income:
  Loans                                                      1 AND 5     $1,336,705         $1,100,776   $ 2,364,106    $ 2,198,926
  Securities                                                    1           434,215            438,864       819,247        886,458
  Other interest-earning assets                                              15,381             52,765        78,960        144,139
                                                                         ----------         ----------   -----------    -----------

    Total interest income                                                 1,786,301          1,592,405     3,262,313      3,229,523
                                                                         ----------         ----------   -----------    -----------

Interest expense:
  Deposits:                                                     8
    NOW and Money Market                                                     65,425             75,343       142,717        189,401
    Savings and club                                                         85,156             87,022       168,988        216,080
    Certificates of deposit                                                 295,720            353,764       673,892        857,889
                                                                         ----------         ----------   -----------    -----------

                                                                            446,301            516,129       985,597      1,263,370
  Borrowings                                                                188,544            104,202       229,695         47,291
                                                                         ----------         ----------   -----------    -----------

    Total interest expense                                                  634,845            620,331     1,215,292      1,310,661
                                                                         ----------         ----------   -----------    -----------

Net interest income                                                       1,151,456            972,074     2,047,021      1,918,862
(Recovery of) provision for loan losses                      1 and 5        (13,496)            10,349        34,760          8,569
                                                                         ----------         ----------   -----------    -----------

Net interest income after (recovery of) provision
  for loan losses                                                         1,164,952            961,725     2,012,261      1,910,293
                                                                         ----------         ----------   -----------    -----------

Non-interest income:
  Fees and service charges                                                   44,625             41,795        87,355         76,372
  Gain on sales of securities                                3 and 4              -              5,204        47,499              -
  Impairment loss on security available for sale                                  -                  -             -        (85,000)
  Gain (loss) on calls of term deposits and securities
    held to maturity                                                          2,075             (2,319)       (2,270)       (27,447)
  Other                                                                      11,061             11,317        23,519         22,034
                                                                         ----------         ----------   -----------    -----------

    Total non-interest income (loss)                                         57,761             55,997       156,103        (14,041)
                                                                         ----------         ----------   -----------    -----------

Non-interest expenses:
  Salaries and employee benefits                               12           401,933            365,479       745,217        713,283
  Occupancy expense of premises                                 1            55,220             60,315       121,229        104,031
  Equipment                                                     1            97,655            104,862       207,206        190,387
  Advertising                                                                17,135             18,303        35,073         37,670
  Federal insurance premium                                                   4,372              4,336         8,643          8,321
  Other                                                        13           209,143            202,748       432,113        393,578
                                                                         ----------         ----------   -----------    -----------

    Total non-interest expenses                                             785,458            756,043     1,549,481      1,447,270
                                                                         ----------         ----------   -----------    -----------

Income before income taxes                                                  437,255            261,679       618,883        448,982
Income taxes                                                 1 and 11       171,716            103,489       248,219        172,846
                                                                         ----------         ----------   -----------    -----------

Net income                                                               $  265,539         $  158,190   $   370,664    $   276,136
                                                                         ==========         ==========   ===========    ===========

See notes to financial statements.


                                        LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                                           STATEMENTS OF COMPREHENSIVE INCOME
                                     ----------------------------------------------

                                                                         Six Months Ended June 30,        Year Ended December 31,
                                                                       ----------------------------    ----------------------------
                                                                           2004            2003            2003            2002
                                                                       ------------    ------------    ------------    ------------
                                                                               (Unaudited)

Net income                                                             $    265,539    $    158,190    $    370,664    $    276,136
                                                                       ------------    ------------    ------------    ------------

Other comprehensive (loss) income, net of income taxes:

  Unrealized holding (loss) gain on securities available for sale, net of deferred income taxes of $32,950, $(13,029),
    $(3,909) and $13,759, respectively                                      (49,388)         25,209          11,359         (28,560)

  Reclassification adjustment for realized (gain) loss on securities available for sale, net of deferred income taxes of $ - ,
    $1,520, $18,432 and $(33,949), respectively                                   -          (2,286)        (27,718)         51,051
                                                                       ------------    ------------    ------------    ------------

Other comprehensive (loss) income                                           (49,388)         22,923         (16,359)         22,491
                                                                       ------------    ------------    ------------    ------------

Comprehensive income                                                   $    216,151    $    181,113    $    354,305    $    298,627
                                                                       ============    ============    ============    ============

See notes to financial statements.


                                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                                         STATEMENTS OF RETAINED EARNINGS
                                 ----------------------------------------------

                                                                 Retained         Accumulated
                                                                Earnings -           Other
                                                               Substantially     Comprehensive
                                                                Restricted           Income            Total
                                                              ---------------   ----------------   --------------
Balance, December 31, 2001                                    $     4,458,100   $         19,296   $    4,477,396

Net income for the year ended December 31, 2002                       276,136                  -          276,136

Unrealized gain on securities
  available for sale, net                                                   -             22,491           22,491
                                                              ---------------   ----------------   --------------

Balance, December 31, 2002                                          4,734,236             41,787        4,776,023

Net income for the year ended December 31, 2003                       370,664                  -          370,664

Unrealized (loss) on securities
  available for sale, net                                                   -            (16,359)         (16,359)
                                                              ---------------   ----------------   --------------

Balance, December 31, 2003                                          5,104,900             25,428        5,130,328

Net income for the six months ended
  June 30, 2004 (unaudited)                                           265,539                  -          265,539

Unrealized (loss) on securities available for
  sale, net (unaudited)                                                     -            (49,388)         (49,388)
                                                              ---------------   ----------------   --------------

Balance, June 30, 2004 (unaudited)                            $     5,370,439   $        (23,960)  $    5,346,479
                                                              ===============   ================   ==============

See notes to financial statements.


                                             LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                                                     STATEMENTS OF CASH FLOWS
                                          ----------------------------------------------

                                                                          Six Months Ended June 30,       Year Ended December 31,
                                                                         ---------------------------    ---------------------------
                                                                             2004           2003            2003           2002
                                                                         ------------   ------------    ------------   ------------
                                                                                 (Unaudited)
Cash flows from operating activities:
  Net income                                                             $    265,539   $    158,190    $    370,664   $    276,136
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation of premises and equipment                                   32,071         41,024          82,563         87,597
      Amortization and accretion, net                                          18,258         17,672          44,897        (23,715)
      Impairment loss on security available for sale                                -              -               -         85,000
      Gain on sale of securities available for sale                                 -         (3,806)        (46,150)             -
      Gain on sale of security held to maturity                                     -         (1,349)         (1,349)             -
      (Gain) loss on calls of term deposits and securities held to             (2,075)         2,270           2,270         27,447
        maturity
      (Recovery of) provision for loan losses                                 (13,496)        10,349          34,760          8,569
      (Increase) decrease in interest receivable                               (7,164)        53,642          18,201        (74,269)
      (Increase) decrease in other assets                                    (236,837)         2,478           3,666         (8,947)
      Increase in accrued interest payable                                     10,383          3,673          15,447          7,675
      Deferred income taxes                                                    15,402         (4,346)        (18,470)       (17,792)
      (Decrease) increase in other liabilities                                (10,164)       (34,575)          9,000         17,560
                                                                         ------------   ------------    ------------   ------------

        Net cash provided by operating activities                              71,917        245,222         515,499        385,261
                                                                         ------------   ------------    ------------   ------------

Cash flows from investing activities:
  Purchases of term deposits                                                        -       (792,000)       (792,000)    (2,367,000)
  Proceeds from maturities and calls of term deposits                         690,000      1,882,588       2,575,637      2,377,000
  Purchases of securities available for sale                                        -              -      (3,799,688)      (700,760)
  Proceeds from maturities and calls of securities available for sale         650,000        600,000         700,000        100,008
  Principal repayments on securities available for sale                        48,573        284,566         432,772        302,349
  Proceeds from sales of securities available for sale                              -        103,362         764,945              -
  Purchases of securities held to maturity                                 (3,337,775)    (4,250,000)     (7,918,586)   (12,814,214)
  Proceeds from maturities and calls of securities held to maturity         1,615,000      6,450,000       8,550,000      2,689,919
  Principal repayments on securities held to maturity                         362,133      1,194,765       1,884,075      1,414,836
  Proceeds from sale of security held to maturity                                   -        100,000         100,000              -
  Proceeds from the sale of a loan participation                                    -              -         225,000              -
  Purchase of loans                                                                 -              -        (115,000)             -
  Net (increase) in loans receivable                                       (3,388,996)   (10,241,253)    (14,685,626)    (2,249,805)
  Additions to premises and equipment                                         (38,559)          (962)        (67,048)        (5,556)
  Purchase of Federal Home Loan Bank of New York Stock                       (204,200)        (7,400)       (237,800)       (28,500)
  Redemption of Federal Home Loan Bank of New York                             19,100              -          13,500              -
                                                                         ------------   ------------    ------------   ------------

      Net cash (used in) investing activities                              (3,584,724)    (4,676,334)    (12,369,819)   (11,281,723)
                                                                         ------------   ------------    ------------   ------------

Cash flows from financing activities:
  Net increase in deposits                                                    504,618      3,439,994       3,926,489      6,705,461
  Proceeds of advances from the Federal Home Loan Bank of New York          8,050,000      4,500,000      11,725,000      3,000,000
  Repayments of advances from the Federal Home Loan Bank of New York       (4,349,471)    (2,003,666)     (4,335,523)             -
  Increase (decrease) in advance payments by borrowers for taxes
    and insurance                                                              58,040         70,525          59,892        (15,658)
                                                                         ------------   ------------    ------------   ------------

      Net cash provided by financing activities                             4,263,187      6,006,853      11,375,858      9,689,803
                                                                         ------------   ------------    ------------   ------------

Net increase (decrease) in cash and cash equivalents                          750,380      1,575,741        (478,462)    (1,206,659)
Cash and cash equivalents - beginning                                       3,082,468      3,560,930       3,560,930      4,767,589
                                                                         ------------   ------------    ------------   ------------

Cash and cash equivalents - ending                                       $  3,832,848   $  5,136,671    $  3,082,468   $  3,560,930
                                                                         ============   ============    ============   ============

Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Income taxes                                                         $    183,068   $    166,404    $    270,404   $    163,644
                                                                         ============   ============    ============   ============
    Interest                                                             $    624,462   $    616,658    $  1,199,845   $  1,302,986
                                                                         ============   ============    ============   ============

See notes to financial statements.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        BUSINESS

        Lincoln Park Savings and Loan Association (the "Association") was founded in 1923 and is a New Jersey chartered institution primarily serving the counties of Morris and Passaic. The Association's business consists principally of obtaining deposits from the general public in our market area and using those funds to originate loans, primarily residential mortgage loans, and purchase securities.

        BASIS OF FINANCIAL STATEMENT PRESENTATION

        The financial statements of the Association have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statement of financial condition and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for loan losses. Management believes that the allowance for loan losses appropriately reflects loan losses which are probable and estimable at each period reported. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.

        In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

        The Association's unaudited interim financial statements are subject to possible adjustment in connection with the annual audit of Association's financial statements as of and for the year ending December 31, 2004. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for the periods presented. Operations for the three or six months period ended June 30, 2004, are not necessary indicative of the results to be expected for the full year.

        CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits having original maturities of three months or less and federal funds sold. Generally, federal funds sold are sold for one day periods.

        SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY

        Investments in debt securities that the Association has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

        SECURITIES AVAILABLE FOR SALE AND HELD TO MATURITY (CONT'D)

        Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of retained earnings.

        Premiums and discounts on all securities are amortized/accreted to maturity using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the financial statements when earned. Gains or losses on sales are recognized based on the specific identification method.

        LOANS RECEIVABLE

        Loans receivable are carried at unpaid principal balances plus net deferred loan origination costs, less the allowance for loan losses. Interest with respect to loans other than nonaccrual loans is accrued on the principal amount outstanding and credited to interest income as earned using the interest method. Loan origination fees and certain direct loan origination costs are deferred and amortized to interest income as an adjustment of yield over the contractual lives of the related loans.

        Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears on a contractual basis, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is place on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when interest or principal payments are no longer ninety days or more in arrears on a contractual basis and factors indicating doubtful collectibility no longer exist.

        ALLOWANCE FOR LOAN LOSSES

        An allowance for loan losses is maintained at a level considered necessary to absorb loan losses inherent in the loan portfolio. The allowance is decreased by loan charge-offs, increased by subsequent recoveries of loans previously charged off, and then adjusted, via either a charge or credit to operations, to an amount determined by management to be necessary. Loans, or portions thereof, are charged off when, after collection efforts are exhausted, they are determined to be uncollectible. Management of the Association, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions. The Association utilizes a two tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and
        (2) establishment of general valuation allowances on the remainder of its loan portfolio. The Association maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of potential impaired loans. Such system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of the borrowers.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                                           NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

        ALLOWANCE FOR LOAN LOSSES (CONT'D)

        Specific loan loss allowances are established for identified loans based on a review of such information and/or appraisals of the underlying collateral. General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Although management believes that necessary specific and general allowances for loan losses are established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may be necessary.

        Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan evaluated for impairment is deemed to be impaired when, based on current information and events, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Association does not aggregate such loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The Association did not have, during the periods covered in the financial statements, any loans deemed to be impaired.

        ALLOWANCE FOR UNCOLLECTED INTEREST

        The Association provides an allowance for the loss of uncollected interest on loans contractually delinquent ninety days or more. Such interest ultimately collected is credited to income in the period of recovery.

        CONCENTRATION OF RISK

        The Association's lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

        PREMISES AND EQUIPMENT

        Land is carried at cost. Building, building improvements and furniture, fixtures and equipment are carried at cost, less accumulated depreciation. Depreciation charges are computed on the straight-line method over the following estimated useful lives:

                Building                                30 to 50 years
                Building improvements                   5 to 25 years
                Furniture, fixtures and equipment       3 to 7 years

        Significant renovations and additions are charged to the property and equipment account. Maintenance and repairs are charged to expense in the period incurred.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)

        INTEREST-RATE RISK

        The Association is principally engaged in the business of attracting deposits from the general public and using these deposits, together with other funds, to make loans secured by real estate and to purchase securities.

        The potential for interest-rate risk exists as a result of the generally shorter duration of the Association's interest-sensitive liabilities compared to the generally longer duration of its interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of the Association's interest-earning assets and interest-bearing liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

        INCOME TAXES

        Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Association's tax return differs from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes. The tax effect of these temporary differences is accounted for as deferred taxes applicable to future periods. Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize all deferred tax assets.

        RECLASSIFICATION

        Certain amounts for prior periods have been reclassified to conform to the current period's presentation.

2.      TERM DEPOSITS

                                                                          December 31,
                                                   June 30,       ----------------------------
                                                    2004             2003             2002
                                                 -----------      -----------      -----------
                                                 (Unaudited)
Due within one year                              $   198,000      $   792,000      $ 2,376,000
Due after one through five years                      78,438          172,190           96,000
Due after five through ten years                      96,000           96,000          263,874
Due after ten years                                        -                -          102,519
                                                 -----------      -----------      -----------

                                                 $   372,438      $ 1,060,190      $ 2,838,393
                                                 ===========      ===========      ===========

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
      ---------------------------------------------------------------------


3.      SECURITIES AVAILABLE FOR SALE

                                                         June 30, 2004 (Unaudited)
                                           --------------------------------------------------------
                                                               Gross Unrealized
                                             Amortized    ---------------------------    Carrying
                                               Cost           Gains         Losses         Value
                                           -------------  -------------  ------------  ------------
U.S. Government Agencies:
  Due after one through five years         $     500,000  $           -         4,060  $    495,940
  Due after five through ten years             1,000,000              -        12,585       987,415
  Due after ten years                          2,199,696              -        35,173     2,164,523
                                           -------------  -------------  ------------  ------------

                                               3,699,696              -        51,818     3,647,878
                                           -------------  -------------  ------------  ------------

Corporate bonds:
  Due within one year                            602,344         16,180             -       618,524
  Due after one year through five years          204,054          9,445             -       213,499
                                           -------------  -------------  ------------  ------------

                                                 806,398         25,625             -       832,023
                                           -------------  -------------  ------------  ------------

Mortgage-backed securities
  Due after ten years                            206,479            965         8,855       198,589
                                           -------------  -------------  ------------  ------------

Municipal Bonds:
  Due after five through ten years               351,058              -         5,827       345,231
                                           -------------  -------------  ------------  ------------

                                           $   5,063,631  $      26,590  $     66,500  $  5,023,721
                                           =============  =============  ============  ============

                                                              December 31, 2003
                                           --------------------------------------------------------
                                                               Gross Unrealized
                                             Amortized    ---------------------------    Carrying
                                               Cost           Gains         Losses         Value
                                           -------------  -------------  ------------  ------------

U.S. Government Agencies:
  Due after one through five years         $     500,000  $           -  $      1,405  $    498,595
  Due after five through ten years             1,000,000              -         3,125       996,875
  Due after ten years                          2,199,688          4,687         8,422     2,195,953
                                           -------------  -------------  ------------  ------------

                                               3,699,688          4,687        12,952     3,691,423
                                           -------------  -------------  ------------  ------------

Corporate bonds:
  Due within one year                            599,696          6,772             -       606,468
  Due after one year through five years          709,292         44,608             -       753,900
  Due after ten years                            150,000          1,949             -       151,949
                                           -------------  -------------  ------------  ------------

                                               1,458,988         53,329             -     1,512,317
                                           -------------  -------------  ------------  ------------

Mortgage-backed securities
  Due after ten years                            259,116          2,061         9,599       251,578
                                           -------------  -------------  ------------  ------------

Municipal Bonds:
  Due after five through ten years               351,119          5,830           928       356,021
                                           -------------  -------------  ------------  ------------

                                           $   5,768,911  $      65,907  $     23,479  $  5,811,339
                                           =============  =============  ============  ============

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
       ------------------------------------------------------------------


3.      SECURITIES AVAILABLE FOR SALE (CONT'D.)

                                                               December 31, 2002
                                           --------------------------------------------------------
                                                               Gross Unrealized
                                             Amortized    ---------------------------    Carrying
                                               Cost           Gains         Losses         Value
                                           -------------  -------------  ------------  ------------
U.S. Government Agencies:
  Due after ten years                      $     500,000  $       1,405  $          -  $    501,405
                                           -------------  -------------  ------------  ------------

Corporate bonds:
  Due within one year                            302,600          3,948                     306,548
  Due after five through ten years             1,933,021         61,880             -     1,994,901
  Due after ten years                            150,000          5,026             -       155,026
                                           -------------  -------------  ------------  ------------

                                               2,385,621         70,854             -     2,456,475
                                           -------------  -------------  ------------  ------------

Mortgage-backed securities
  Due after ten years                            493,265          1,788             -       495,053
                                           -------------  -------------  ------------  ------------

Collateralized mortgage obligation:
  Due after ten years                            200,114              -           737       199,377
                                           -------------  -------------  ------------  ------------

                                           $   3,579,000  $      74,047  $        737  $  3,652,310
                                           =============  =============  ============  ============

At June 30, 2004 (unaudited), and at December 31, 2003 and 2002, all mortgage-backed securities held in the available for sale portfolio were issued by the Government National Mortgage Association ("GNMA").

The age of unrealized losses and the fair value of related securities available for sale are as follows:

                                     Less Than Twelve Months        Twelve Months or More                Total
                                   ---------------------------   ---------------------------   ---------------------------
                                                  Unrealized                    Unrealized                    Unrealized
                                     Fair Value     Losses         Fair Value     Losses         Fair Value     Losses
                                     ----------     ------         ----------     ------         ----------     ------
JUNE 30, 2004 (UNAUDITED)
U.S. Government Agencies          $   3,647,878  $      51,818   $     94,804  $      8,642    $  3,742,682  $      60,460
Mortgage-backed Securities               31,205            213              -             -          31,205            213
Municipal Bonds                         345,231          5,827              -             -         345,231          5,827
                                  -------------  -------------   ------------  ------------    ------------  -------------

                                  $   4,024,314  $      57,858   $     94,804  $      8,642    $  4,119,118  $      66,500
                                  =============  =============   ============  ============    ============  =============

December 31, 2003
U.S. Government Agencies          $   3,086,736  $      12,952   $          -  $          -    $  3,086,736  $      12,952
Mortgage-backed Securities              155,849          9,599              -             -         155,849          9,599
Municipal Bonds                          99,072            928              -             -          99,072            928
                                  -------------  -------------   ------------  ------------    ------------  -------------

                                  $   3,341,657  $      23,479   $          -  $          -    $  3,341,657  $      23,479
                                  =============  =============   ============  ============    ============  =============

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
       ------------------------------------------------------------------


3.      SECURITIES AVAILABLE FOR SALE (CONT'D)

Management does not believe that any individual unrealized loss at June 30, 2004 (unaudited), and December 31, 2003, represents an other-than-temporary impairment. The unrealized losses are related to securities issued by U.S. government agencies and municipal governments and are due to changes in interest rates. Management has the intent and the Association has the ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

During the year ended December 31, 2003, securities available for sale were sold for net proceeds of $764,945, resulting in gross gains of $46,150. During the six months ended June 30, 2003 (unaudited), securities available for sale were sold for net proceeds of $103,362, resulting in gross gains of $3,806. There were no sales of securities available for sale during the year ended December 31, 2002, and the six months ended June 30, 2004 (unaudited).

4.      SECURITIES HELD TO MATURITY

                                                                    June 30, 2004 (Unaudited)
                                                    -----------------------------------------------------------
                                                                         Gross Unrealized
                                                       Carrying      --------------------------    Estimated
                                                        Value            Gains        Losses       Fair Value
                                                    --------------   ------------  ------------   -------------
U.S. GOVERNMENT AGENCIES:
  DUE AFTER ONE THROUGH FIVE YEARS                  $      250,000   $        480  $          -   $     250,480
  DUE AFTER FIVE YEARS THROUGH TEN YEARS                 3,710,346              -        72,922       3,637,424
  DUE AFTER TEN YEARS                                    6,747,336          1,495       273,236       6,475,595
                                                    --------------   ------------  ------------   -------------

                                                        10,707,682          1,975       346,158      10,363,499
                                                    --------------   ------------  ------------   -------------

CORPORATE BONDS:
  DUE WITHIN ONE YEAR                                      235,243          6,348             -         241,591
  DUE AFTER ONE YEAR THROUGH FIVE YEARS                    582,292         32,529             -         614,821
  DUE AFTER FIVE YEARS THROUGH TEN YEARS                   958,518          3,429        15,000         946,947
  AFTER TEN YEARS                                          500,000              -        25,937         474,063
                                                    --------------   ------------  ------------   -------------

                                                         2,276,053         42,306        40,937       2,277,422
                                                    --------------   ------------  ------------   -------------

MORTGAGE-BACKED SECURITIES:
  DUE AFTER ONE YEAR THROUGH FIVE YEARS                     12,660            661             -          13,321
  DUE AFTER FIVE YEARS THROUGH TEN YEARS                       228              7             -             235
  DUE AFTER TEN YEARS                                    1,378,008         19,205         8,384       1,388,829
                                                    --------------   ------------  ------------   -------------

                                                         1,390,896         19,873         8,384       1,402,385
                                                    --------------   ------------  ------------   -------------
MUNICIPAL BONDS:
  DUE AFTER TEN YEARS                                      490,868          2,069        14,258         478,679
                                                    --------------   ------------  ------------   -------------

                                                    $   14,865,499   $     66,223  $    409,737   $  14,521,985
                                                    ==============   ============  ============   =============

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
       ------------------------------------------------------------------


4.      SECURITIES HELD TO MATURITY (CONT'D)

                                                                         December 31, 2003
                                                    -----------------------------------------------------------
                                                                         Gross Unrealized
                                                       Carrying      --------------------------    Estimated
                                                        Value            Gains        Losses       Fair Value
                                                    --------------   ------------  ------------   -------------
U.S. Government Agencies:
  Due after five years through ten years            $    4,058,929   $     16,827  $     34,215   $   4,041,541
  Due after ten years                                    4,759,192         27,016       130,575       4,655,633
                                                    --------------   ------------  ------------   -------------

                                                         8,818,121         43,843       164,790       8,697,174
                                                    --------------   ------------  ------------   -------------

Corporate bonds:
  Due within one year                                      199,729          2,452             -         202,181
  Due after one year through five years                    781,954         59,346             -         841,300
  Due after five years through ten years                 1,059,040         20,691         7,000       1,072,731
  Due after ten years                                      500,000              -        12,275         487,725
                                                    --------------   ------------  ------------   -------------

                                                         2,540,723         82,489        19,275       2,603,937
                                                    --------------   ------------  ------------   -------------

Mortgage-backed securities:
  Due after one year through five years                     91,814          5,073           182          96,705
  Due after five years through ten years                     2,822            170             -           2,992
  Due after ten years                                    1,663,031         42,000         9,432       1,695,599
                                                    --------------   ------------  ------------   -------------

                                                         1,757,667         47,243         9,614       1,795,296
                                                    --------------   ------------  ------------   -------------
Municipal bonds:
  Due after ten years                                      390,837          8,706             -         399,543
                                                    --------------   ------------  ------------   -------------

                                                    $   13,507,348   $    182,281  $    193,679   $  13,495,950
                                                    ==============   ============  ============   =============

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
       ------------------------------------------------------------------


4.      SECURITIES HELD TO MATURITY (Cont'd.)

                                                                        December 31, 2002
                                                    -----------------------------------------------------------
                                                                         Gross Unrealized
                                                       Carrying      --------------------------    Estimated
                                                        Value            Gains        Losses       Fair Value
                                                    --------------   ------------  ------------   -------------

U.S. Government Agencies:
  Due after one year through five years             $      250,000   $      2,735  $          -   $     252,735
  Due after five years through ten years                 5,760,072         56,951             -       5,817,023
  Due after ten years                                    3,802,384         20,724        20,265       3,802,843
                                                    --------------   ------------  ------------   -------------

                                                         9,812,456         80,410        20,265       9,872,601
                                                    --------------   ------------  ------------   -------------
Corporate bonds:
  Due within one year                                      449,478              -         6,675         442,803
  Due after one year through five years                    892,433         22,408             -         914,841
  Due after five years through ten years                   197,869         12,532             -         210,401
  Due after ten years                                      750,000              -           530         749,470
                                                    --------------   ------------  ------------   -------------

                                                         2,289,780         34,940         7,205       2,317,515
                                                    --------------   ------------  ------------   -------------
Mortgage-backed securities:
  Due within one year                                           29              -             -              29
  Due after one year through five years                      8,355            584             -           8,939
  Due after five years through ten years                    22,727          1,319             -          24,046
  Due after ten years                                    2,927,758         94,936         3,676       3,019,018
                                                    --------------   ------------  ------------   -------------

                                                         2,958,869         96,839         3,676       3,052,032
                                                    --------------   ------------  ------------   -------------
Municipal bonds:
  Due after five years through ten years                   251,380          3,358             -         254,738
  Due after ten years                                      390,787          4,858             -         395,645
                                                    --------------   ------------  ------------   -------------

                                                           642,167          8,216             -         650,383
                                                    --------------   ------------  ------------   -------------

Collateral mortgage obligation:
  Due after five years through ten years                    24,437              -           573          23,864
  Due after ten years                                      650,672          1,236         5,684         646,224
                                                    --------------   ------------  ------------   -------------

                                                           675,109          1,236         6,257         670,088
                                                    --------------   ------------  ------------   -------------

                                                    $   16,378,381   $    221,641  $     37,403   $  16,562,619
                                                    ==============   ============  ============   =============

At June 30, 2004 (unaudited), and at December 31, 2003 and 2002, all mortgage-backed securities in the held to maturity portfolio were issued by GNMA, the Federal National Mortgage Association ("FNMA") or the Federal Home Loan Mortgage Corporation (FHLMC").

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
       ------------------------------------------------------------------


4.      SECURITIES HELD TO MATURITY (Cont'd.)

The age of unrealized losses and the fair value of related securities held to maturity are as follows:

                                     Less Than Twelve Months        Twelve Months or More                Total
                                   ---------------------------   ---------------------------   ---------------------------
                                                  Unrealized                    Unrealized                    Unrealized
                                     Fair Value     Losses         Fair Value     Losses         Fair Value     Losses
                                     ----------     ------         ----------     ------         ----------     ------
JUNE 30, 2004 (UNAUDITED)

U.S. Government Agencies          $   3,154,405  $     145,595   $  6,457,119  $    200,563    $  9,611,524  $     346,158
Corporate Bonds                         930,313         19,687        228,750        21,250       1,159,063         40,937
Mortgage-backed Securities              316,814          2,211        264,945         6,173         581,759          8,384
Municipal Bonds                         451,822         14,258              -             -         451,822         14,258
                                  -------------  -------------   ------------  ------------    ------------  -------------

                                  $   4,853,354  $     181,751   $  6,950,814  $    227,986    $ 11,804,168  $     409,737
                                  =============  =============   ============  ============    ============  =============

DECEMBER 31, 2003
U.S. Government Agencies          $   3,849,680  $     150,320   $    785,530  $     14,470    $  4,635,210  $     164,790
Mortgage-backed Securities              430,725         19,275              -             -         430,725         19,275
Municipal Bonds                         347,717          4,769         70,240         4,845         417,957          9,614
                                  -------------  -------------   ------------  ------------    ------------  -------------

                                  $   4,628,122  $     174,364   $    855,770  $     19,315    $  5,483,892  $     193,679
                                  =============  =============   ============  ============    ============  =============

Management does not believe that any individual unrealized loss at June 30, 2004 (unaudited), and December 31, 2003, represents an other-than-temporary impairment. The unrealized losses on securities other than corporate bonds are related to securities issued by U.S. government agencies and municipal governments. The unrealized losses on corporate bonds at June 30, 2004 (unaudited), relate to four investment grade securities having a weighted average coupon rate of 3.67% and a weighted average maturity of approximately eleven years. Management believes that all unrealized losses are due to changes in interest rates. Management has the intent and the Association ability to hold the securities reflected in the above table for a time necessary to recover amortized cost.

During the year ended December 31, 2003, and six months ended June 30, 2003 (unaudited), a corporate bond held to maturity was sold for proceeds of $100,000, resulting in a gross gain of $1,349. Management determined that this particular issue was to be sold based upon significant deterioration of the issuer's creditworthiness. There were no sales of securities held to maturity during the year ended December 31, 2002, and six months ended June 30, 2004 (unaudited).

Securities held to maturity with a carrying value of $70,000, $77,000 and $139,000 at June 30, 2004 (unaudited) and December 31, 2003 and 2002, respectively, were pledged to secure public funds on deposits.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


5.      LOANS RECEIVABLE

                                                                      December 31,
                                               June 30,      -------------------------------
                                                 2004            2003               2002
                                             ------------    ------------       ------------
                                             (Unaudited)
Real Estate Mortgage:
  One to Four Family                         $ 35,308,648    $ 33,553,696       $ 21,466,273
  Multi-family                                    318,502         323,100            216,164
  Commercial                                    2,126,177       2,059,721          2,187,974
                                             ------------    ------------       ------------

                                               37,753,327      35,936,517         23,870,411
                                             ------------    ------------       ------------

Real Estate Construction                          450,000         380,000            180,000
                                             ------------    ------------       ------------
Consumer:
  Passbook or Certificate                          71,197         100,112            122,503
  Home Equity Line of Credit                    6,438,600       4,637,838          4,924,333
  Home Equity                                   7,540,968       7,670,198          5,144,805
  Auto                                            194,692         265,404            262,392
  Personal Unsecured                               76,610          48,150             24,974
  Overdraft Line of Credit                         16,058          16,640             12,882
                                             ------------    ------------       ------------

                                               14,338,125      12,738,342         10,491,889
                                             ------------    ------------       ------------

     Total Loans                               52,541,452      49,054,859         34,542,300
                                             ------------    ------------       ------------

Less: Deferred Loan (Costs), Net                  (82,980)        (75,910)           (53,741)
  Allowance for Loan Losses                       112,710         126,206            91,446
  Loans in Process                                205,000         91,100             94,500
                                             ------------    ------------       ------------

                                                  234,730         141,396            132,205
                                             ------------    ------------       ------------

                                             $ 52,306,722    $ 48,913,463       $ 34,410,095
                                             ============    ============       ============

Nonaccrual loans totalled approximately $90,000 , $356,000 and $245,000 at June 30, 2004 (unaudited) and December 31, 2003 and 2002, respectively. Interest income recognized on these loans during the six months ended June 30, 2004 and 2003 (unaudited), and the years ended December 31, 2003 and 2002, was approximately $1,000, $2,000, $15,000 and $19,000, respectively. Had these loans been performing in accordance with their original terms, interest income for the six months ended June 30, 2004 and 2003 (unaudited), and the years ended December 31, 2003 and 2002, would have been approximately $3,000, $4,000, $25,000 and $18,000, respectively. The Association is not committed to lend additional funds to the borrowers whose loans have been placed on nonaccrual status.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


5.      LOANS RECEIVABLE (CONT'D.)

The following is an analysis of the allowance for loan losses:

                                           Six Months Ended June 30,        Year Ended December 31,
                                          ----------       ----------     ----------       ----------
                                             2004             2003           2003            2002
                                          ----------       ----------     ----------       ----------
                                                 (Unaudited)
Balance - beginning                       $  126,206       $   91,446     $   91,446       $   82,877
Provision (credited)
  charged to operations                      (13,496)          10,349         34,760            8,569
Loans charged off                                  -                -              -                -
Recoveries of loans previously
  charged off                                      -                -              -                -
                                          ----------       ----------     ----------       ----------

Balance - ending                          $  112,710       $  101,795     $  126,206       $   91,446
                                          ==========       ==========     ==========       ==========

The Association grants loans to its officers and directors and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. Such loans totaled approximately $2,570,000, $3,141,000 and $2,062,000 at June 30, 2004 (unaudited), and December 31, 2003 and 2002, respectively. During the six months ended June 30, 2004 (unaudited), related party loan originations and repayments totaled approximately $70,000 and $641,000, respectively. During the year ended December 31, 2003, originations and repayments totaled $1,735,000 and $64,000, respectively.

6.      PREMISES AND EQUIPMENT

                                                                           December 31,
                                                      June 30,     ----------------------------
                                                        2004           2003             2002
                                                    -----------    -----------      -----------
                                                    (Unaudited)
Land                                                $    82,881    $    82,881      $    82,881
                                                    -----------    -----------      -----------

Building and improvements                             1,346,746      1,346,746        1,343,226
Less accumulated depreciation                           609,656        592,295          557,714
                                                    -----------    -----------      -----------

                                                        737,090        754,451          785,512
                                                    -----------    -----------      -----------

Furniture, fixtures and equipment                       713,484        674,925          611,398
Less accumulated depreciation                           586,369        571,659          523,678
                                                    -----------    -----------      -----------

                                                        127,115        103,266           87,720
                                                    -----------    -----------      -----------

                                                    $   947,086    $   940,598      $   956,113
                                                    ===========    ===========      ===========

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


7.      INTEREST RECEIVABLE


                                                                           December 31,
                                                      June 30,     ----------------------------
                                                        2004           2003             2002
                                                    -----------    -----------      -----------
                                                    (Unaudited)
                                                    -----------    -----------      -----------
Loans, net of allowance for uncollectible
  interest of $9,951 (unaudited), $18,591
  and $4,804, respectively                          $   204,487    $   191,400      $   162,361
Securities                                              156,838        161,747          203,979
Other interest-earning assets                             1,720          2,734            7,742
                                                    -----------    -----------      -----------

                                                    $   363,045    $   355,881      $   374,082
                                                    ===========    ===========      ===========

8.      DEPOSITS

                                             June 30,                                 December 31,
                                  ---------------------------   -------------------------------------------------------
                                               2004                          2003                      2002
                                  ---------------------------   --------------------------- ---------------------------
                                    Weighted                     Weighted                     Weighted
                                     Average                      Average                      Average
                                      Rate          Amount         Rate           Amount        Rate          Amount
                                  -------------  ------------   -------------  ------------ -------------  ------------
                                          (Unaudited)
Demand:
  Non-interest bearing                0.00%      $    736,893      0.00%       $  1,081,778     0.00%      $    941,256
  NOW and Money Market                1.00%        12,779,079      1.01%         12,590,412     1.37%        12,147,118
                                                 ------------                  ------------                ------------

                                      0.95%        13,515,972      0.93%         13,672,190     1.27%        13,088,374

Savings and Club                      1.01%        17,961,627      1.01%         17,416,961     1.41%        14,188,419

Certificates of Deposit               2.28%        26,316,838      2.31%         26,201,113     2.99%        26,088,341
                                                 ------------                  ------------                ------------

                                      1.57%      $ 57,794,437      1.58%       $ 57,290,264     2.15%      $ 53,365,134
                                                 ============                  ============                ============

At June 30, 2004 (unaudited), and December 31, 2003 and 2002, certificates of deposit of $100,000 or more totalled approximately $3,605,000, $3,185,000 and $2,950,000, respectively. Individual deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


8.      DEPOSITS (Cont'd.)

The scheduled maturities of certificates of deposit were as follows (in thousands):

                                                                 December 31,
                                            June 30,     ----------------------------
                                              2004           2003             2002
                                          -----------    -----------      -----------
                                          (Unaudited)
One year or less                          $    18,204    $    19,319      $    19,436
After one year to three years                   5,607          4,434            5,638
After three years                               2,506          2,448            1,014
                                          -----------    -----------      -----------

Total                                     $    26,317    $    26,201      $    26,088
                                          ===========    ===========      ===========

9.      ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

                                             June 30,                                 December 31,
                                  ---------------------------   -------------------------------------------------------
                                               2004                          2003                      2002
                                  ---------------------------   --------------------------- ---------------------------
                                    Weighted                     Weighted                     Weighted
                                     Average                      Average                      Average
         Maturing                     Rate          Amount         Rate           Amount        Rate          Amount
--------------------------------- -------------  ------------   -------------  ------------ -------------  ------------
                                          (Unaudited)

Within one year                       1.55%      $  1,500,000      1.39%       $  1,250,000     1.51%      $  1,250,000
After one but within two years        2.34%         1,725,000      2.17%          2,225,000     3.60%         1,250,000
After two but within three years      3.30%           250,000      3.30%            250,000     2.84%           250,000
After three but within four years     3.19%         4,867,945      3.71%          1,000,000     3.30%           250,000
After four but within five years      3.25%         5,083,378      3.03%          5,438,315     3.71%         1,000,000
After six but within seven years      3.03%           489,285         -                   -        -                  -
After nine but within ten years       4.03%         1,174,398      4.03%          1,226,162        -                  -
                                                 ------------                  ------------                ------------

                                      3.01%      $ 15,090,006      2.97%       $ 11,389,477     2.91%      $  4,000,000
                                                 ============                  ============                ============

At June 30, 2004 (unaudited), none of the above advances were subject to early call or redemption features.

At June 30, 2004 (unaudited), and December 31, 2003 and 2002, the advances were secured by a pledge of the Association's investment in the capital stock of the FHLB and a blanket assignment of the Association's unpledged qualifying mortgage loans.

10.     REGULATORY CAPITAL

The Association is subject to various regulatory capital requirements administered by the various banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Association. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


10.     REGULATORY CAPITAL (Cont'd.)

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to adjusted total assets (as defined). The following tables present a reconciliation of capital per GAAP and regulatory capital and information as to the Association's capital levels.

                                                                                          December 31,
                                                                     June 30,     ----------------------------
                                                                       2004           2003             2002
                                                                   -----------    -----------      -----------
(In Thousands)                                                     (Unaudited)
Gaap capital                                                       $     5,346    $     5,130      $     4,776
Less: Unrealized loss (gain) on securities available for sale               24            (25)             (42)
                                                                   -----------    -----------      -----------

Core and tangible capital                                                5,370          5,105            4,734
Add: general valuation allowance                                           113            126               91
                                                                   -----------    -----------      -----------

Total regulatory capital                                           $     5,483    $     5,231      $     4,825
                                                                   ===========    ===========      ===========


                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                          Minimum Capital            Prompt Corrective
                                                     Actual                 Requirements             Actions Provisions
                                            -----------------------  -------------------------   -------------------------
                                              Amount        Ratio      Amount          Ratio       Amount          Ratio
                                            ----------    ---------  ----------      ---------   ----------      ---------
                                                                      (Dollars in Thousands)

JUNE 30, 2004 (UNAUDITED)

Total Capital
  (to risk-weighted assets)                  $  5,483       12.96%    $  3,384         8.00%       $  4,230        10.00%

Tier 1 Capital
  (to risk-weighted assets)                     5,370       12.69%           -            -           2,538         6.00%

Core (Tier 1) Capital
  (to adjusted total assets)                    5,370        6.81%       3,153         4.00%          3,941         5.00%

Tangible Capital
  (to adjusted total assets)                    5,370        6.81%       1,182         1.50%              -            -

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


10.     REGULATORY CAPITAL (Cont'd.)

                                                                                                        To Be Well
                                                                                                     Capitalized Under
                                                                          Minimum Capital            Prompt Corrective
                                                     Actual                 Requirements             Actions Provisions
                                            -----------------------  -------------------------   -------------------------
                                              Amount        Ratio      Amount          Ratio       Amount          Ratio
                                            ----------    ---------  ----------      ---------   ----------      ---------
                                                                      (Dollars in Thousands)

DECEMBER 31, 2003

Total Capital
  (to risk-weighted assets)                  $  5,231       12.84%    $  3,259         8.00%       $  4,074        10.00%

Tier 1 Capital
  (to risk-weighted assets)                     5,105       12.53%           -            -           2,444         6.00%

Core (Tier 1) Capital
  (to adjusted total assets)                    5,105        6.88%       2,970         4.00%          3,712         5.00%

Tangible Capital
  (to adjusted total assets)                    5,105        6.88%       1,114         1.50%              -            -


DECEMBER 31, 2002

Total Capital
  (to risk-weighted assets)                  $  4,825       14.61%    $  2,643         8.00%       $  3,304        10.00%

Tier 1 Capital
  (to risk-weighted assets)                     4,734       14.33%           -            -           1,982         6.00%

Core (Tier 1) Capital
  (to adjusted total assets)                    4,734        7.58%       2,500         4.00%          3,125         5.00%

Tangible Capital
  (to adjusted total assets)                    4,734        7.58%         937         1.50%              -            -

As of November 24, 2003, the most recent notification from the Office of Thrift Supervision, the Association was categorized as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the institution's category.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


11.     INCOME TAXES (CONT'D)

The Association qualifies as a thrift institution under the provisions of the Internal Revenue Code and, therefore, must calculate its bad debt deduction using either the experience or the specific charge off method. Retained earnings at June 30, 2004 (unaudited), and at December 31, 2003 and 2002, includes approximately $730,000 of such bad debt, for which income taxes have not been provided. If such amount is used for purposes other than for bad debts losses, including distributions in liquidation, it will be subject to income tax at the then current rate.

The components of income taxes are summarized as follows:

                                               Six Months Ended
                                                    June 30,                Year Ended December 31,
                                          ---------------------------     ---------------------------
                                             2004             2003           2003            2002
                                          ----------       ----------     ----------       ----------
                                                 (Unaudited)
Current income tax expense:
   Federal                                $  120,276       $   76,225     $  192,748       $  159,915
   State                                      36,038           31,610         73,941           30,723
                                          ----------       ----------     ----------       ----------

                                             156,314          107,835        266,689          190,638
                                          ----------       ----------     ----------       ----------
Deferred income tax expense (benefit):
   Federal                                    11,931           (3,367)       (14,308)         (20,349)
   State                                       3,471             (979)        (4,162)           2,557
                                          ----------       ----------     ----------       ----------

                                              15,402           (4,346)       (18,470)         (17,792)
                                          ----------       ----------     ----------       ----------

                                          $  171,716       $  103,489     $  248,219       $  172,846
                                          ==========       ==========     ==========       ==========

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


11.     INCOME TAXES

The tax effects of existing temporary difference that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are as follows:

                                                                                          December 31,
                                                                     June 30,     ----------------------------
                                                                       2004           2003             2002
                                                                   -----------    -----------      -----------
                                                                   (Unaudited)
DEFERRED INCOME TAX ASSETS

Allowance for loan losses                                          $    45,017    $    50,407      $    23,756
Deferred loan fees and costs                                             1,936          2,713            5,078
Unrealized loss on securities available for sale                        15,950              -                -
Other                                                                    4,277          7,840            2,311
                                                                   -----------    -----------      -----------

                                                                        67,180         60,960           31,145
DEFERRED INCOME TAX LIABILITIES
                                                                   -----------    -----------      -----------

Depreciation                                                            75,717         70,045           58,700
Unrealized gain on securities available for sale                             -         17,000           31,523
                                                                   -----------    -----------      -----------

                                                                        75,717         87,045           90,223
                                                                   -----------    -----------      -----------

Net deferred tax liabilities included in other liabilities         $     8,537    $    26,085      $    59,078
                                                                   ===========    ===========      ===========

The following table presents a reconciliation between the reported income taxes and the income taxes which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                              Six Months Ended
                                                                   June 30,                Year Ended December 31,
                                                         ---------------------------     ---------------------------
                                                            2004             2003           2003             2002
                                                         ----------       ----------     ----------       ----------
                                                                 (Unaudited)
Federal income tax expense                               $  148,667       $   88,971     $  210,420       $  152,654
Increases (reductions) in income taxes resulting from:
   New Jersey corporate business tax,
   net of federal income tax effect                          26,076           20,216         46,054           21,965
   Other items, net                                          (3,027)          (5,698)        (8,255)          (1,773)
                                                         ----------       ----------     ----------       ----------

Effective income tax                                     $  171,716       $  103,489     $  248,219       $  172,846
                                                         ==========       ==========     ==========       ==========

Effective income tax rate                                     39.3%            39.5%          40.1%            38.5%
                                                              =====            =====          =====            =====

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
        -----------------------------------------------------------------


12.     PROFIT SHARING PLAN

The Association has established a non-contributory defined contribution profit sharing plan covering all eligible (attainment of age 21 and one year of service) employees. Total profit sharing plan expense for the six months ended June 30, 2004 and 2003 (unaudited) and for the years ended December 31, 2003 and 2002, was approximately $19,000, $19,000, $34,000 and $31,000, respectively.

13.     OTHER NON-INTEREST EXPENSES

                                                   Six Months Ended                    Year Ended
                                                        June 30,                      December 31,
                                              ---------------------------     ---------------------------
                                                 2004             2003           2003             2002
                                              ----------       ----------     ----------       ----------
                                                      (Unaudited)
Directors' compensation                       $   68,480       $   54,660     $  126,300       $  123,050
Supervisory examinations and assessments          19,005           21,737         39,441           20,421
Bank service charges                              17,911           15,675         34,680           35,787
Money access card network charges                 15,826           15,175         33,788           35,283
Stationery and printing                           16,754           18,578         37,283           38,081
Insurance                                         16,389           15,345         31,534           27,460
Other                                             54,778           61,578        129,087          113,496

                                              ----------       ----------     ----------       ----------
                                              $  209,143       $  202,748     $  432,113       $  393,578
                                              ==========       ==========     ==========       ==========

14.     COMMITMENTS AND CONTINGENCIES

The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit. The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
      ---------------------------------------------------------------------


14.     COMMITMENTS AND CONTINGENCIES (CONT'D.)

The Association's outstanding commitments were as follows (in thousands):

                                                                   December 31,
                                                June 30,    --------------------------
                                                  2004         2003           2002
                                              -----------   ----------     -----------
                                              (Unaudited)
To Originate Loans:
   Fixed rate mortgage                         $      513   $   1,520       $     817
   Adjustable rate nortgage                           595         470             150
   Floating rate construction                         300           -               -
   Consumer                                           650           9             120

To Fund Lines of Credit:
   Home equity                                      7,517       7,418           5,345
   Overdraft                                           73          63              45

At June 30, 2004 (unaudited), fixed rate mortgage commitments were at interest rates ranging from 5.625% to 6.00% and consumer loan commitments consisted of home equity loans at fixed interest rates ranging from 5.00% to 5.75%. At December 31, 2003, fixed rate mortgage commitments were at interest rates ranging from 6.00% to 6.50%.

Undisbursed funds from approved lines of credit, unless they are specifically cancelled by notice to or from the Association, represent firm commitments available to the respective borrowers on demand. The interest rates charged on funds disbursed under the homeowners' equity lending program range from the prime rate minus 1.00% to 2.75% above the prime rate. Funds drawn on the unsecured credit reserve program are assessed interest at a rate of 16%.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but primarily includes residential real estate properties.

The Association also has, in the normal course of business, commitments for services and supplies. Management does not anticipate losses on any of these transactions.

The Association, from time to time, may be a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the financial statements.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
      ---------------------------------------------------------------------

15.     ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Significant estimations were used for the purposes of this disclosure. Estimated fair values have been determined by the Association using the best available data and estimation methodology suitable for each category of financial instruments. Fair value estimates, methods and assumptions are set forth below for the financial instruments.

        CASH AND CASH EQUIVALENTS AND INTEREST RECEIVABLE

        The carrying amounts for cash and cash equivalents and interest receivable approximate fair value because they mature in three months or less.

        SECURITIES

        The fair value of securities, both available for sale and held to maturity, are based on quoted market or dealer prices, if available. If quoted market or dealer prices are not available, fair value is estimated using quoted market prices for similar securities.

        LOANS RECEIVABLE

        Fair value is estimated by discounting future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

        DEPOSITS

        The fair value of demand deposit, passbook and club accounts is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities. The fair value estimates do not include the benefit that results from the low-cost funding provided by deposit liabilities compared to the cost of borrowing funds in the market.

        ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

        Fair value is estimated using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

        COMMITMENTS TO EXTEND CREDIT

        The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

        As of June 30, 2004 (unaudited), the fair value of the commitments to extend credit were not considered to be material.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
      ---------------------------------------------------------------------


15.     ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONT'D)

The carrying values and estimated fair values of financial instruments at June 30, 2004 (unaudited) are as follows (in thousands):

Financial Assets                                            Value        Value
---------------------                                    ----------   ----------

Cash and cash equivalents                                $    3,833   $    3,833
Term deposits                                                   372          371
Securities available per sale                                 5,024        5,024
Securities held to maturity                                  14,865       14,522
Loans receivable, net                                        52,307       52,783
Federal home loan bank of
   New York Stock                                               755          755
Interest receivable                                             363          363

Financial Liabilities
---------------------
Deposits                                                     57,794       57,853
Advances from the Federal
   Home Loan Bank of New York                                15,090       14,473

The fair value estimates are made at a discrete point in time based on relevant market information and information about the financial instruments. Because no market exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, fair value estimates are based on existing on-and-off balance sheet financial instruments, without attempting to estimate the value of anticipated future business, and exclude the value of assets and liabilities that are not considered financial instruments. Other significant assets and liabilities that are not considered financial assets and liabilities include premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Finally, reasonable comparability between financial institutions may not be likely due to the wide range of permitted valuation techniques and numerous estimates which must be made given the absence of active secondary markets for many of the financial instruments. This lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated fair values.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
      ---------------------------------------------------------------------

16.     PROPOSED CONVERSION TO STOCK FORM OF OWNERSHIP (UNAUDITED)

On May 13, 2004, the Board of Directors of the Association unanimously adopted the Plan of Reorganization from Mutual Savings Association to Mutual Holding Company and Stock Issuance (the "Plan"). Pursuant to the Plan, the Association will: (i) convert to a stock savings Association as the successor to the Association in it current mutual form; (ii) organize the Stock Holding Company as a federally-chartered corporation that will own 100% of the common stock of the Stock Association; and (iii) organize the Mutual Holding Company as a federally-chartered mutual holding company that will own at least 51% of the Common Stock of the Stock Holding Company so long as the Mutual Holding Company remains in existence. The Stock Association will succeed to the business and operations of the Association in its mutual form and the Stock Holding Company will sell a minority interest in its Common stock in a public stock offering. The Plan must be approved by both the OTS and by the Association's depositors as of the voting record date (the "Members").

In connection with the Mutual Holding Company reorganization, the Association is also converting from a New Jersey Chartered Savings and Loan Association to a New Jersey Chartered Savings Bank.

Following the completion of the reorganization, all depositors who had liquidation and other rights with respect to the association as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Association. In addition, all persons who become depositors of the Association subsequent to the reorganization will have such liquidation and other rights with respect to the Mutual Holding Company.

The Stock Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Association as determined by an independent appraisal. The Mutual Holding Company will maintain the majority ownership of the Stock Holding Company. Cost incurred in connection with the offering will be recorded as a reduction of the proceeds from the offering. If the transaction is not consummated, all costs incurred in connection with the transactions will be expensed. As of June 30, 2004, costs in the amount of approximately $193,000 were incurred in connection with the offering.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
      ---------------------------------------------------------------------

17.     RECENT ACCOUNTING PRONOUNCEMENTS

In December 2002, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effects of the method used on reported results.

On March 31, 2004, the FASB published an Exposure Draft, "Share-Based Payment", an Amendment of FASB Statements No. 123 and 95 (the "Exposure Draft"). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant-date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period. The cost of employee services received in exchange for liabilities would be measured initially at the fair value, rather than the previously allowed intrinsic value under APB Opinion No. 25, Accounting for Stock Issued to Employees, of the liabilities and would be remeasured subsequently at each reporting date through settlement date.

The proposed changes in accounting would replace existing requirements under SFAS No. 123, "Accounting for Stock-Based Compensation", and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, which did not require companies to expense options. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants ("AICPA") Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans", would remain unchanged.

The Exposure Draft provides that the proposed statement would be applied to public entities prospectively for fiscal years beginning after December 15, 2004, as if all share-based compensation awards vesting, granted, modified, or settled after December 15, 1994 had been accounted for using the fair value-based method of accounting. The FASB is soliciting comments on the Exposure Draft and is expected to issue the final statement in the fourth quarter of 2004.

The aforementioned pronouncements related to stock-based compensation have no effect on the Association's historical financial statements as we have not issued any stock-based compensation. We have not completed an analysis of the potential effects of this statement on our future financial statements. However, we intend to account for future stock-based compensation using the intrinsic value method under APB Opinion No. 25, providing such method is permitted at the time stock-based compensation is granted.

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
      ---------------------------------------------------------------------

17.     RECENT ACCOUNTING PRONOUNCEMENTS (CONT'D)

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133, "Implementation Issues," that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Such instruments may have been previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after September 15, 2003. The adoption of this statement did not have a material effect on our reported equity.

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. This interpretation clarifies that a guarantor is required to disclose: the nature of the guarantee, including the approximate term of the guarantee, how the guarantee arose, and the events or circumstances that would require the guarantor to perform under the guarantee; the maximum potential amount of future payments under the guarantee; the carrying amount of the liability, if any, for the guarantor's obligations under the guarantee; and the nature and extent of any recourse provisions or available collateral that would enable the guarantor to recover the amounts paid under the guarantee. This interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the obligations it has undertaken in issuing the guarantee, including its ongoing obligation to stand ready to perform over the term of the guarantee in the event that the specified triggering events or conditions occur. The objective of the initial measurement of that liability is the fair value of the guarantee at its inception. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the

                    LINCOLN PARK SAVINGS AND LOAN ASSOCIATION
                          NOTES TO FINANCIAL STATEMENTS
      ---------------------------------------------------------------------

17.     RECENT ACCOUNTING PRONOUNCEMENTS (CONT'D)

guarantor's fiscal year-end. The disclosure requirements in this interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of this interpretation did not have a material effect on our financial position or results of operations.

In December 2003, the FASB issued a revision to Interpretation 46, "Consolidation of Variable Interest Entities," which established standards for identifying a variable interest entity ("VIE") and for determining under what circumstances a VIE should be consolidated with its primary beneficiary. Application of this Interpretation is required in financial statements of public entities that have interests in special-purpose entities for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of VIEs is required in financial statements for periods ending after March 15, 2004. Small business issuers must apply this Interpretation to all other types of VIEs at the end of the first reporting period ending after December 15, 2004. The adoption of this Interpretation has not and is not expected to have a material effect on our financial position or results of operations.

         You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Lincoln Park Savings or Lincoln Park Bancorp may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

                              Lincoln Park Bancorp
             Proposed Holding Company for Lincoln Park Savings Bank


                         740,600 Shares of Common Stock
                  (Subject to Increase to up to 851,690 Shares)


                                 ---------------

                                   PROSPECTUS

                                 ---------------

                        Sandler O'Neill & Partners, L.P.

                                October ___, 2004

Until the later of January ___, 2005 or 90 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II:     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 545.121 of the Office of Thrift Supervision (OTS) regulations provides indemnification for directors and officers of the Association. Although there are no indemnification provisions in the charter and bylaws of the Registrant, all the directors and officers of the Registrant hold the same position with Lincoln Park Savings and Loan Association and have indemnification under OTS Regulations as described below.

        Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

        (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

                (i) Any amount for which that person becomes liable under a judgment in such action; and

                (ii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

        (b) Indemnification shall be made to such person under paragraph (b) of this Section only if:

                (i)     Final judgment on the merits is in his or her favor; or

                (ii)    In case of:

                        a.      Settlement,
                        b.      Final judgment against him or her, or
                        c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

        (c)     As used in this paragraph:

                (i) "Action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

                (iii) "Final Judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

                (iv) "Settlement" includes the entry of a judgment by consent or confession or a plea of guilty or of NOLO CONTENDERE.

ITEM 25.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


                                                                                       AMOUNT
       *     Legal Fees and Expenses............................................   $      180,000
       *     Accounting Fees and Expenses.......................................           60,000
       *     Conversion Agent and Data Processing Fees..........................           15,000
       *     Marketing Agent Fees and Expenses, including attorney's fees (1)...          156,000
       *     Appraisal and Business Plan Fees and Expenses......................           30,000
       *     Printing, Postage, Mailing and EDGAR...............................           70,000
       *     OTS Filing Fee.....................................................           14,400
       *     SEC Filing Fee.....................................................            1,100
       *     NASD Fee...........................................................            1,352
       *     State "Blue Sky" Legal and Filing Fees.............................           25,000
       *     Other..............................................................           28,148
                                                                                   --------------
       *     Total .............................................................   $      581,000
                                                                                   ==============

---------------------
*       Estimated
(1) Lincoln Park Bancorp has retained Sandler O'Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the midpoint of the offering range.

ITEM 26.     RECENT SALES OF UNREGISTERED SECURITIES

             Not Applicable.

ITEM 27.     EXHIBITS:

             The exhibits filed as part of this registration statement are as follows:

        (A)     LIST OF EXHIBITS

1.1 Engagement Letters between Lincoln Park Bancorp and Sandler O'Neill & Partners, L.P. *
1.2 Form of Agency Agreement between Lincoln Park Bancorp and Sandler O'Neill & Partners, L.P.*

2 Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan*

3.1     Charter of Lincoln Park Bancorp (see Exhibit 2)
3.2     Bylaws of Lincoln Park Bancorp (see Exhibit 2)
4       Form of Common Stock Certificate of Lincoln Park Bancorp*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*
8       Federal Tax Opinion of Luse Gorman Pomerenk & Schick*
10.1    Employee Stock Ownership Plan*
21      Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2    Consent of Radics & Co., LLC
23.3    Consent of RP Financial, LC.
24      Power of Attorney (set forth on signature page)
99.1    Appraisal Agreement between Lincoln Park Bancorp and RP Financial, LC.*
99.2    Business Plan Agreement between Lincoln Park Bancorp and RP Financial,
        LC.*
99.3    Appraisal Report of RP Financial, LC.**
99.3.1  Updated Appraisal Report of RP Financial, LC.**
99.4    Letter of RP Financial LC. with respect to Subscription Rights*
99.5    Marketing Materials*
99.6    Order and Acknowledgment Form*

------------------
*       Previously filed.
**      Supporting financial schedules filed pursuant to Rule 202 of Regulation
        S-T.

ITEM 28.     UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii)Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) Include any additional or changed material information as the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement as the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

        (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the Borough of Lincoln Park, State of New Jersey on October 22, 2004.


                                      LINCOLN PARK BANCORP

                                      By:  /s/ Donald S. Hom
                                           -----------------------------------
                                           Donald S. Hom
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)

                                POWER OF ATTORNEY

        We, the undersigned directors and officers of Lincoln Park Bancorp (the "Company") hereby severally constitute and appoint Donald S. Hom as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Donald S. Hom may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Donald S. Hom shall do or cause to be done by virtue thereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.



            Signatures                                 Title                             Date
            ----------                                 -----                             ----

/s/ Donald S. Hom                       President and Chief Executive              October 22, 2004
--------------------------------        Officer (Principal Executive and
Donald S. Hom                           Financial Officer)


/s/ Nandini Mallya                      Vice President and Treasurer               October 22, 2004
--------------------------------
Nandini Mallya                          (Principal Accounting Officer)


/s/ Stanford Stoller                    Chairman of the Board and                  October 22, 2004
--------------------------------
Stanford Stoller                        Director


/s/ William H. Weisbrod                 Vice Chairman of the Board and             October 22, 2004
--------------------------------
William H. Weisbrod                     Director


/s/ David G. Baker                      Director                                   October 22, 2004
--------------------------------
David G. Baker


/s/ John F. Feeney                      Director                                   October 22, 2004
-------------------------------
John F. Feeney


/s/ Ronald M. Higgins                   Director                                   October 22, 2004
-------------------------------
Ronald M. Higgins


/s/ Edith M. Perrotti                   Director                                   October 22, 2004
-------------------------------
Edith M. Perrotti



    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 2004

                                                     REGISTRATION NO. 333-116639
================================================================================


                     ---------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                     ---------------------------------------





                                    EXHIBITS
                                       TO
                        PRE-EFFECTIVE AMENDMENT NO. 3 TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2



                              LINCOLN PARK BANCORP
                            LINCOLN PARK, NEW JERSEY





================================================================================

                                  EXHIBIT INDEX


1.1 Engagement Letters between Lincoln Park Bancorp and Sandler O'Neill & Partners, L.P.*
1.2 Form of Agency Agreement between Lincoln Park Bancorp and Sandler O'Neill & Partners, L.P.*

2 Plan of Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan*

3.1     Charter of Lincoln Park Bancorp (see Exhibit 2)
3.2     Bylaws of Lincoln Park Bancorp (see Exhibit 2)
4       Form of Common Stock Certificate of Lincoln Park Bancorp*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*
8       Federal Tax Opinion of Luse Gorman Pomerenk & Schick*
10.1    Employee Stock Ownership Plan*
21      Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)
23.2    Consent of Radics & Co., LLC
23.3    Consent of RP Financial, LC.
24      Power of Attorney (set forth on signature page)
99.1    Appraisal Agreement between Lincoln Park Bancorp and RP Financial, LC.*
99.2    Business Plan Agreement between Lincoln Park Bancorp and RP Financial,
        LC.*
99.3    Appraisal Report of RP Financial, LC.**
99.3.1  Updated Appraisal Report of RP Financial, LC.**
99.4    Letter of RP Financial, LC. with respect to Subscription Rights*
99.5    Marketing Materials*
99.6    Order and Acknowledgment Form*

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*       Previously filed.
**      Supporting financial schedules filed pursuant to Rule 202 of Regulation
        S-T.